Exhibit 99.1

Combined Financial Statements of

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

2011 and 2010

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	2

Independent Auditor’s Report

The Board of Directors of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

We have audited the accompanying Combined Statements of Financial Position of Actavis Pharma Holding 4 ehf. and Actavis S.à.r.l (the ‘Company’) as of 31 December 2011 and 2010 and the related Combined Statements of Income, Comprehensive Income, Cash Flows and Changes in Equity for the years then ended. These Combined Financial Statements are the responsibility of the Actavis Acquisition Debt S.à r.l’s management. Our responsibility is to express an opinion on these Combined Financial Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the Combined Financial Position of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l as of 31 December 2011 and 2010, and the results of their Combined Operations and their Combined Cash Flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Reykjavik, 20 June 2012

KPMG ehf.

/s/ Auður Þórisdóttir

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	3

Combined Income Statement for the years 2011 and 2010

	Notes	2011	2010
Net sales	6	1,808,146	1,690,296
Cost of sales		(949,018)	(930,302)

Gross profit		859,128	759,994

Other operating income	7	37,215	37,145
Sales and marketing expenses		(322,892)	(360,969)
Research and development expenses		(198,267)	(200,695)
General and administrative expenses		(199,987)	(453,128)

Profit (loss) from operations		175,197	(217,653)

Financial income		4,888	6,304
Financial expenses		(596,900)	(780,054)
Net exchange rate differences		(10,548)	(15,569)

Net financial expenses	9	(602,560)	(789,319)

Share of loss of equity accounted investees (net of income tax)	15	0	0

Loss before tax		(427,363)	(1,006,972)

Income tax	10	(26,923)	(14,490)

Loss from continuing operations		(454,286)	(1,021,462)

Discontinued operations

Loss from discontinued operations (net of income tax)	11	(630)	(18,561)

Loss for the year		(454,916)	(1,040,023)

Attributable to:
Owners of the Combined Company		(455,879)	(1,040,085)
Non-controlling interest		963	62

Loss for the year		(454,916)	(1,040,023)

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	4	Amounts are in thousands of Euro

Combined Statement of

Comprehensive Income for the years 2011 and 2010

	Notes	2011	2010

Loss for the year		(454,916)	(1,040,023)

Other comprehensive (loss) income
Foreign currency translation differences for foreign operations	9	(1,281)	76,064
Defined benefit actuarial losses	22	(1,264)	(2,777)
Income tax on actuarial losses	24	158	(328)

Other comprehensive (loss) income for the year, net of income tax		(2,387)	72,959

Total comprehensive loss for the year		(457,303)	(967,064)

Attributable to:
Owners of the Combined Company		(458,241)	(966,737)
Non-controlling interest		938	(327)

Total comprehensive loss for the year		(457,303)	(967,064)

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	5	Amounts are in thousands of Euro

Combined Statement of

Financial Position as at 31 December 2011 and 2010

	Notes	31.12.2011	31.12.2010
Assets
Non-current assets
Goodwill	12	2,876,734	2,869,256
Other intangible assets	13	801,731	775,558
Property, plant and equipment	14	510,410	493,342
Investments in equity accounted investees	15	482	447
Long term receivables	17	14,103	10,918
Deferred tax assets	24	73,117	74,685

Non-current assets		4,276,577	4,224,206

Current assets
Inventories	16	371,157	380,433
Trade and other receivables	17	476,306	470,860
Cash and cash equivalents	18	104,387	87,687

Current assets		951,850	938,980

Total assets		5,228,427	5,163,186

Equity
Net investment of the Combined Company	19	1,635,392	1,635,392
Other reserves	19	(94,520)	(93,264)
Accumulative deficit		(3,672,794)	(3,215,809)

Equity attributable to owners of the Combined Company		(2,131,922)	(1,673,681)
Non-controlling interest		13,831	13,666

Total equity		(2,118,091)	(1,660,015)

Liabilities
Non-current liabilities
Loans from Parent company	20	6,564,694	5,962,267
Loans and borrowings	21	1,568	437
Post-employment benefits	22	28,136	27,138
Obligations under finance leases	23	22,067	18,405
Provisions	26	77,768	212,246
Other long term liabilities	25	14,427	489
Deferred income tax liabilities	24	36,920	31,841

Non-current liabilities		6,745,580	6,252,823

Current liabilities
Loans from Parent company	20	6,002	1,620
Loans and borrowings	21	945	4,877
Tax liabilities		14,191	16,469
Accounts payable and other liabilities	25	514,435	513,520
Post-employment benefits	22	96	11,904
Obligations under finance leases	23	4,757	3,555
Provisions	26	60,512	18,433

Current liabilities		600,938	570,378

Total liabilities		7,346,518	6,823,201

Total equity and liabilities		5,228,427	5,163,186

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	6	Amounts are in thousands of Euro

Combined Statement of Cash Flows for the years 2011 and 2010

	Notes	2011	2010
Cash flows from operating activities

Loss for the year		(454,916)	(1,040,023)
Depreciation of property, plant and equipment	14	57,509	76,553
Amortisation of intangible assets	13	104,231	148,920
Impairment of intangible assets	13	37,028	64,206
Amortisation of financing fees		30,458	90,093
PIK interest and currency fluctuations		466,483	588,253
Changes in deferred taxes		5,899	(18,803)
Discontinued operations		0	18,561
Other changes		(664)	11,479

Working capital provided by (used in) operating activities		246,028	(60,761)

Changes in operating assets and liabilities:

Inventories, decrease (increase)		7,765	(50,476)
Receivables, (increase) decrease		(3,033)	96,768
Short-term liabilities, (decrease) increase		(96,409)	283,069

Changes in operating assets and liabilities		(91,677)	329,361

Net cash provided by operating activities		154,351	268,600

Cash flows to investing activities

Investments in intangible assets		(143,135)	(153,393)
Proceeds from sale of intangible assets		3,688	2,037
Investments in property, plant and equipment		(74,557)	(78,758)
Proceeds from sale of property and equipment		5,566	3,271
Proceeds from sale of subsidiaries		15,948	16,761
Acquisition of subsidiaries net of cash acquired	27	(26,787)	(40,254)
Loans to companies classified as discontinued operations		0	(3,735)

Net cash used in investing activities		(219,277)	(254,071)

Cash flows from financing activities

Increase in capital		0	12
Dividend paid to non-controlling interest		(773)	(751)
Proceeds from long-term borrowings net of direct cost		164,021	(13,744)
Payments of long-term debt		(74,225)	(16,191)
Changes in bank loans		(2,124)	(1,701)
Payments of finance lease obligations		(4,838)	(5,384)

Net cash provided by (used in) financing activities		82,061	(37,759)

Net change in cash and cash equivalents		17,135	(23,230)
Effects of foreign exchange adjustments on cash held		(435)	2,484
Cash and cash equivalents at beginning of year		87,687	108,433

Cash and equivalents at end of year		104,387	87,687

Other information
Interest paid		(86,018)	(110,893)
Income tax paid		(24,049)	(34,521)

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	7	Amounts are in thousands of Euro

Combined Statement of Changes in Equity for the years 2011 and 2010

	Equity attributable to owners of the Combined Company
	Share capital,
	premium and other reserves	Accumulative deficit	Total	Non-controlling interest	Total equity
Balance at 1 January 2010	1,465,663	(2,172,619)	(706,956)	14,744	(692,212)

Translation difference	76,453		76,453	(389)	76,064
Defined benefit plan actuarial losses		(3,105)	(3,105)	0	(3,105)

Net income and expenses recognised directly in equity	76,453	(3,105)	73,348	(389)	72,959

Loss of the period		(1,040,085)	(1,040,085)	62	(1,040,023)

Total comprehensive loss for the period	76,453	(1,043,190)	(966,737)	(327)	(967,064)

New shares issued	12		12		12
Dividends paid to non-controlling interest			0	(751)	(751)

Balance at 31 December 2010 / 1 January 2011	1,542,128	(3,215,809)	(1,673,681)	13,666	(1,660,015)

Translation difference	(1,256)		(1,256)	(25)	(1,281)
Defined benefit plan actuarial losses		(1,106)	(1,106)	0	(1,106)

Net income and expenses recognised directly in equity	(1,256)	(1,106)	(2,362)	(25)	(2,387)

Loss of the period		(455,879)	(455,879)	963	(454,916)

Total comprehensive loss for the period	(1,256)	(456,985)	(458,241)	938	(457,303)

Dividends paid to non-controlling interest			0	(773)	(773)

Balance at 31 December 2011	1,540,872	(3,672,794)	(2,131,922)	13,831	(2,118,091)

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	8	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

1.	Description of business

On April 25, 2012, Actavis Acquisition Debt S.à r.l. (“Actavis”) entered into a definitive Purchase Agreement with Watson Pharmaceuticals Inc. to sell Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. (hereinafter referred to as the “Company”) (see note 35).

•	Actavis Pharma Holding 4 ehf. is a limited liability company incorporated and domiciled in Iceland; and

•	Actavis S.à r.l. is incorporated as a “Société à Responsabilité Limitée” under the laws of the Grand-Duchy of Luxembourg on 5th August, 2010.

These historical Combined Financial Statements of the Company present the historical financial position and results of operations of these entities on a combined basis. These Combined Financial Statements were authorized for issuance on 20 June 2012 by the Board of Directors of the companies.

The Company specialises in the development, manufacturing and sale of generic pharmaceuticals in international markets and employees a total workforce of around 10,500 located in over 40 countries. The principal markets include USA, the United Kingdom, Nordic countries, Russia, Ukraine and Spain. The Company’s research and development facilities are located in Iceland, Malta, Indonesia, Romania, Italy, Bulgaria and the United States. The Company maintains modern manufacturing and packaging facilities in Bulgaria, Iceland, India, Indonesia, Italy, Malta, Romania, Russia, Serbia, UK, Netherlands and the United States. These plants produce a range of medicines in various formulations, including tablets, capsules, injectables, suppositories, sprays, steriles, powders, oral liquids and semi-solids.

2.	Basis of preparation

The Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (“IASB”). The Combined Financial Statements have been prepared on a historical cost basis, except for derivatives which are valued at fair value and defined benefit obligations which are recognized as the present value of defined benefit obligations less the net total of the plan assets and less unrecognised past service cost.

These Combined Financial Statements have been prepared from the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. together with the Financial Statements of Actavis S.à r.l. and reflect the cash flows, revenues, expenses, assets, and liabilities of these entities on a combined basis. During the years 2011/2010 the Company operated as two legal entities each with separate shareholders’ equity. Owners’ Equity is therefore presented in lieu of combined shareholders’ equity representing the cumulative net investment by the combined shareholders of the Company.

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. are both controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the company’s. The ultimate controlling party of the combined company is Mr. Thor Bjorgolfsson.

During the years 2011/2010 the Company was dependent on funding provided by third party investors to intermediate parent companies within the Actavis Equity S.à r.l. group. This funding was made available to the Company through related party loan agreements between subsidiaries of the Company and various intermediate parent companies. These financial statements have been prepared on a going concern basis since, as set out in Note 20, the Company’s projected cash flows are sufficient to cover the interest payments on these related party loan agreements until the maturity date of 30 June 2013, and the Company expects to achieve either a refinancing or an alternative financing solution before such date.

A list of the entities included in the Combined Financial Statements including joint-ventures is presented in Notes 34 and 15. All significant inter-company transactions have been eliminated in the Combined Financial Statements of the Company.

Presentation currency

These Combined Financial Statements are presented in Euro. All financial information presented in Euro has been rounded to the nearest thousand.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	9	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Use of estimates and judgements

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about the carrying values af assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

Information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amount recognised in the Combined Financial Statements are described in the following notes:

•	Note 12 Measurement of the recoverable amounts of cash-generating units

•	Note 13 Capitalisation of internally generated intangible assets

•	Note 16 Measurement of the cost of inventories

•	Note 17 Measurement of recoverable amounts of trade receivables

•	Note 24 Measurement of deferred tax assets

•	Note 26 Estimate of provisions

3.	Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these Combined Financial Statements, and have been applied consistently by entities of the company.

Business combinations

Business combinations undertaken by the Actavis Pharma Holding 4 ehf. group have been accounted for in accordance with IFRS 3 Business Combinations (Revised). These transactions are reflected in accordance with the following accounting policy.

Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Company. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, the Company takes into consideration potential voting rights that currently are exercisable.

The Company measures goodwill at the acquisition date as:

•	the fair value of the consideration transferred, plus

•	the recognised amount of any non-controlling interests in the acquiree, plus

•	if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, less

•	the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

When the excess is negative, a bargain purchase gain is recognised immediately in the Income Statement.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts generally are recognised in the Income Statement.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	10	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Any contingent consideration payable is measured at fair value at the acquisition date. If the contingent consideration is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognised in the Income Statement.

When share-based payment afterwards (replacement awards) are required to be exchanged for awards held by the acquiree’s employees (acquiree’s awards) and relate to past services, the all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards relate to past and/or future service.

For acquisitions between 1 January 2004 and 1 January 2010, goodwill represents the excess of the cost of the acquisition over the Company’s interest in the recognised amount (generally fair value) of the identifiable assets, liabilities and contingent liabilities of the acquiree. When the excess was negative, a bargain purchase gain was recognised immediately in the Income Statement.

Transaction costs, other that those associated with the issue of debt or equity securities, that the Company incurred in connection with business combinations were capitalised as part of the cost of the acquisition.

As part of its transition to IFRSs, the Company elected to restate only those business combinations that occurred on or after 1 January 2003. In respect of acquisitions prior to 1 January 2003, goodwill represents the amount recognised under the Company’s previous accounting framework, Icelandic GAAP.

Acquisitions of non-controlling interest

Acquisitions of non-controlling interests are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognised as a result. Adjustments to non-controlling interests arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

Subsidiaries

As described in note 2, the Combined Financial Statements of the Company include the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. Subsidiaries are those entities that are controlled by Actavis Pharma 4 ehf. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The subsidiaries are fully consolidated in the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and, therefore, are also consolidated in the Combined Financial Statements of the Company. When the Company’s ownership in subsidiaries is less than 100%, non-controlling interest’s proportionate share of the subsidiaries results and equity is adjusted on an annual basis and shown as separate items in the Income Statement, Statement of Comprehensive Income and the Statement of Financial Position.

The results of subsidiaries acquired or disposed of during the year are included in the Consolidated Income Statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with those used by the Company.

iv) Investments in equity accounted investees

Joint ventures are those entities over whose activities the Company has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	11	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Investments in jointly controlled entities are accounted for using the equity method (equity accounted investees) and are recognised initially at cost. The Company’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The Combined Financial Statements include the Company’s share of the income and expenses and equity movements of equity accounted investees, after adjustments to align the accounting policies with those of the Company, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When the Company’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Company has an obligation or has made payments on behalf of the investee.

Foreign currencies

Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rates prevailing on the reporting date. Foreign exchange differences arising on translation are recognized in the Income Statement.

On combination, the assets and liabilities of the Company’s subsidiaries are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the year. Exchange differences arising, if any, are classified as other comprehensive income and transferred to the Company’s share capital, premium and other reserves. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.

Goodwill and fair value adjustments arising on the acquisition of foreign entities are treated as assets and liabilities of foreign entities and translated at the closing rate.

Revenue

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates and excluding sales and value added taxes. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible returns of goods can be estimated reliably, and there is no continuing management involvement with the goods. Payments received from customers in advance of performance of the Company’s obligations are included as deferred revenue and are not recognised as income until the obligations have been fulfilled.

Sale of dossiers is the sale of intellectual property which is proprietary scientific and medical information and technical data invented, developed or acquired by the Company. Other revenue represents sales not related to any production activity.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Advertising and promotion expenditure is charged to the Income Statement as incurred. Shipment cost on intercompany transfers are charged to cost of sales; distribution costs on sales to customers are included in sales and marketing expenditure. Restructuring costs are recognised in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken.

Research and development

Research and development expenditure charged to the Income Statement consists mainly of maintenance costs for the current commercial portfolio and startup expenses for new development projects. Maintenance costs are mainly annual fees, variations and other such costs related to servicing the portfolio currently on the market. Costs for new development projects is expensed up to the point that they are formally approved for development, from that point all costs are capitalised until the product is launched in a main market.

Lease payments

Payments made under operating leases are recognised in Income Statement on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	12	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

Financial income and expenses

Financial income comprises interest income on funds invested, dividend income and changes in the fair value of derivatives. Interest income is recognised as it accrues, using the effective interest method. Dividend income is recognised on the date that the Company’s right to receive payment is established.

Financial expenses comprise interest expense on loans and borrowings, finance leases, retirement obligation, unwinding of the discount on provisions and changes in the fair value of derivatives. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognised in the Income Statement using the effective interest method.

Foreign currency gains and losses are reported on a net basis as separate item in the Income Statement.

Income tax

Income tax comprises tax currently payable and deferred tax. Income tax is recognised in the Income Statement except to the extent that it relates to items recognised directly in equity or in other comprehensive income.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the Income Statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are not recognised for taxable temporary differences arising on investment in subsidiaries, except where the Company is not able to control the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

A deferred tax asset is recognised only to the extent that it is probable that future benefits will be available against which the asset can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the Income Statement, except when it relates to items charged or credited directly to equity or in other comprehensive income, in which case the deferred tax is also dealt with in equity or in other comprehensive income.

Discontinued operations

A discontinued operation is a component of the Company’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative Income Statement and Cash Flow is re-presented as if the operation had been discontinued from the start of the comparative period.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	13	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Goodwill

Goodwill (negative goodwill) arises on the acquisition of subsidiaries.

Goodwill represents the excess of the cost of the acquisition over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. When the excess is negative (negative goodwill), it is recognised immediately in the Income Statement.

i) Subsequent measurement

Goodwill is measured at cost less accumulated impairment losses.

Other intangible assets

i) Development cost

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if it can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour costs, contract services and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognised in the Income Statement when incurred.

Capitalised development expenditure is measured at cost less accumulated amortisation and impairment losses.

ii) Product acquisitions

Product acquisitions include fully developed product design and In-licensed products, which are acquired from an independent third party, and have already been established as technically and commercially feasible. The capitalized expenditure consists of the purchase price and other direct cost associated with the acquisition. Product acquisition is measured at cost less accumulated amortisation and impairment losses.

iii) Customer relationships and trademarks

Customer relationships and trademarks that have been acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and impairment losses.

iv) Software

Software includes computer programs, databases and software development, where the software is not an integral part of the related hardware. If a computer software is integral to the functionality of the related equipment it is capitalised as part of that equipment. Software is measured at cost less accumulated amortisation and impairment losses.

v) Other intangibles

Other intangibles are non-specific intangible assets that are capitalized only if they can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour costs, contract services and overhead costs that are directly attributable to preparing the asset for its intended use.

Other intangibles are measured at cost less accumulated amortisation and impairment losses.

vi) Subsequent expenditure

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognised in the Income Statement when incurred.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	14	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

vii) Amortisation

Amortisation is recognised in the Income Statement on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date they are available for use. The amortisation rates used for the current and comparative periods are as follows:

Development cost	10 - 35%
Customer relationship	5 - 15%
Trademark	10 - 25%
Software	20 - 33%
Other intangibles	3 - 33%

Property, plant and equipment

i) Recognition and measurement

Property, plant and equipment are measured at acquisition or construction cost, less accumulated depreciation and accumulated impairment losses. Cost of self-constructed property, plant and equipment is calculated on the basis of directly attributable costs as well as an appropriate share of overheads.

ii) Subsequent costs

Subsequent costs are included in the assets carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

iii) Depreciation

The depreciable amount of assets is allocated on a straight-line basis over their expected useful lives. Depreciation methods, useful lives and residual values are reassessed at each reporting date. The depreciation for each year is recognised as an expense based on the following depreciation rates:

Property and plant	2 - 10%
Machinery and equipment	10 - 33%
Fixtures and office equipment	10 - 33%
Vehicles	10 - 20%

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or the lease term, if shorter.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. The corresponding liability is included in the Statement of Financial Position as an obligation under finance leases. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are classified as operating leases and the leased assets are not recognised on the Company’s Statement of Financial Position.

Impairment

i) Financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	15	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognised in the Income Statement.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. The reversal is recognised in the Income Statement.

ii) Non-financial assets

The carrying amounts of the Company’s non-current assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. For goodwill and other intangible assets that are not yet available for use, the recoverable amount is estimated at each reporting date.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that is largely independent from other assets and groups. Impairment losses are recognised in the Income Statement. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the units (group of units) on a pro rata basis.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Inventories

Inventories are stated at the lower of cost or net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overhead expenses that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realisable value represents the estimated selling price less the estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Financial instruments

i) Non derivative financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, loans and borrowings, and trade and other payables.

Non-derivative financial instruments are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured at amortised cost applying the effective interest method less any impairment losses.

A financial instrument is recognised if the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Company’s contractual rights to the cash flows from the financial assets expire or if the Company transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date; i.e., the date that the Company commits itself to purchase or sell the asset. Financial liabilities are derecognised if the Company’s obligations specified in the contract expire or are discharged or cancelled.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	16	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

ii) Derivative financial instruments

The Company holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. The principal derivative instruments used by the Company are interest rate swaps and forward foreign exchange contracts.

Derivative financial instruments are recognised in the Statement of Financial Position at fair value. Changes in the fair value of derivatives are recognised in the Income Statement. Derivatives with positive fair value are recognised as assets and derivatives with negative fair value are recognised as liabilities.

Hedge accounting is not applied to derivative instruments that economically hedge monetary assets and liabilities denominated in foreign currencies. Changes in the fair value of such derivatives are recognised in the Income Statement as part of foreign currency gains and losses.

iii) Equity attributable to owners of the Combined Company

a) Common shares

Incremental costs directly attributable to the issue of common shares and share options are recognised as a deduction from equity.

b) Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable cost, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity. Gains or losses on the purchase or sale of treasury shares are not recognised in the Income Statement.

c) Dividend

Dividend is recognised as a liability when approved by the Company’s shareholders.

Employee benefits

i) Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a seperate entity and has no legal or contructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in the Income Statement in the periods during which related services are rendered by employees.

ii) Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan.

The Company’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and any unrecognised past service costs and the fair value of any plan assets are deducted. The discount rates used have maturity dates approximating the terms of the Company’s obligations. The calculation is performed by a qualified actuary, using the projected unit credit method. The Company immediately recognises all actuarial gains and losses arising from defined benefit plans in other comprehensive income.

Provisions

A provision is recognised when the Company has a present legal or constructive obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions for restructuring costs are recognised when the Company has a detailed formal plan for the restructuring which has been notified to affected parties. Legal provisions are recognised to cover possible losses due to court cases.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	17	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2011, and have not been applied in preparing these Combined Financial Statements. None of these is expected to have a significant effect on the Combined Financial Statements of the Company.

4.	Determination of fair values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to the asset or liability in question.

Intangible assets

The fair value of patents and trademarks acquired in a business combination is based on the discounted estimated royalty payments that have been avoided as a result of the patent or trademark being owned. The fair value of other intangible assets is based on the discounted cash flows expected to be derived from the use and eventual sale of the assets.

Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing, wherein the parties had each acted knowledgeably, prudently, and without compulsion. The market value of items of plant, equipment, fixtures and fittings is based on the quoted market prices for similar items.

Inventories

The fair value of inventories acquired in a business combination is determined based on its estimated selling price in the ordinary course of business less the estimated costs of completion and sale, and a reasonable profit margin based on the effort required to complete and sell the inventory.

Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date.

Derivatives

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	18	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

5.	Exchange rates

The Company uses monthly averages of exchange rates to translate the results and cash flows of subsidiaries into Euro and period-end rates to translate their assets and liabilities. The currencies which most influence these translations, and the relevant exchange rates at year-end, were:

	2011	2010
Year end rates:
EUR/USD	1.2963	1.3287
EUR/RUB	41.4079	40.3331
EUR/RON	4.2980	4.2848
EUR/GBP	0.8409	0.8611
EUR/ISK	158.7892	153.2155

6.	Net sales

	2011	2010
Sales	1,760,234	1,622,868
Non Actavis product sales	44,564	65,528
Active Pharmaceutical Ingredients (API) sales	3,348	1,900

Total net sales	1,808,146	1,690,296

7.	Other operating income

	2011	2010
Sales of dossiers	10,494	12,259
Other revenue	26,721	24,886

Total other operating income	37,215	37,145

8.	Personnel expenses

	2011	2010
Wages and salaries	351,307	353,469
Compulsory social security contributions	32,851	30,517
Pensions - defined contribution plans	14,309	12,509
Pensions - defined benefit plans	1,005	11,627
Terminations benefits	387	7,544

Total personnel expenses	399,859	415,666

Included in the Income Statement under the following headings:

Cost of sales	135,381	159,675
Sales and marketing expenses	105,461	97,044
Research and development expenses	31,576	28,484
General and administrative expenses	103,139	107,566

Total included in the Income Statement	375,557	392,769

Included in the Statement of Financial Position as:

Development cost	24,302	22,897

Total included in the Statement of Financial Position	24,302	22,897

Total employee costs	399,859	415,666

For information on remuneration to Key Management, please refer to note 33.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	19	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

	2011	2010
Number of persons employed by the Company (including directors) at year end:
Manufacturing	4,873	5,159
Selling, general and administration	4,694	4,150
Research and development	1,046	1,198

Number of employees at end of period	10,613	10,507

Average number of positions for the year	10,375	10,420

9.	Financial income and (expenses)

	2011	2010
Recognised in Income Statement
Interest income of bank deposits	817	407
Expected return on pension scheme assets	2,379	1,977
Other interest income	1,692	3,920

Total financial income	4,888	6,304

Financial expenses
Interest on obligations under finance leases	(2,678)	(1,465)
Interest on loans and borrowings	(70,686)	(96,984)
Interest rate swap designated at fair value through profit or loss	(6,257)	(4,859)
PIK interest on loans and borrowings	(461,189)	(563,291)
Amortisation of financing fees	(30,458)	(90,094)
Interest on pension obligation	(3,787)	(3,874)
Other interest expenses	(21,845)	(19,487)

Total financial expenses	(596,900)	(780,054)

Foreign exchange rate differences (net)	(10,548)	(15,569)

Net financial income and expense recognised Income Statement	(602,560)	(789,319)

Recognised in other comprehensive income

Foreign currency translation differences for foreign operations	(1,281)	76,064

Attributable to

Equity holders of the Combined Company	(1,256)	76,453
Non-controlling interest	(25)	(389)

Total recognised in other comprehensive income, net of tax	(1,281)	76,064

10.	Income tax

	2011	2010
Current tax
Current year	22,190	29,749
(Over)/under provided in prior years	(1,330)	3,485

	20,860	33,234

Deferred tax
Origination and reversal of temporary differences	4,379	(56,880)
Investment tax credit	2,083	6,434
Benefit of tax losses recognised	(399)	1,596
Impairment losses on tax assets	0	30,106

	6,063	(18,744)

Total income tax in Income Statement	26,923	14,490

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	20	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Reconciliation of effective tax rate

	2011	2011	2010	2010
Loss before tax		(427,363)		(1,006,972)

Income tax using the domestic corporation tax rate	20%	(85,973)	18%	(181,280)
Effect of tax rates in foreign jurisdictions	(3%)	11,345	3%	(32,992)
Effect of changes in tax rates	0%	(232)	0%	(2,697)
Investment tax credits	1%	(5,350)	(0%)	3,420
Non-deductible expenses	(2%)	9,705	(1%)	5,182
Changes in allowance for non-deductible expenses	5%	(19,874)	(4%)	39,681
Impairment loss on tax assets	0%	0	(3%)	30,106
Carry forward income tax loss not recognised	(27%)	116,848	(14%)	145,811
Tax exempt revenue	1%	(2,484)	0%	(1,258)
Other differences	(1%)	2,938	(1%)	8,517

Total income tax in Income Statement/eff.tax rate	(6%)	26,923	(1%)	14,490

11.	Discontinued operations

In 2011, cost amounting to EUR 630 thousand which are directly attributable to the sale of Higia AG in Bulgaria, which took place in 2009 was expensed as discontinued operations. In July 2010 a former disposed subsidiary, Colotech A/S in Denmark, was acquired back from a related party as part of the financial restructuring of the Company. At year-end 2010 Colotech A/S received the interim result from the clinical trial that had been ongoing for the past 3-4 years. The results were not positive and therefore the management decided to close down the company. As a result the operations in 2010 were treated as discontinued operations and all assets were fully written off and the related close-down cost accrued.

Results of discontinued operation:

	2011	2010
Other operating expenses	(630)	(1,847)
Financial income and (expenses)	0	(182)
Income tax	0	781

Loss for the year	(630)	(1,248)

Loss recognised on the remeasurement of assets of disposal group	0	(17,313)

Loss of the year from discontinued operation	(630)	(18,561)

Cash flows provided by (used in) discontinued operation:

Net cash used in operating activities	(630)	(1,088)
Net cash provided by financing activities	630	1,088

Net cash provided by discontinued operation	0	0

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	21	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

12.	Goodwill

	2011	2010
Cost
At 1 January	3,982,229	3,927,684
Currency adjustments	1,167	37,399
Recognised on acquisition of subsidiaries	6,311	0
Other additions	0	17,146

At 31 December	3,989,707	3,982,229

Accumulated impairment
At 1 January	1,112,973	1,112,973
Impairment loss	0	0

At 31 December	1,112,973	1,112,973

Net book value 31 December	2,876,734	2,869,256

Other additions in 2010 relate to earn out payments to previous owners of Abrika (now Actavis South Atlantic LLC) which was acquired in 2007.

Impairment testing for cash-generating units containing goodwill

For the purpose of impairment testing, goodwill is allocated to the Company’s five cash-generating units (CGU) which represents the lowest level within the Company at which goodwill is monitored for internal management purposes. The five CGU’s consist of the 4 geographical markets CEE (Central and Eastern Europe), NA (Northern America), OM (Other Markets), WE (Western Europe) and the operating Segment Third Party sales. The Third Party sales segment provides solutions to other pharmaceutical firms that choose to focus efforts on sales and marketing of products. These Third party companies then sell the products, which have been developed and produced by Actavis, to wholesalers, retail and government customers in many different countries, but predominantly in the European countries.

At year end the carrying amount of goodwill allocated to the Company’s cash-generating units (CGU) was as follows:

	2011	2010
CEE	493,754	496,890
NA	410,290	401,171
OM	188,513	188,074
Third Party	1,152,286	1,152,286
WE	631,891	630,835

	2,876,734	2,869,256

The Company tests goodwill on an annual basis for impairment. If there are any indications that goodwill might be impaired, tests are made on a more frequent basis.

The impairment test for cash-generating units compares their recoverable amount with the carrying amount of the individual cash-generating units. The recoverable amount for all of the Company’s five cash-generating units was based on their value in use. None of the Company’s CGU’s had carrying amounts that exceeded their recoverable amounts and therefore no impairment loss was recognised in the Income Statement (2010: nil).

Value in use was determined by discounting the future cash flows generated from the continuing use of the unit and was based on the following key assumptions:

•

Cash flow forecasts were projected based on actual operating results and a three year business plan presented to and reviewed by the board, extrapolated out to five years using forecast growth rates. The forecast growth rates are based on past performance and management’s expectations for future performance in each CGU. Expected cash flows into the future were extrapolated using a constant growth rate.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	22	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

•

The cost of capital is calculated on the basis of weighted average cost of equity and debt capital. The capital structure is determined by benchmarking against comparable companies in the same industry sector. The cost of equity corresponds to the return expected by stockholders, while the cost of debt is based on the conditions on which comparable companies can obtain long-term financing. Both components are derived from capital market information.

•

The values assigned to the key assumptions represent management’s assessment of future trends in the industry and are based on both external sources and internal sources (historical data). Value in use was based on the following key assumptions:

	Third Party	WE	NA	CEE	OM
2011

Long term growth rate	3.0%	3.0%	3.0%	3.0%	3.0%
Compounded annual revenue growth 2011-2016	8.2%	17.0%	4.8%	8.8%	24.1%
Weighted Average Cost of Capital (WACC)	6.9%	6.0%	6.1%	9.2%	8.5%
Average EBITDA/Revenue 2012 - 2016	37.4%	12.2%	33.3%	24.1%	23.8%

2010

Long term growth rate	3.0%	3.0%	3.0%	3.0%	3.0%
Compounded annual revenue growth 2010-2015	10.7%	11.5%	2.9%	11.6%	17.9%
Weighted Average Cost of Capital (WACC)	6.9%	5.8%	5.3%	7.4%	5.9%
Average EBITDA/Revenue 2011-2015	42.6%	14.9%	27.9%	24.1%	29.6%

Changes in key assumptions would have the following impact on the carrying amount of goodwill:

	2011	2010
WACC + 0.5%	0	0
EBITDA - 5%	0	0
Long term growth rate - 0.5%	0	(323)

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	23	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

13.	Other intangible assets

	Development cost	Product acquisition	Customer relationship	Trademark	Software	Total
Cost
At 1 January 2010	604,524	397,507	188,023	38,017	0	1,228,071
Currency adjustments	25,798	8,818	9,072	257	0	43,945
External additions	75,221	44,065	416	1	0	119,703
Internal additions	22,967	4	444	0	0	23,415
Reclassified	(5,066)	2,642	(3,128)	5,552	0	0
Disposals	(1,173)	(595)	0	(1)	0	(1,769)

At 31 December 2010	722,271	452,441	194,827	43,826	0	1,413,365

At 1 January 2011	722,271	452,441	194,827	43,826	0	1,413,365
Currency adjustments	9,770	3,784	3,718	(37)	16	17,251
External additions	87,463	25,505	63	28	12,803	125,862
Internal additions	23,955	0	0	0	0	23,955
Reclassified	(8,961)	275	0	7,909	32,662	31,885
Disposals	(6,479)	(67)	0	(87)	(3,738)	(10,371)

At 31 December 2011	828,019	481,938	198,608	51,639	41,743	1,601,947

Accumulated amortisation and impairment losses
At 1 January 2010	197,472	122,147	66,928	22,494	0	409,041
Currency adjustments	8,546	4,409	3,000	(20)	0	15,935
Reclassified	(3,351)	955	(3,128)	5,524	0	0
Disposal	(294)	0	0	(1)	0	(295)
Impairment losses	55,141	9,065	0	0	0	64,206
Amortised	49,343	81,489	14,688	3,400	0	148,920

At 31 December 2010	306,857	218,065	81,488	31,397	0	637,807

At 1 January 2011	306,857	218,065	81,488	31,397	0	637,807
Currency adjustments	2,402	2,851	2,145	29	5	7,432
Reclassified	(8,609)	32	0	7,878	22,452	21,753
Disposal	(4,160)	(53)	0	(87)	(3,735)	(8,035)
Impairment losses	35,540	1,488	0	0	0	37,028
Amortised	48,897	34,928	14,976	1,096	4,334	104,231

At 31 December 2011	380,927	257,311	98,609	40,313	23,056	800,216

Carrying amounts
At 1 January 2010	407,052	275,360	121,095	15,523	0	819,030

At 31 December 2010	415,414	234,376	113,339	12,429	0	775,558

At 1 January 2011	415,414	234,376	113,339	12,429	0	775,558

At 31 December 2011	447,092	224,627	99,999	11,326	18,687	801,731

Amortisation and impairment losses

The amortisation and impairment losses of other intangible assets, classified by operational category, is specified as follows:

	2011	2010
Cost of sales	873	2,056
Sales and marketing expenses	13,945	61,023
General and administrative expenses	8,210	7,357
Research and development expenses	118,231	142,690

	141,259	213,126

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	24	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Change in classification

During the current year the Company changed the classification of software. At year-end 2010 software was classified as tangible assets, either fixtures and office equipment or machinery and equipment, depending on the type of the software. At 1 January 2011 software is classified as intangible assets.

Commitments

The Company has made various In-licensing agreements for products where payments are triggered when certain milestones have been met. Due to uncertainty about the possible outflow, the obligations are classified as contingent liabilities and not recognised in the Statement of Financial Position. If milestone payments become payable they are capitalized on the relevant product under intangible assets.

Security

At 31 December 2011 other intangible assets with a carrying amount of EUR 665,009 thousand (2010: EUR 626,568 thousand) are pledged to secure long term loans and borrowings (see note 20).

14.	Property, plant and equipment

	Property and plant	Machinery and equipment	Fixtures and office equipm.	Vehicles	Total
Cost
At 1 January 2010	271,839	368,699	77,755	19,550	737,843
Currency adjustments	7,847	11,242	1,837	885	21,811
Additions	16,713	53,922	11,865	9,677	92,177
Disposals	(17,001)	(15,107)	(2,788)	(4,584)	(39,480)

At 31 December 2010	279,398	418,756	88,669	25,528	812,351

At 1 January 2011	279,398	418,756	88,669	25,528	812,351
Currency adjustments	948	(1,150)	(822)	(1,093)	(2,117)
Additions	20,260	46,487	12,611	7,543	86,901
Additions due to acquisition of subsidiary	1,944	5,636	775	97	8,452
Reclassified	712	(8,997)	(23,607)	31	(31,861)
Disposals	(2,687)	(26,343)	(6,620)	(6,417)	(42,067)

At 31 December 2011	300,575	434,389	71,006	25,689	831,659

Accumulated depreciation and impairment losses
At 1 January 2010	66,023	149,416	44,982	11,579	272,000
Currency adjustments	962	4,231	1,120	621	6,934
Disposals	(19,342)	(9,927)	(2,860)	(4,349)	(36,478)
Depreciation	25,075	34,687	11,726	5,065	76,553

At 31 December 2010	72,718	178,407	54,968	12,916	319,009

At 1 January 2011	72,718	178,407	54,968	12,916	319,009
Currency adjustments	1,195	(1,229)	(844)	(397)	(1,275)
Additions due to acquisition of subsidiary	1,400	3,237	663	97	5,397
Reclassified	10	(6,891)	(14,947)	(12)	(21,840)
Disposals	(2,162)	(23,546)	(6,220)	(5,623)	(37,551)
Depreciation	9,690	34,381	8,331	5,107	57,509

At 31 December 2011	82,851	184,359	41,951	12,088	321,249

Carrying amounts
At 1 January 2010	205,816	219,283	32,773	7,971	465,843

At 31 December 2010	206,680	240,349	33,701	12,612	493,342

At 1 January 2011	206,680	240,349	33,701	12,612	493,342

At 31 December 2011	217,724	250,030	29,055	13,601	510,410

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	25	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Depreciation and impairment losses, classified by operational category, are shown in the following schedule:

	2011	2010
Cost of goods sold	33,292	51,760
Sales and marketing expenses	6,214	4,461
General and administrative expenses	8,982	11,535
Research and development expenses	9,021	8,797

	57,509	76,553

Leased plant, machinery and vehicles

The Company leases property, plant and equipment under a number of finance lease agreements. Some leases provide the Company with the option to purchase the assets at a beneficial price. The leased assets secure lease obligations. At 31 December 2011 the net carrying amount of leased assets is specified as follows:

	2011	2010
Property and plant	15,515	15,798
Other machinery, equipment and vehicles	14,458	8,949

	29,973	24,747

Insurance and assessment value

	Insurance value	Assessment value	Book value
2011
Property and plants	323,090	253,739	217,724
Machinery, equipment and other	529,311	273,323	292,686

	852,401	527,062	510,410

2010

Property and plants	290,297	217,905	206,680
Machinery, equipment and other	403,286	244,037	286,661

	693,583	461,942	493,341

Security

At 31 December 2011 properties with a carrying amount of EUR 290,916 thousand (2010: EUR 261,792 thousand) are subject to a registered debenture to secure bank loans (see note 20).

Property, plant and equipment under construction

At 31 December 2011 properties with a carrying amount of EUR 39,828 thousand (2010: EUR 33,026 thousand) were in the course of construction.

15.	Investments in equity accounted investees

Goodwill arising from investments in equity accounted investees is classified as part of the investments. The goodwill amounted to EUR 482 thousand at year end 2011 (2010: EUR 447 thousand).

The Company’s share of loss in its equity accounted investees for the year 2011 was nil (2010: nil). The Company has not recognised losses relating to Actavis ASKA K.K. (joint venture), in the amount of EUR 131 thousand in 2011 (2010: EUR 182 thousand), since the Company has no obligation in relation to these losses. Accumulated unrecognised losses amount to EUR 376 thousand in 2011 (2010: EUR 215 thousand).

The Company holds a 45% ownership in Actavis ASKA K.K.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	26	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Summary financial information for equity accounted investees, not adjusted for the percentage ownership held by the Company:

	2011	2010
Current assets	1,977	4,035
Non current assets	2,674	1,568

Total assets	4,651	5,603

Current liabilities	5,430	6,019
Non current liabilities	56	61

Total liabilities	5,486	6,080

Income	2,178	8
Expenses	(2,469)	(414)

Loss	(291)	(406)

There were no material transactions between the Company and its equity accounted investee during the year.

16.	Inventories

	2011	2010
Raw material	101,348	90,128
Work in progress	45,514	56,732
Finished goods	224,295	230,517
Other inventories	0	3,056

	371,157	380,433

Inventories carried at fair value less cost to sell (net realizable value)	24,987	31,639

Carrying amount of inventories subject to retention of title clauses (pledged)	293,704	287,299

Insurance value	465,443	446,027

In 2011 raw materials, work in progress, finished goods and other inventories recognised as cost of sales amounted to EUR 637,534 thousand (2010: EUR 614,705 thousand).

17.	Trade and other receivables

	2011	2010
Trade receivables	389,897	398,088
Receivables from Parent companies	1,422	0
Other receivables	126,938	110,346
Allowances for doubtful accounts	(27,848)	(26,656)

	490,409	481,778

Non-current	14,103	10,918
Current	476,306	470,860

	490,409	481,778

Other receivables include loans to management amounting to nil (2010: EUR 236 thousand) in addition to VAT receivables, prepayments, taxes receivable, deposits and other.

At 31 December 2011 trade and other receivables with a carrying amount of EUR 319,773 thousand (2010: EUR 318,367 thousand) are pledged to secure long term loans and borrowings (see note 20).

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	27	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

18.	Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term deposits. The carrying amount of these assets reflect their fair value.

At 31 December 2011 cash and cash equivalents with a carrying amount of EUR 27,556 thousand (2010: EUR 43,333 thousand) are pledged to secure long term loans and borrowings (see note 20).

19.	Share capital, premium and other reserves

	Share capital APH 4 ehf.	Share capital Actavis S.à r.l.	Share premium	Other reserves	Total
Balance at 1 January 2010	16	0	1,635,364	(169,717)	1,465,663
Translation difference	0	0	0	76,453	76,453
New shares issued	0	12	0	0	12

Balance at 31 December 2010	16	12	1,635,364	(93,264)	1,542,128
Translation difference	0	0	0	(1,256)	(1,256)

Balance at 31 December 2011	16	12	1,635,364	(94,520)	1,540,872

Included in other reserves are the translation reserve and statutory reserve. The statutory reserves amounts to nil in both years and no movements took place during either year.

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations and is recognised directly as a separate component of equity.

The Company has the obligation to allocate at least 10% of its profit, which is not used to meet possible losses of previous years and is not allocated into other statutory reserves, into a legal reserve until reaching 10% of share capital. When that target has been reached, contributions must be at least 5% until the reserve amounts to 25% of share capital. The Company has received payments exceeding the nominal value for shares when share capital was increased, and the paid amount in excess of the nominal value has been allocated to the premium account. The Company may use the legal reserve to settle against a loss that can not be settled with other reserves. When the reserve amounts to more than 25% of share capital, the amount in excess may be used to increase share capital or, in accordance with provisions of Article 53 of the Act on Limited Companies, no. 2/1995, for other concerns.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	28	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

20.	Loans from Parent company

Non-current part of loans and borrowings from Parent company is specified as follows:

	Interest	Year of maturity	2011	2010
Loans in USD	Floating	2013	266,429	150,523
Loans in EUR	Fixed/Floating	2013	6,293,151	5,808,505
Interest rate swap	Fixed	2013	11,116	4,859

			6,570,696	5,963,887

Current maturities, included in loans from Parent company (see below)			(6,002)	(1,620)

Non-current loans and borrowings			6,564,694	5,962,267

Annual maturities of non-current loans and borrowings from Parent company:
Payments due within one year			6,002	1,620
Payments due between one and two years			6,564,694	0
Payments due between two and three years			0	5,962,267

			6,570,696	5,963,887

Loans and borrowings classification:
Secured			6,570,696	5,963,887

			6,570,696	5,963,887

Maturity dates of loans are 30 June 2013 with a possible extension to 30 June 2014. The Company’s projected cash flow is sufficient to cover the interest payments on the loans, and the Company expects to achieve either a refinancing or an alternative financing solution before 2013.

The Company has pledged certain assets to Deutsche Bank to secure banking facilities obtained by its Parent companies. The equivalent to EUR 6,566 million (drawn appr. 96% EUR and 4% USD) (2010: EUR 5,964 million (drawn appr. 97% EUR and 3% USD)) loan facility and revolving credit facility include certain financial covenants; both standard for such a facility as well as company specific. Included in the loan agreement are various provisions which limits the Company’s actions without prior consultancy with the lender. The main, being certain net debt/EBITDA requirements and restrictions on further M&A activity.

The assets the Company has pledged include shares in its subsidiaries, real estate holdings, machinery, intellectual property, bank accounts, inventories and intercompany- and trade receivables. The Company has also granted security over US-patents and trademarks and in UK, the Company has granted debentures.

Debt refinance

The Parent companies announced on 21 July 2010 that it had successfully agreed a debt refinancing in collaboration with its lenders. Amendments of terms include a change in maturity of loan balances, new composition of currencies as well as different interest rates.

As a result of the debt financing EUR 71.3 million transaction cost associated with the original borrowing, which was capitalized as part of loans and borrowings, was fully amortized in 2010. Transaction cost, amounting to EUR 88.8 million, which was associated with the refinancing has been capitalized as part of the loans. The Company’s projected cash flow is sufficient to cover the interest payments on the loans, and the Company expects to be able to arrange a refinancing of the principal by the time of the maturity date.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	29	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

21.	Loans and borrowings

Non-current part of loans and borrowings is specified as follows:

	Interest	Year of maturity	2011	2010
Loans in INR	Fixed	2012 - 2014	2,509	796

			2,509	796

Current maturities, included in loans and borrowings (see below)			(941)	(359)

Non-current loans and borrowings			1,568	437

Annual maturities of non-current loans and borrowings:

Payments due within one year			941	359
Payments due between one and two years			763	359
Payments due between two and three years			702	78
Payments due between three and four years			103	0

			2,509	796

Loans and borrowings classification:

Secured			2,509	796

			2,509	796

Current part of loans and borrowings is specified as follows:
Current maturities of secured bank loans and borrowings			941	359
Short term borrowings from credit institutions			4	4,518

			945	4,877

22.	Post-employment benefits

Post-employment benefit plans are classified as defined contribution plans if the Company pays fixed contributions into a seperate fund or to a third party financial institution and will have no further legal or constructive obligation to pay further contributions. All other plans are classified as defined benefit plans.

The Company provides its employees with post-employment benefits which have been developed in accordance with local practices in the countries concerned.

Payments to defined contribution plans amounted to EUR 14,309 thousand during the year (2010: EUR 12,509 thousand). No assets or liabilitities are recognised in the Company’s Statement of Financial Position, apart from regular prepayments and accruals of the contributions withheld from employees wages and salaries and of the Company’s contributions.

The Company’s major defined benefit plans are located in the United Kingdom, Italy, Germany, Indonesia and Turkey. The defined benefit plans are categoriesed as pensions or other post-employment benefits. Pensions include monthly/regular payments to employees after they reach retirement age while other post-employment benefits include lump-sum payments to employees after completion of service. The major plans in the latter category are in Italy (Trattamento di Fine Rapporto “TFR”), Turkey, Indonesia and India (Gratuity Act).

Contributions to defined benefit plans are determined in accordance with the advice of independent, professional qualified actuaries. Pension cost of defined benefit plans for accounting purposes have been assessed in accordance with independent actuarial advice. In certain countries, pension benefits are provided on an unfunded basis, some administered by trustee companies. Liabilities are generally assessed annually in accordance with the advice of independent actuaries.

The assets of funded plans are generally held in separately administered trusts or are insured. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investments.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	30	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

The following information relates to the Company’s defined benefit pension plans.

Specification of defined benefit obligations

	Funded plans	Unfunded plans	Total
2011
Defined benefit obligation	(67,964)	(8,334)	(76,298)
Fair value of plan assets	47,714	0	47,714

Over (under) funding	(20,250)	(8,334)	(28,584)
Unrecognised past service costs	119	233	352

Net defined benefit obligation at 31 December 2011	(20,131)	(8,101)	(28,232)

2010
Defined benefit obligation	(64,214)	(19,426)	(83,640)
Fair value of plan assets	44,217	0	44,217

Over (under) funding	(19,997)	(19,426)	(39,423)
Unrecognised past service costs	384	(3)	381

Net defined benefit obligation at 31 December 2010	(19,613)	(19,429)	(39,042)

Movement in the present value of the defined benefit obligations

	Pension plans	Other post- employment benefit plans	Total
Defined benefit obligations at 1 January 2010	53,935	9,346	63,281
Benefits paid by the plan	(884)	(1,912)	(2,796)
Current service costs and interest	5,437	10,330	15,767
Contributions from plan participants	561	0	561
Actuarial loss recognised in other comprehensive income	4,653	560	5,213
Past service cost	0	16	16
Gains on curtailment	(321)	39	(282)
Exchange differences	1,668	212	1,880

Defined benefit obligations at 31 December 2010	65,049	18,591	83,640

Defined benefit obligations at 1 January 2011	65,049	18,591	83,640
Reclassified	0	980	980

Adjusted balance at 1 January 2011	65,049	19,571	84,620
Benefits paid by the plan	(1,364)	(11,860)	(13,224)
Current service costs and interest	3,593	1,261	4,854
Contributions from plan participants	119	0	119
Actuarial (gain) loss recognised in other comprehensive income	(599)	24	(575)
Past service cost	0	16	16
Gains on curtailment	(79)	0	(79)
Exchange differences	1,445	(878)	567

Defined benefit obligations at 31 December 2011	68,164	8,134	76,298

During 2011 certain other post-employment benefits, amounting to EUR 980 thousand, were reclassified from short-term employee liabilities.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	31	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Movement in the present value of plan assets

	Pension plans	Other post- employment benefit plans	Total
Fair value of plan assets at 1 January 2010	33,484	517	34,001
Contributions from the employer	4,826	219	5,045
Contributions from plan participants	561	0	561
Benefits paid	(824)	(143)	(967)
Expected return on plan assets	1,922	55	1,977
Actuarial gain (loss) recognised in other comprehensive income	2,502	(66)	2,436
Exchange differences	965	199	1,164

Fair value of plan assets at 31 December 2010	43,436	781	44,217

Fair value of plan assets at 1 January 2011	43,436	781	44,217
Contributions from the employer	2,890	253	3,143
Contributions from plan participants	119	0	119
Benefits paid	(1,279)	(70)	(1,349)
Expected return on plan assets	2,330	49	2,379
Actuarial loss recognised in other comprehensive income	(1,806)	(33)	(1,839)
Exchange differences	1,068	(24)	1,044

Fair value of plan assets at 31 December 2011	46,758	956	47,714

Plan assets comprise:

	2011	2010
Equity securities	27,384	26,713
Government bonds	15,648	13,356
Cash and other assets	4,682	4,148

	47,714	44,217

Expense recognised in the Income Statement

	Pension plans	Other post- employment benefit plans	Total
2011
Current service cost	251	817	1,068
Past service cost	0	16	16
Change arising on curtailments/settlement	(79)	0	(79)

	172	833	1,005
Interest cost	3,342	444	3,786
Expected return on schemes assets	(2,330)	(49)	(2,379)

	1,184	1,228	2,412

2010
Current service cost	2,362	9,531	11,893
Past service cost	0	16	16
Change arising on curtailments/settlement	(321)	39	(282)

	2,041	9,586	11,627
Interest cost	3,075	799	3,874
Expected return on schemes assets	(1,922)	(55)	(1,977)

	3,194	10,330	13,524

The expense is recognised in the following line items in the Income Statement:

	2011	2010
Cost of sales	533	6,456
Sales and marketing expenses	888	4,486
Research and development expenses	81	162
General and administrative expenses	910	2,420

	2,412	13,524

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	32	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Actuarial gains and (losses) recognised in other comprehensive income

	2011	2010
Cumulative amount at 1 January	(18,612)	(15,281)
Recognised during the period	(1,264)	(2,777)
Exchange differences	(386)	(554)

Cumulative amount at 31 December	(20,262)	(18,612)

Actuarial assumptions

Actuarial assumptions are unbiased and mutually compatible estimates of variables that determine the ultimate cost of providing post-employment benefits. They are set on an annual basis by local management and the Company entities actuaries. Actuarial assumptions consist of demographic assumptions on matters such as mortality and employee turnover, and financial assumptions on matters such as salary and benefit levels, interest rates and return on investments.

The most significant demographic assumptions for pensions relate to mortality rates. The Company’s actuaries use mortality tables which take into account historic patterns and expected changes, such as further increases in longevity. The mortality tables used for the major pension plans are:

•	United Kingdom: S1PMA (males) and S1PFA (females). Future improvements: medium cohort projection with a minimum long-term rate of improvement of 1.5% pr. annum.

•	Germany: Richttafeln (Heubeck) tables 2005G.

•	Netherlands: AG Prognosetafel 2010-2060 with TW 2010 experience study adjustment.

Rates of employee turnover, disability and early retirement are based on historical behaviour within Company entities.

The principal financial assumptions at the reporting date:

	UK	Germany	Netherlands	Rest of the world
2011
Discount rate - end of period	4.70%	4.50%	5.80%	5.10%
Expected return on plan assets	4.99%	—	5.80%	6.30%
Future salary increases	4.50%	2.60%	2.25%	2.90%
Medical cost trend	—	—	—	3.75%
Future pension increase	3.00%	2.00%	2.25%	1.30%
2010
Discount rate - end of period	5.40%	4.50%	5.70%	4.82%
Expected return on plan assets	5.62%	—	5.70%	6.61%
Future salary increases	5.20%	2.60%	2.25%	1.24%
Medical cost trend	—	—	—	3.75%
Future pension increase	3.50%	1.75%	2.25%	0.43%

Historical information

	2011	2010	2009	2008	2007
Present value of defined benefit obligation	76,298	83,640	63,281	49,800	56,782
Fair value of plan assets	47,714	44,217	34,001	25,539	36,622

Deficit in the plans	(28,584)	(39,423)	(29,280)	(24,261)	(20,160)

The Company expects EUR 3,192 thousand (2010: EUR 3,266 thousand) in contributions to be paid to the funded defined benefit plans and EUR 647 thousand (2010: EUR 12,528 thousand) in benefits to be paid for the unfunded plans in 2012.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	33	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

23.	Obligations under finance leases

Finance lease liabilities are payable as follows:

	Min. lease			Min.lease
	payments	Interest	Principal	payments	Interest	Principal
	2011	2011	2011	2010	2010	2010
Less than one year	7,344	2,587	4,757	5,453	1,898	3,555
Between one and five years	16,697	2,731	13,966	13,785	4,496	9,289
More than five years	13,171	5,070	8,101	12,162	3,046	9,116

Total	37,212	10,388	26,824	31,400	9,440	21,960

Finance lease obligations relate to purchases of buildings, premises, machinery, cars and various other fixed assets. Lifetime of the contracts varies from 2 - 15 years, depending on the asset acquired.

There were no contingent lease payments recognised as an expense in the period.

The management estimates that the fair value of the combined lease obligations approximates their carrying amount.

The obligations under finance leases are pledged by the lessor’s charge over the leased assets.

24.	Deferred tax

	Deferred tax	Deferred tax
	assets	liabilities	Net
At 1 January 2010	107,295	(76,231)	31,064
Recognised directly in equity	0	(328)	(328)
Calculated tax for the period	(54,204)	39,714	(14,490)
Income tax payable for the period	20,995	12,238	33,233
Exchange differences	599	(7,234)	(6,635)

At 31 December 2010	74,685	(31,841)	42,844

At 1 January 2011	74,685	(31,841)	42,844
Additions due to acquisitions	0	(155)	(155)
Recognised directly in equity	103	55	158
Calculated tax for the period	(6,729)	(20,194)	(26,923)
Income tax payable for the period	7,577	13,283	20,860
Exchange differences	(2,519)	1,932	(587)

At 31 December 2011	73,117	(36,920)	36,197

Recognised deferred tax assets and (liabilities)

	Assets		Liabilities		Net
	2011	2010	2011	2010	2011	2010
Intangible assets	372	247	(113,734)	(103,244)	(113,362)	(102,997)
Property, plant and equipm.	21,564	22,090	(7,317)	(7,105)	14,247	14,985
Inventories	19,388	16,174	(191)	0	19,197	16,174
Receivables	26,531	14,518	(30)	0	26,501	14,518
Non-current liabilities	2,055	9,852	(19,222)	(50,155)	(17,167)	(40,303)
Current liabilities	54,148	90,614	(33)	(106)	54,115	90,508
Carry fwd. income tax losses	20,211	15,471	0	0	20,211	15,471
Investment tax credits	34,978	37,061	(775)	(575)	34,203	36,486
Other items	126	202	(1,874)	(2,200)	(1,748)	(1,998)

Tax assets (liabilities)	179,373	206,229	(143,176)	(163,385)	36,197	42,844
Set off of tax	(106,256)	(131,544)	106,256	131,544	0	0

Net tax assets (liabilities)	73,117	74,685	(36,920)	(31,841)	36,197	42,844

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	34	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Movement in temporary differences during 2011

	Balance 1 Jan	Recognised in profit or loss	Other changes	Balance 31 Dec
Intangible assets	(102,997)	(7,240)	(3,125)	(113,362)
Property, plant and equipment	14,985	(6,497)	5,759	14,247
Inventories	16,174	2,951	72	19,197
Receivables	14,518	11,517	466	26,501
Non-current liabilities	(40,303)	29,732	(6,596)	(17,167)
Current liabilities	90,508	(39,270)	2,877	54,115
Carry forward income tax losses	15,471	4,789	(49)	20,211
Investment tax credits	36,486	(2,307)	24	34,203
Other items	(1,998)	262	(12)	(1,748)

Tax assets (liabilities)	42,844	(6,063)	(584)	36,197

Movement in temporary differences during 2010

	Balance 1 Jan	Recognised in profit or loss	Other changes	Balance 31 Dec
Intangible assets	(122,083)	25,517	(6,431)	(102,997)
Property, plant and equipment	1,348	13,492	145	14,985
Inventories	12,210	3,590	374	16,174
Receivables	14,331	(898)	1,085	14,518
Non-current liabilities	(4,565)	(36,294)	556	(40,303)
Current liabilities	6,213	84,526	(231)	90,508
Carry forward income tax losses	81,384	(66,628)	715	15,471
Investment tax credits	42,186	(6,166)	466	36,486
Other items	40	1,604	(3,642)	(1,998)

Tax assets (liabilities)	31,064	18,743	(6,963)	42,844

Management’s best estimates of future taxable profits are used for calculating the deferred tax asset regarding the carry forward income tax losses.

Tax effects of carry forward tax losses that have not been recognised in the Statement of Financial Position amount to EUR 563.2 million at year end (2010: EUR 460.3 million). These tax losses expire in the next 5-10 years.

25.	Accounts payable and other liabilities

	2011	2010
Accounts payable	153,215	182,549
Payables to Parent companies	9,244	6,606
Other liabilities	358,297	323,708
Current maturities of other long term liabilities	8,106	1,146

	528,862	514,009

Non-current	14,427	489
Current	514,435	513,520

	528,862	514,009

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	35	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

26.	Provisions

	Restructuring	Legal	Other	Total
At 1 January 2010	0	14	11,650	11,664
Additional provision during the period	29,931	209,390	5,138	244,459
Utilisation of provision	(8,098)	0	(8,195)	(16,293)
Exchange difference	(400)	(8,757)	6	(9,151)

At 31 December 2010	21,433	200,647	8,599	230,679

At 1 January 2011	21,433	200,647	8,599	230,679
Reclassified	0	(275)	(582)	(857)
Additional provision during the period	11,313	1,725	3,935	16,973
Utilisation of provision	(11,970)	(85,461)	(2,235)	(99,666)
Discounting of provisions	0	(18,242)	0	(18,242)
Unwinding of discounting	0	8,179	0	8,179
Exchange difference	105	1,177	(68)	1,214

At 31 December 2011	20,881	107,750	9,649	138,280

	2011	2010
Long term provisions	77,768	212,246
Short term provisions	60,512	18,433

	138,280	230,679

Restructuring

The provisions for restructuring of EUR 20.9 million includes EUR 8.9 million (2010: EUR 11.6 million) for the closure of a plant in the USA in 2010. In addition, the following provisions were established in 2011 for restructuring projects that were committed in the year in order to streamline certain operations and improve effectiveness. EUR 5.2 million was provided for the restructuring of the sales and marketing organisation for the Nordic countries to create a new central office in Stockholm, downsize the office in Copenhagen, and relocate corporate functions currently based there. EUR 3.2 million was provided for the restructuring of the Nerviano manufacturing facility to increase cost-competitiveness. EUR 1.5 million was provided for the closure of the API development centre in Bangalore, India, following a decision that API development would no longer be a core business. EUR 1.2 million was provided for the restructuring of the supply chain organisation in Europe, including the relocation of functions to the newly-acquired Pharmapack subsidiary and to a specialised unit at the Global management Centre in Zug.

The total restructuring provisions include other various severance and employee provisions related to the above restructurings.

Legal

The legal provisions of EUR 106.0 million is to cover losses due to the AWP litigation in the USA. The remaining amount of EUR 1.8 million consists of various legal provisions Further information about legal provisions can be found in note 32.

Other

Other provisions, EUR 9.6 million, consist of an environmental provision amounting to EUR 3.2 million relating to the acquisition in 2008 of the Nerviano pharmaceutical plant in Italy (2010: EUR 5.0 million), severance and other employee provisions other than retirement benefits of total EUR 1.7 million and various types of provisions such as product recall, sales force premium, environment liabilities. Other provisions represents management’s best estimate of the future exposures.

27.	Acquisition of subsidiaries

At the end of November 2011 the Company acquired 100% of the shares in PharmaPack International B.V. PharmaPack is based in Zoetermeer, the Netherlands, and is a specialist in packaging pharmaceuticals as well as biotechnological products. The company has extensive experience with product, organisational and country-specific packaging requirements and has been involved in the pharmaceutical service industry for almost 30 years.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	36	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

The acquisition price amounted to EUR 10,000 thousand but goodwill arising on the acquisition, EUR 6,311 thousand, reflects the potential product growth and the expected synergies for the Company. The acquired operations had a turnover of EUR 424 thousand and a profit after tax of EUR 2 thousand during the period since acquisition and are included in the Company accounts.

In accordance with the relevant IFRS standard, the Company has carried out an assessment of the fair value of the assets and liabilities of the acquired businesses. The difference between the sum of the fair values less liabilities and the purchase price paid is accounted for as goodwill at the time of acquisition, and is subject to an annual impairment test.

During the year the final earn-out payment relating to the acquisition of Abrika (Actavis South Atlantic LLC) was paid. The amount was EUR 16.8 million (2010: EUR 40.3 million).

28.	Cash flow statement

The Cash Flow Statement shows how the liquidity of Actavis was affected by the inflow and outflow of cash and cash equivalents during the year. The effects of changes in the scope of combination are eliminated. Cash flows are classified by operating, investing and financing activities. The cash and cash equivalents shown in the Statement of Financial Position comprise cash, balances with banks and short term deposits.

The amounts reported by combined companies outside of Euro zone are translated at monthly averages, with the exception of cash and cash equivalents, which are translated at closing rates as in the Statement of Financial Position. The effect of changes in exchange rates on cash and cash equivalents is shown separately.

Significant non-cash transactions

During the year the Company acquired equipment in the amount of EUR 9.8 millions under a finance lease (2010: EUR 6.7 millions). Those acquisitions will be reflected in the cash flow statement over the term of the finance lease via lease repayments.

29.	Financial instruments and associated risks

Risk management

Financial risk

The principal objective of financial risk management at Actavis is to monitor the Company’s aggregated financial risk arising from its day-to-day operations and to initiate actions to limit exposure and enhance financial stability. Actavis follows strict financial risk management guidelines and regulations in areas such as foreign exchange, interest rate, liquidity and credit risk. The policies cover credit risk, liquidity risk and market risk. The policies provide guidance on risk limits, type of authorised financial instruments and monitoring procedures. As a general principle, the policies prohibit the use of derivative financial instruments for speculative trading purposes.

The Company’s financial risk management function is centralised through the Corporate Treasury Department. All aggregated risks are identified regularly, evaluated and, if relevant, hedged at top “Company” level. Centralising tasks ensures that funding is cost-efficient; an internal bank is operated for all legal entities.

a) Foreign exchange risk

The Company operates across the world and is exposed to movements in foreign currencies affecting the Company financial result and the value of Company’s equity. Foreign exchange risk arises because the amount of local currency paid or received for transactions denominated in foreign currencies may vary due to changes in exchange rates (“transaction exposures”) and because foreign currency denominated financial statements of the Company’s foreign subsidiaries may vary upon combination into the Euro denominated Combined Financial Statements (“translation exposures”).

The objective of the Company’s foreign exchange risk management activities is to preserve the economic value of its current and future assets and to minimise the volatility of the Company’s financial result. The primary focus of the Company’s foreign exchange risk activities is on hedging transaction exposures arising through foreign currency flows or monetary positions held in foreign currencies. The Company does not currently hedge translation exposures using financial instruments.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	37	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

The Company monitors transaction exposures on a monthly basis. The net foreign exchange result and the corresponding VaR parameters are monetored on a regurarly basis. The Company uses forward contracts to hedge transaction exposures. Application of these instruments intends to continuously lock in favourable developments of foreign exchange rates, thereby reducing the exposure to potential future movements in such rates.

The Company uses Value-at-Risk (VaR) to measure the impact of foreign exchange risk on its financial instruments. VaR data is monetored on a regularly basis and indicates the value range within which financial assets and liabilities, denominated in foreign currency, will fluctuate with a pre-set probability as a result of movements in market prices. VaR is a statistical measure which implicitly assumes that value changes of the recent past are indicative of value changes in the future. VaR figures do not represent actual or expected losses, or possible worst-case losses over the stated period.

VaR figures are calculated using variance-covariance approach. For each scenario, all financial instruments are fully valued and the total change in value and earnings is determined. All VaR calculations are based on a 95% confidence level and a holding period of 10 trading days over the past 3 years. This holding period reflects the time required to change the corresponding risk exposure, should this be deemed appropriate. Longer holding periods increase the probability of higher value changes and lead to increased VaR figures.

Actual future gains or losses with treasury activities may differ materially from the VaR analyses performed due to the inherent limitations associated with predicting the timing and amount of changes to foreign exchange rates particularly in high market volatilities. Furthermore, the VaR numbers do not include a credit risk component.

At 31 December 2011, the total VaR of Actavis’ financial assets and liabilities portfolio was EUR 9.8 million (2010: EUR 9.7 million) corresponding to 2.1% (2010: 2.1%) of the overall portfolio at risk over the designated holding period.

b) Interest rate risk

The Company’s interest bearing investments, loans and borrowings are subject to interest rate risk. Predominantly this risk relates to variable Euro interest rates but also to a lesser extent variable U.S. dollar rates. To manage this risk, Actavis has entered into interest rate SWAP agreements in which it exchanges periodic payments based on notional amount and agrees upon fixed and variable interest rates. At 24 November 2010 Actavis entered into interest rate swap agreements of USD 200 million effectively fixing the 3 month Libor rates of USD loans to 1.623% and EUR 1,000 millions effectively fixing the Company’s 3M Euribor rates to 1.3715%.

c) Credit risk

Credit risk on Trade and other receivables is not considered to be material as Actavis has no significant concentration of credit risk, with exposure being spread over a large number of counter-parties and customers. The Company minimises its credit risk by monitoring credit granted to customers, and it assigns collateral to cover potential claims. The majority of routine customer credit decisions are made at local market level, in order to make use of local expertise, and subject to predefined policy and authority limits. A consistent Company Credit Policy is applied at each entity, with further requirements as stipulated by local market conditions. All entities are required to report all significant changes in credit risk to the Company. In addition, any credit decisions that exceed the defined local limits require authorisation at corporate level.

The policy ensures that credit to customers without an appropriate credit history is supported by guarantees. In recent years, the application of these policies to all entities, combined with active monitoring at Company level, has resulted in the Company’s experiencing only minor credit losses. Actavis maintains a strict credit process and evaluation of counterparties. This, together with an equally strict general policy, helps contain credit losses at a low level.

In 2011 credit losses were non material.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	2011	2010
Long term receivables	14,103	10,918
Trade and other receivables	476,306	470,860
Cash and cash equivalents	104,387	87,687

	594,796	569,465

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	38	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

The maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

	2011	2010
Americas	115,440	104,329
Europe	260,789	294,698
Third party	46,188	34,615
MEAAP	26,546	17,583
Non Commercial	41,446	30,553

	490,409	481,778

The aging of trade receivables at the reporting date was:

	Gross 2011	Impairment 2011	Gross 2010	Impairment 2010
Not past due	295,106	(950)	224,242	(504)
Past due 0-30 days	53,146	(53)	109,845	(358)
Past due 31-90 days	13,133	(145)	28,341	0
Older	28,512	(26,700)	35,660	(25,794)

	389,897	(27,848)	398,088	(26,656)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2011	2010
Balance at 1 January	(26,656)	(15,588)
Writeoff of receivables	4,306	4,773
Impairment loss recognised	(5,498)	(15,841)

Balance at 31 December	(27,848)	(26,656)

Counterparty risk

Actavis minimizes the issuer risk of settlement derivative and money market contracts and credit on liquid fund deposits, by only dealing with creditworthy banks or financial institutions. These institutions are closely monitored by the Company based on their credit rating and outlook.

Liquidity risk

Actavis ensures availability of required liquidity through a combination of cash management and committed facilities. Actavis uses cash pools for optimisation and centralisation of cash management. For non-cash pool affiliates, surplus cash above the balance required for working capital management is deposited centrally. At year end 2011 the Company had EUR 104.1 million (2010: EUR 87.4 million) in cash and cash equivalents.

The following are the contractual maturities of financial liabilities, including estimated interest payments:

2011	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
Loans and borrowings	25,046	27,178	9,934	4,867	4,559	7,817
Loans from Parent company	6,559,580	7,345,615	195,633	7,149,982	0	0
Interest rate swaps	11,116	10,858	6,002	4,856	0	0
Finance leases	26,824	37,212	7,344	7,389	9,308	13,171
Acc. payab. and other liab.	506,329	506,329	506,329	0	0	0

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	39	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

2010	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
Loans and borrowings	6,949	7,562	6,635	604	323	0
Loans from Parent company	5,959,028	7,321,049	91,766	72,266	7,157,017	0
Interest rate swaps	4,859	(3,422)	3,861	(999)	(6,284)	0
Finance leases	21,960	31,400	5,453	5,036	8,749	12,162
Acc. payab. and other liab.	512,374	512,374	512,374	0	0	0

Insurance policies

Actavis maintains third parties insurance policies with global coverage. Global coverage comprises of property damage, business interruption, public and product liability, credit insurance, marine and transit and director and officers. Insurance is monitored centrally in accordance with the Insurance Manual and other internal procedures. Actavis performs regular evaluations of the necessary level of insurance coverage weighed against possible risk, taking into account cost and availability. Events may occur which might not be covered by insurance or provisions already put in place.

Information regarding insurance claims is disclosed in note 32.

Fair values

The fair values of financial assets and liabilities, together with the carrying amounts shown in the Statement of Financial Position, are as follows:

	2011		2010
	Carrying amount	Fair value	Carrying amount	Fair value
Trade and other receivables	490,409	490,409	481,778	481,778
Cash and cash equivalents	104,387	104,387	87,687	87,687
Loans and borrowings	25,046	25,046	6,949	6,949
Loans from Parent company	6,559,580	6,605,267	5,959,028	6,035,173
Interest rate swaps	11,116	11,116	4,859	4,859
Finance lease liabilities	26,824	26,824	21,960	21,960
Accounts payable and other liabilities	506,329	506,329	512,374	512,374

As there is no reliable indicator of discount rate to measure fair value of loans and borrowings, it is assumed to equal carrying amount plus financing cost.

Capital management

The Company manages its capital to ensure that entities of the company will be able to continue as a going concern while maximising the return to stakeholders through optimisation of the debt and equity balance.

The capital structure of the Company consists of debt, which includes loans and borrowings, cash and cash equivalents and equity attributable to equity holders of the Parent Company, compromising issued capital, reserves and retained earnings.

The Company’s management continuously reviews the capital structure. As part of this review, the management considers the cost of capital. The Company monitors capital on the basis of gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total loans and borrowings (including current and non-current loans and borrowing) less cash and cash equivalents. Total capital is calculated as equity as shown in the Combined Statement of Financial Position plus net debt.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	40	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

	2011	2010
Total loans and borrowings	6,595,742	5,970,836
Less: Cash and cash equivalents	(104,387)	(87,687)

Net debt	6,491,355	5,883,149
Total equity	(2,118,091)	(1,660,015)

Total capital	4,373,264	4,223,134

Gearing ratio	148.4%	139.3%

The increase in the gearing ratio during 2011 resulted primarily from operating losses and finance expenses as reported in the Income Statement.

30.	Operating lease arrangements

Non-cancellable operating lease rentals are payable as follows:

	2011	2010
Less than one year	11,511	8,620
Between one and five years	21,708	17,671
More than five years	5,181	425

	38,400	26,716

The Company leases factories, warehouses, offices and other facilities under operating leases. The leases typically run for a period of 1-5 years, with an option to renew the lease after that date. The Company also leases cars and equipment with an average lease period of 2-5 years.

During the year 2011 EUR 11,298 thousand was recognised as an expense in the Income Statement in respect of operating leases (2010: EUR 10,806 thousand). Contingent rent expensed in the Income Statement amounted to EUR 500 thousand (2010: nil). Sub-lease recognised as revenue in the Income Statement 2011 is EUR 187 thousand (2010: EUR 187 thousand).

31.	Commitments

	2011	2010
Contingent payment due to In-licensing agreements	8,890	12,217

At 31 December	8,890	12,217

The Company has made various In-licensing agreements for products where payments are triggered when certain milestones have been met. Due to uncertainty about the possible outflow, the obligations are classified as contingent liabilities and not recognised in the Statement of Financial Position. If milestone payments become payable they are capitalized on the relevant product under intangible assets.

32.	Contingent liabilities

Two of the Company’s US subsidiaries, Actavis Elizabeth LLC and Actavis MidAtlantic LLC, are among a large number of drug companies that have been sued in cases alleging fraudulent pricing practices. One or more of the Company’s US subsidiaries are parties to such cases brought by the Attorneys General of Illinois and Wisconsin. The main allegation in these cases is that the defendants caused the States to overpay pharmacies and other providers for prescription drugs under the state Medicaid Program by inflating the reported Average Wholesale Price or Wholesale Acquisition Cost. At this juncture, these cases have not yet reached the point of adjudicating the merits of the claims against the Actavis entities. Similar actions, brought by the States of Kentucky, Texas, Alabama, Louisiana, Iowa, Kansas, Oklahoma, Utah, Mississippi, South Carolina, Florida, New York and the various Counties of the City of New York and by the United States government through a private relator have been settled by Actavis for USD 230.9 million, USD 115.5 million of which was paid in 2011, USD 49.3 million of which is payable in 2012, USD 36.2 million in 2013 and USD 29.9 million in 2014.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	41	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Pfizer was involved in patent litigation against Actavis Elizabeth LLC (previously Purepac Pharmaceutical Co.) and had alleged patent infringement based on Actavis Elizabeth LLC ‘ sale of Gabapentin capsules and tablets. Actavis Elizabeth LLC succeeded in a first-instance summary judgement decision before the district court of New Jersey. The judge ruled that Pfizer was not able to establish that the Actavis Elizabeth LLC Gabapentin product infringed the patent. This decision was reversed by the Federal Circuit Court of Appeals who remanded the matter back to the district court for a full trial on the merits. A trial started in May 2011, but the case was settled by the parties out of court on 31 May 2011.

Actavis is involved in a number of patent litigation which is usual for the industry and in some instances the products concerned are sold on the market even when there has been no final resolution of the patent situation.

Furthermore there are some ongoing product liability suits in USA. In most of the cases, Actavis has product liability insurance that indemnifies the company against any legal costs and/or claims connected with these cases in excess of the applicable deductible.

33.	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on combination and are not disclosed in this note. Details of transactions between the Companies and other related parties are disclosed below.

Parent and ultimate controlling party

The combined companies, Actavis Pharma Holding 4 ehf. and Actavis S.à r.l., are controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the companies. The ultimate controlling party of the Combined Company is Mr. Thor Bjorgolfsson.

In 2011 interest expense to related Parent companies amounted to EUR 532,113 thousand (2010: EUR 660,275 thousand).

Loan to Actavis Pharma Holding 1 hf., the former ultimate parent of the Company, amounting to EUR 5.8 million was written off in 2010. These write-offs were part of the financial restructuring that the Company went through during the year.

Transactions with key management personnel

Key management personnel compensation comprised:

	2011	2010
Short-term employee benefits	12,556	9,609
Termination benefits	0	2,910

	12,556	12,519

Members of the Executive Board, which are 15 persons in both 2011 and 2010, are defined as key management.

Transactions and balances with other related parties

In November 2010, the Parent company and the Company completed the restructuring of loans held with Deutsche Bank. The restructuring resulted in Deutsche Bank continuing to provide both senior and subordinated debt financing to the Parent companies as well as a new Payment in Kind (“PIK”) financing arrangement with the Company. The terms of the subordinated financing arrangement resulted in Deutsche Bank having a significant influence over Actavis Equity S.à r.l. (“Actavis Equity”), who through its subsidiaries owns all outstanding shares in Actavis Pharma Holding 4 ehf.

The terms of the subordinated financing arrangement give Deutsche Bank certain non-controlling rights, consents and vetoes over certain financial and operating decisions of Actavis Equity. In addition, the terms of the subordinated financing arrangement subordinate repayments of amounts owing where the Parent companies are unable to pay their debts or on the sale of Actavis Equity or its subsidiaries.

The terms of the PIK financing arrangement also provide for the subordination of amounts owed to Deutsche Bank (in the form of interest or repayment premium) under such arrangements where the Parent company is unable to pay its debts or on the sale of Actavis Equity or its subsidiaries.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	42	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

To secure the banking facilities with Deutsche Bank, the Company has pledged certain assets on behalf of its Parent company (see note 20).

There have been no transactions and balances with other related parties.

34.	Entities of the company

These Combined Financial Statements include the following entities in addition to Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.:

Name of subsidiary	Location	Ownership	Principal activity
Actavis Australia Pty. Ltd	Australia	100%	Sales and Marketing
Actavis GmbH	Austria	100%	Sales and Marketing
Actavis EAD	Bulgaria	100%	Holding company and S&M
Actavis Operations EOOD	Bulgaria	100%	Holding company
Balkanpharma Dubnitza AD	Bulgaria	98%	Production
Balkanpharma Sec. EOOD	Bulgaria	100%	Security services
Balkanpharma Troyan AD	Bulgaria	98%	Production
Opening Pharma Bulgaria EOOD	Bulgaria	100%	Business Development
Actavis (Foshan) Ph. Ltd.	China	90%	Sales and Marketing
Actavis Ltd.	Cyprus	100%	Holding company
Balkanpharma Healthc. Int.	Cyprus	100%	Sales and Marketing
Actavis CZ a.s.	Czech Rep.	100%	Sales and Marketing
Actavis A/S	Denmark	100%	Sales and Marketing
Actavis Nordic A/S	Denmark	100%	Business Support
Medis Danmark A/S	Denmark	100%	Third party sales
Colotech A/S	Denmark	88%	Research and Development
Actavis OY	Finland	100%	Sales and Marketing
Actavis France SAS	France	100%	Sales and Marketing
Medís Pharma France SAS	France	100%	Third party sales
Opening Pharma France SAS	France	100%	Business Development
Actavis Deutschl. GmbH	Germany	100%	Sales and Marketing
Actavis Hold. Germ. GmbH	Germany	100%	Holding company
Actavis Management GmbH	Germany	100%	Administration
Medis Pharma GmbH	Germany	60%	Sales and Marketing
Actavis (China) Holding Ltd.	Hong Kong	100%	Holding company
Actavis Hungary Kft.	Hungary	100%	Sales and Marketing
Actavis eignarhaldsfelag ehf	Iceland	100%	Holding company
Actavis Group hf.	Iceland	100%	Holding company
Actavis Group PTC ehf.	Iceland	100%	Sales and Marketing
Actavis hf.	Iceland	100%	Production and S&M
Actavis Pharma Holding 5 ehf.	Iceland	100%	Holding company
Medis ehf.	Iceland	100%	Third party sales
Actavis Ph. Dev. Pvt. Ltd.	India	100%	Research and Development
Actavis Ph. Manuf. Pvt. Ltd.	India	100%	Production, S&M and R&D
Actavis Pharma Ltd.	India	100%	Research and Development
Lotus Laboratories Ltd	India	100%	Clinical Research Org.
PT Actavis	Indonesia	100%	Production
Actavis Ireland Ltd.	Ireland	100%	Sales and Marketing
Medis Ltd.	Isle of Man	100%	Sales and Marketing
Actavis Italy S.p.A.	Italy	100%	Production and S&M
Actavis K.K.	Japan	100%	Sales and Marketing
UAB Actavis Baltic	Lithuania	100%	Sales and Marketing
Actavis Exp Int. Ltd	Malta	100%	Trading
Actavis International Ltd	Malta	100%	Trading
Actavis Ltd.	Malta	100%	Production, S&M and R&D

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	43	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

Entities of the company, continued:

Actavis Malta Ltd.	Malta	100%	Trading
Actavis BV	Netherlands	100%	Sales and Marketing
Actavis Dutch Holding BV	Netherlands	100%	Holding company
Actavis Holding Asia BV	Netherlands	100%	Holding company
Actavis Holding BV	Netherlands	100%	Holding company
Actavis Holding CEE BV	Netherlands	100%	Holding company
Actavis Holding NWE BV	Netherlands	100%	Holding company
GM Invest BV	Netherlands	100%	Holding company
PharmaPack International B.V.	Netherlands	100%	Packaging
Actavis Norway A/S	Norway	100%	Production
Actavis Polska Sp.zoo	Poland	100%	Trading
Biovena Pharma Sp.	Poland	100%	Sales and Marketing
Actavis SRL	Romania	100%	Distribution
Sindan Pharma SRL	Romania	100%	Production
Actavis OOO	Russia	100%	Sales and Marketing
Zio-Zdorovje	Russia	51%	Production, S&M and R&D
Actavis d.o.o. Belgrade	Serbia	100%	Sales and Marketing
Zdravlje AD	Serbia	73%	Production, S&M and R&D
Zdravlje Trade Ltd.	Serbia	100%	Production, S&M and R&D
Actavis (Asia Pacific) Pte. Ltd.	Singapore	100%	Sales and Marketing
Actavis s.r.o.	Slovakia	100%	Sales and Marketing
Actavis Spain S.A.	Spain	100%	Sales and Marketing
Actavis AB	Sweden	100%	Sales and Marketing
Actavis Holding A/B	Sweden	100%	Sales and Marketing
Actavis Switzerland AG	Switzerland	100%	Sales and Marketing
Oncopharma AG	Switzerland	100%	Distribution
Actavis Istanbul Ilac Sanayive Ticaret Ltd. Sirk.	Turkey	100%	Sales and Marketing
Actavis İlaçlari Anonim Sirketi AŞ	Turkey	100%	Production, S&M and R&D
Actavis (MEEA) FZE	UAE	100%	Sales and Marketing
Actavis Holding UK II Ltd.	UK	100%	Holding company
Actavis Holdings UK Ltd.	UK	100%	Administration
Actavis UK Ltd.	UK	100%	Production, S&M and R&D
Actavis Ukraine LLC	Ukraine	100%	Sales and Marketing
Actavis Elizabeth LLC	USA	100%	Production, S&M and R&D
Actavis Inc.	USA	100%	Business Development
Actavis Kadian LLC	USA	100%	Holding company
Actavis Mid-Atlantic LLC	USA	100%	Production, S&M and R&D
Actavis South Atlantic LLC	USA	100%	S&M and R&D
Actavis Totowa LLC	USA	100%	Production, S&M and R&D

The immediate parent company of the combined company, Actvis Pharma Holding 4 ehf. and Actavis S.à r.l., is Actavis Acquisition Debt S.à r.l.

In 2011, all shares in Actavis Lier were sold to a third party, Balkanpharma LLC in Russia was merged with Actavis OOO Russia and Actavis Ukraine LLC, Opening Pharma France SAS, Opening Pharma Bulgaria EOOD and Actavis K.K. were established. Actavis acquired 100% of the shares in Dutch company PharmaPack International B.V., a specialist in packaging pharmaceutical as well as biotechnological products, in November 2011.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	44	Amounts are in thousands of Euro

Notes to the Combined Financial Statements

35.	Subsequent events

Actavis and Bioton announced at 30 January 2012 that they had formed a joint venture company for the development and registration of insulins, including analogue insulins. Within the framework of the joint-venture, Bioton will be responsible for the development and manufacture of insulin products, while Actavis will be granted an exclusive licence to commercialise those products under the Actavis brand throughout the European Union and the United States of America, as well as in Albania, Bosnia & Herzegovina, Croatia, Iceland, Japan, Kosovo, Lichtenstein, Macedonia, Montenegro, Norway, Serbia and Switzerland. In Poland, both companies will offer the insulin products under their respective brands, Bioton being a Polish company. Actavis has agreed to pay to Bioton an aggregate amount of up to EUR 55.5 million, of which EUR 22.25 million was paid on 30 January 2012. The remainder, EUR 33.25 million, will be paid in instalments in accordance with agreed milestones relating to the registration process involving recombinant human insulin (RHI).

During February 2012, settlements were reached with the States of Oklahoma and Kansas in the Average Wholesaler Pricing litigation in USA as described in note 32. Total payment for these settlements was USD 3.4 million and this has been paid in 2012. This amount is included in the totals as described in note 32.

A settlement has been agreed with the State of Illinois on AWP in March 2012, with USD 5.2 million paid in March 2012 and four installments of USD 5.2 million each to be paid on each of 1 August 2012, 21 March 2013, 21 March 2014 and 21 March 2015. These amounts are in addition to the amounts set out in note 32.

In January 2012, the State of Wisconsin brought an Average Wholesaler Pricing litigation against Actavis as described in note 32 but this has not been settled or gone to trial at this stage.

On April 25, 2012, Actavis Acquisition Debt S.à r.l. entered into a definitive Purchase Agreement with Watson Pharmaceuticals Inc. to sell Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. In the coming months, the transaction will be reviewed by regulators in the U.S. as well as by relevant jurisdictions in Europe. Following the successful completion of these reviews, the closing of the transaction is anticipated in the fourth quarter of 2012. In the meantime, the two companies will continue to operate separately.

Under the terms of the Purchase Agreement, Watson will acquire Actavis for approximately EUR 4.25 billion. The total consideration will include a cash payment of approximately EUR 4.15 billion, as well as the assumption of a maximum of EUR 100 million in revolver debt, which is to be repaid at closing. Actavis stakeholders could also receive additional consideration, contingent upon the company achieving negotiated levels of 2012 results. The contingent payment, if fully earned would result in the delivery of up to 5.5 million shares of Watson common stock. This contingent payment was valued during the negotiations at EUR 250 million, based on a per share price of $60, using a Euro to U.S. dollar exchange rate of $1.32. The shares granted, if any, would be issued in 2013.

Combined Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2011 and 2010	45	Amounts are in thousands of Euro

Combined/Consolidated Financial Statements of

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

2010 and 2009

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	2

Independent Auditors’ Report

The Board of Directors of Actavis Pharma Holding 4 ehf. and Actavis S.à. r.l.

We have audited the accompanying Combined/Consolidated Statements of Financial Position of Actavis Pharma Holding 4 ehf. and Actavis S.à. r.l (the ‘Company’) as of 31 December, 2010 and 2009 and the related Combined/Consolidated Statements of Income, Comprehensive Income, Cash Flows and Changes in Equity for the years then ended. These Combined/Consolidated Financial Statements are the responsibility of the Actavis Acquisition Debt S.à r.l’s management. Our responsibility is to express an opinion on these Combined/Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Financial Statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Combined/Consolidated Financial Statements referred to above present fairly, in all material respects, the Combined/Consolidated Financial Position of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l as of 31 December 2010 and 2009, and the results of their Combined/Consolidated Operations and their Combined/Consolidated Cash Flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Reykjavik, 20 June 2012

KPMG ehf.

/s/ Auður Þórisdóttir

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	3

Combined/Consolidated Income Statement

for the years 2010 and 2009

	Notes	2010	2009
Net sales	6	1,690,296	1,505,653
Cost of sales		(930,302)	(815,237)

Gross profit		759,994	690,416

Other operating income	7	37,145	43,105
Sales and marketing expenses		(360,969)	(307,717)
Research and development expenses		(200,695)	(121,109)
General and administrative expenses		(453,128)	(162,883)

(Loss) profit from operations, prior to impairment of goodwill		(217,653)	141,812

Impairment charge against goodwill	12	0	(1,109,673)

Loss from operations		(217,653)	(967,861)

Financial income		6,304	6,113
Financial expenses		(780,054)	(596,603)
Net exchange rate differences		(15,569)	4,005

Net financial expenses	9	(789,319)	(586,485)

Share of loss of equity accounted investees (net of income tax)	15	0	(690)

Loss before tax		(1,006,972)	(1,555,036)

Income tax	10	(14,490)	(28,477)

Loss from continuing operations		(1,021,462)	(1,583,513)

Discontinued operations
Loss from discontinued operations (net of income tax)	11	(18,561)	(51,774)

Loss for the year		(1,040,023)	(1,635,287)

Attributable to:
Owners of the Combined Company		(1,040,085)	(1,635,658)
Non-controlling interest		62	371

Loss for the year		(1,040,023)	(1,635,287)

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	4	Amounts are in thousands of Euro

Combined/Consolidated Statement of

Comprehensive Income for the years 2010 and 2009

	Notes	2010	2009
Loss for the year		(1,040,023)	(1,635,287)

Other comprehensive income (loss)
Foreign currency translation differences for foreign operations	9	76,064	(13,498)
Defined benefit actuarial losses	23	(2,777)	(4,113)
Income tax on actuarial losses	25	(328)	1,075

Other comprehensive income (loss) for the year, net of income tax		72,959	(16,536)

Total comprehensive loss for the year		(967,064)	(1,651,823)

Attributable to:
Owners of the Combined Company		(966,737)	(1,650,995)
Non-controlling interest		(327)	(828)

Total comprehensive loss for the year		(967,064)	(1,651,823)

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	5	Amounts are in thousands of Euro

Combined/Consolidated Statement of

Financial Position as at 31 December 2010 and 2009

	Notes	31.12.2010	31.12.2009
Assets
Non-current assets
Goodwill	12	2,869,256	2,814,711
Other intangible assets	13	775,558	819,030
Property, plant and equipment	14	493,342	465,843
Investments in equity accounted investees	15	447	366
Long term receivables	17	10,918	10,228
Deferred tax assets	25	74,685	107,295

Non-current assets		4,224,206	4,217,473

Current assets
Inventories	16	380,433	320,096
Trade and other receivables	17	470,860	547,169
Cash and cash equivalents	18	87,687	108,433
Assets classified as held for sale	19	0	48,768

Current assets		938,980	1,024,466

Total assets		5,163,186	5,241,939

Equity
Net investment of the Combined Company	20	1,635,392	1,635,380
Other reserves	20	(93,264)	(169,717)
Accumulative deficit		(3,215,809)	(2,172,619)

Equity attributable to owners of the Combined Company		(1,673,681)	(706,956)
Non-controlling interest		13,666	14,744

Total equity		(1,660,015)	(692,212)

Liabilities
Non-current liabilities
Loans from Parent company	21	5,962,267	5,190,553
Loans and borrowings	22	437	882
Retirement benefit obligation	23	27,138	28,895
Obligations under finance leases	24	18,405	22,375
Provisions	27	212,246	9,235
Other long term liabilities	26	489	1,574
Deferred income tax liabilities	25	31,841	76,231

Non-current liabilities		6,252,823	5,329,745

Current liabilities
Loans from Parent company	21	1,620	102,928
Loans and borrowings	22	4,877	6,761
Tax liabilities		16,469	15,489
Accounts payable and other liabilities	26	513,520	461,705
Retirement benefit obligation	23	11,904	0
Obligations under finance leases	24	3,555	3,826
Provisions	27	18,433	2,429
Liabilities associated with assets classified as held for sale	19	0	11,268

Current liabilities		570,378	604,406

Total liabilities		6,823,201	5,934,151

Total equity and liabilities		5,163,186	5,241,939

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	6	Amounts are in thousands of Euro

Combined/Consolidated Statement of Cash Flows

for the years 2010 and 2009

	Notes	2010	2009
Cash flows from operating activities
Loss for the year		(1,040,023)	(1,635,287)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	14	76,553	82,226
Amortisation of intangible assets	13	148,920	172,339
Impairment of intangible assets	13	64,206	0
Impairment of goodwill		0	1,109,673
Amortisation of financing fees		90,093	9,586
PIK interest and currency fluctuations		588,253	430,395
Changes in deferred taxes		(18,803)	7,124
Discountinued operations		18,561	51,774
Other changes		11,479	5,337

Working capital (used in) provided by operating activities		(60,761)	233,167
Changes in operating assets and liabilities:
Inventories, increase		(50,476)	(18,102)
Receivables, decrease (increase)		96,768	(121,574)
Short-term liabilities, increase		283,069	42,360

Changes in operating assets and liabilities		329,361	(97,316)

Net cash provided by operating activities		268,600	135,851

Cash flows to investing activities
Investments in intangible assets		(153,393)	(168,799)
Proceeds from sale of intangible assets		2,037	1,448
Investments in property, plant and equipment		(78,758)	(40,438)
Proceeds from sale of property and equipment		3,271	1,609
Proceeds from sale of subsidiaries		16,761	0
Acquisition of subsidiaries net of cash acquired		(40,254)	(2,591)
Loans to companies classified as discontinued operations		(3,735)	(27,727)

Net cash used in investing activities		(254,071)	(236,498)

Cash flows from financing activities
Increase in capital		12	0
Dividend paid to non-controlling interest		(751)	(995)
Proceeds from long-term borrowings net of direct cost		(13,744)	141,175
Payments of long-term debt		(16,191)	(7,519)
Changes in bank loans		(1,701)	(2,085)
Payments of finance lease obligations		(5,384)	(5,863)

Net cash (used in) provided by financing activities		(37,759)	124,713

Net change in cash and cash equivalents		(23,230)	24,066
Effects of foreign exchange adjustments on cash held		2,484	(933)
Effects of discontinued operations	11	0	835
Cash and cash equivalents at beginning of year		108,433	85,300
Cash and equivalents of discontinued operations at beginning of year		0	4,430

Cash and cash equivalents at end of year		87,687	113,698
Less cash and equivalents of discontinued operations at end of year		0	(5,265)

Cash and equivalents of continuing operations at end of year		87,687	108,433

Other information
Interest paid		(110,893)	(132,950)
Income tax paid		(34,521)	(9,937)

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	7	Amounts are in thousands of Euro

Combined/Consolidated Statement of Changes in Equity for the years 2010 and 2009

	Equity attributable to owners of the Combined Company
	Share capital, premium and other reserves	Accumulative deficit	Total	Non-controlling interest	Total equity
Balance at 1 January 2009	1,477,961	(533,922)	944,039	16,910	960,949

Translation difference	(12,298)		(12,298)	(1,200)	(13,498)
Defined benefit plan actuarial losses		(3,039)	(3,039)	1	(3,038)

Net income and expenses recognised directly in equity	(12,298)	(3,039)	(15,337)	(1,199)	(16,536)

Loss of the period		(1,635,658)	(1,635,658)	371	(1,635,287)

Total comprehensive loss for the period	(12,298)	(1,638,697)	(1,650,995)	(828)	(1,651,823)

Dividends paid to non-controlling interest			0	(995)	(995)
Disposal of minority interest			0	(343)	(343)

Balance at 31 December 2009 / 1 January 2010	1,465,663	(2,172,619)	(706,956)	14,744	(692,212)

Translation difference	76,453		76,453	(389)	76,064
Defined benefit plan actuarial losses		(3,105)	(3,105)	0	(3,105)

Net income and expenses recognised directly in equity	76,453	(3,105)	73,348	(389)	72,959

Loss of the period		(1,040,085)	(1,040,085)	62	(1,040,023)

Total comprehensive loss for the period	76,453	(1,043,190)	(966,737)	(327)	(967,064)

New shares issued	12		12		12
Dividends paid to non-controlling interest			0	(751)	(751)

Balance at 31 December 2010	1,542,128	(3,215,809)	(1,673,681)	13,666	(1,660,015)

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	8	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

1.	Description of business

On April 25, 2012, Actavis Acquisition Debt S.à r.l. (“Actavis”) entered into a definitive Purchase Agreement with Watson Pharmaceuticals Inc. to sell Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. (hereinafter referred to as the “Company”) (see note 35).

•	Actavis Pharma Holding 4 ehf. is a limited liability company incorporated and domiciled in Iceland; and

•	Actavis S.à r.l. is incorporated as a “Société à Responsabilité Limitée” under the laws of the Grand-Duchy of Luxembourg on 5th August, 2010.

For the year ended 31 December 2010, these historical Combined Financial Statements of the Company present the historical financial position and results of operations of these entities on a combined basis. For the year ended 31 December 2009, these historical Consolidated Financial Statements of the Company present the historical financial position and results of operations of these entities on a consolidated basis. These Combined/Consolidated Financial Statements were authorized for issuance on 20 June 2012 by the Board of Directors of the companies.

The Company specialises in the development, manufacturing and sale of generic pharmaceuticals in international markets and employees a total workforce of around 10,500 located in over 40 countries. The principal markets include USA, the United Kingdom, Nordic countries, Russia, Ukraine and Spain. The Company’s research and development facilities are located in Iceland, Malta, Indonesia, Romania, Italy, Bulgaria and the United States. The Company maintains modern manufacturing and packaging facilities in Bulgaria, Iceland, India, Indonesia, Italy, Malta, Romania, Russia, Serbia, UK, Netherlands and the United States. These plants produce a range of medicines in various formulations, including tablets, capsules, injectables, suppositories, sprays, steriles, powders, oral liquids and semi-solids.

2.	Basis of preparation

The Combined/Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (“IASB”). The Combined/Consolidated Financial Statements have been prepared on a historical cost basis, except for derivatives which are valued at fair value and defined benefit obligations which are recognized as the present value of defined benefit obligations less the net total of the plan assets and less unrecognised past service cost.

These Combined/Consolidated Financial Statements have been prepared from the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. together with the Financial Statements of Actavis S.à r.l. and reflect the cash flows, revenues, expenses, assets, and liabilities of these entities on a combined basis. During the year 2010 the Company operated as two legal entities each with separate shareholders’ equity. Owners’ Equity is therefore presented in lieu of combined shareholders’ equity representing the cumulative net investment by the combined shareholders of the Company.

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. are both controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the company’s. The ultimate controlling party of the combined company is Mr. Thor Bjorgolfsson.

During the year 2010/2009 the Company was dependent on funding provided by third party investors to intermediate parent companies within the Actavis Equity S.à r.l. group. This funding was made available to the Company through related party loan agreements between subsidiaries of the Company and various intermediate parent companies. These financial statements have been prepared on a going concern basis since, as set out in Note 21, the Company’s projected cash flows are sufficient to cover the interest payments on these related party loan agreements until the maturity date of 30 June 2013, and the Company expects to achieve either a refinancing or an alternative financing solution before such date.

A list of the entities included in the Combined/Consolidated Financial Statements including joint-ventures is presented in Notes 34 and 15. All significant inter-company transactions have been eliminated in the Combined Financial Statements of the Company.

Presentation currency

These Combined Financial Statements are presented in Euro. All financial information presented in Euro has been rounded to the nearest thousand.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	9	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Use of estimates and judgements

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about the carrying values af assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

Information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amount recognised in the Combined Financial Statements are described in the following notes:

•	Note 12 Measurement of the recoverable amounts of cash-generating units

•	Note 13 Capitalisation of internally generated intangible assets

•	Note 16 Measurement of the cost of inventories

•	Note 17 Measurement of recoverable amounts of trade receivables

•	Note 25 Measurement of deferred tax asset

•	Note 27 Estimate of provisions

3.	Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these Combined Financial Statements, and have been applied consistently by entities of the company.

Subsidiaries

As described in note 2, the Combined Financial Statements of the Company include the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. Subsidiaries are those entities that are controlled by Actavis Pharma 4 ehf. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The subsidiaries are fully consolidated in the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and, therefore, are also consolidated in the Combined Financial Statements of the Company. When the Company’s ownership in subsidiaries is less than 100%, non-controlling interest’s proportionate share of the subsidiaries results and equity is adjusted on an annual basis and shown as separate items in the Income Statement, Statement of Comprehensive Income and the Statement of Financial Position.

The results of subsidiaries acquired or disposed of during the year are included in the Consolidated Income Statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used in line with those used by the Company.

Investments in equity accounted investees

Joint ventures are those entities over whose activities the Company has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	10	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Investments in jointly controlled entities are accounted for using the equity method (equity accounted investees) and are recognised initially at cost. The Company’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The Combined Financial Statements include the Company’s share of the income and expenses and equity movements of equity accounted investees, after adjustments to align the accounting policies with those of the Company, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When the Company’s share of losses exceeds its interest in an equity accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Company has an obligation or has made payments on behalf of the investee.

Foreign currencies

Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rates prevailing on the reporting date. Foreign exchange differences arising on translation are recognized in the Income Statement.

On combination, the assets and liabilities of the Company’s subsidiaries are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the year. Exchange differences arising, if any, are classified as other comprehensive income and transferred to the Company’s share capital, premium and other reserves. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.

Goodwill and fair value adjustments arising on the acquisition of foreign entities are treated as assets and liabilities of foreign entities and translated at the closing rate.

Revenue

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates and excluding sales and value added taxes. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible returns of goods can be estimated reliably, and there is no continuing management involvement with the goods. Payments received from customers in advance of performance of the Company’s obligations are included as deferred revenue and are not recognised as income until the obligations have been fulfilled.

Sale of dossiers is the sale of intellectual property which is confidential scientific and medical information and technical data invented, developed or acquired by the Company. Other revenue represents sale not related to any production activity.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Advertising and promotion expenditure is charged to the Income Statement as incurred. Shipment cost on intercompany transfers are charged to cost of sales; distribution costs on sales to customers are included in sales and marketing expenditure. Restructuring costs are recognised in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken.

Research and development

Research and development expenditure charged to the Income Statement consists mainly of maintenance costs for the current commercial portfolio and startup expenses for new development projects. Maintenance costs are mainly annual fees, variations and other such costs related to servicing the portfolio currently on the market. Costs for new development projects is expensed up to the point that they are formally approved for development, from that point all costs are capitalised until the product is launched in a main market.

Lease payments

Payments made under operating leases are recognised in Income Statement on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	11	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

Financial income and expenses

Financial income comprises interest income on funds invested, dividend income and changes in the fair value of derivatives. Interest income is recognised as it accrues, using the effective interest method. Dividend income is recognised on the date that the Company’s right to receive payment is established.

Financial expenses comprise interest expense on loans and borrowings, finance leases, retirement obligation, unwinding of the discount on provisions and changes in the fair value of derivatives. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognised in the Income Statement using the effective interest method.

Foreign currency gains and losses are reported on a net basis as separate item in the Income Statement.

Income tax

Income tax comprises tax currently payable and deferred tax. Income tax is recognised in the Income Statement except to the extent that it relates to items recognised directly in equity or in other comprehensive income.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the Income Statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are not recognised for taxable temporary differences arising on investment in subsidiaries, except where the Company is not able to control the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

A deferred tax asset is recognised only to the extent that it is probable that future benefits will be available against which the asset can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the Income Statement, except when it relates to items charged or credited directly to equity or in other comprehensive income, in which case the deferred tax is also dealt with in equity or in other comprehensive income.

Discontinued operations

A discontinued operation is a component of the Company’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative Income Statement and Cash Flow is re-presented as if the operation had been discontinued from the start of the comparative period.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	12	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Goodwill

Goodwill (negative goodwill) arises on the acquisition of subsidiaries.

Goodwill represents the excess of the cost of the acquisition over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. When the excess is negative (negative goodwill), it is recognised immediately in the Income Statement.

i) Subsequent measurement

Goodwill is measured at cost less accumulated impairment losses.

Other intangible assets

i) Development cost

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if it can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour costs, contract services and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognised in the Income Statement when incurred.

Capitalised development expenditure is measured at cost less accumulated amortisation and impairment losses.

ii) Product acquisitions

Product acquisitions include fully developed product design and In-licensed products, which are acquired from an independent third party, and have already been established as technically and commercially feasible. The capitalized expenditure consists of the purchase price and other direct cost associated with the acquisition. Product acquisition is measured at cost less accumulated amortisation and impairment losses.

iii) Customer relationships and trademarks

Customer relationships and trademarks that have been acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and impairment losses.

iv) Other intangibles

Other intangibles are non-specific intangible assets that are capitalized only if they can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour costs, contract services and overhead costs that are directly attributable to preparing the asset for its intended use.

Other intangibles are measured at cost less accumulated amortisation and impairment losses.

v) Subsequent expenditure

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognised in the Income Statement when incurred.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	13	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

vi) Amortisation

Amortisation is recognised in the Income Statement on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date they are available for use. The amortisation rates used for the current and comparative periods are as follows:

Development cost	10 - 35%
Customer relationship	5 - 15%
Trademark	10 - 25%
Other intangibles	3 - 33%

Property, plant and equipment

i) Recognition and measurement

Property, plant and equipment are measured at acquisition or construction cost, less accumulated depreciation and accumulated impairment losses. Cost of self-constructed property, plant and equipment is calculated on the basis of directly attributable costs as well as an appropriate share of overheads.

ii) Subsequent costs

Subsequent costs are included in the assets carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

iii) Depreciation

The depreciable amount of assets is allocated on a straight-line basis over their expected useful lives. Depreciation methods, useful lives and residual values are reassessed at each reporting date. The depreciation for each year is recognised as an expense based on the following depreciation rates:

Property and plant	2 - 10%
Machinery and equipment	5 - 33%
Fixtures and office equipment	10 - 33%
Vehicles	20 - 33%

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or the lease term, if shorter.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. The corresponding liability is included in the Statement of Financial Position as an obligation under finance leases. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are classified as operating leases and the leased assets are not recognised on the Company’s Statement of Financial Position.

Impairment

i) Financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	14	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognised in the Income Statement.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. The reversal is recognised in the Income Statement.

ii) Non-financial assets

The carrying amounts of the Company’s non-current assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. For goodwill and other intangible assets that are not yet available for use, the recoverable amount is estimated at each reporting date.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that is largely independent from other assets and groups. Impairment losses are recognised in the Income Statement. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the units (group of units) on a pro rata basis.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Inventories

Inventories are stated at the lower of cost or net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overhead expenses that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realisable value represents the estimated selling price less the estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Assets classified as held for sale

Assets or disposal groups comprising assets and liabilities, that are expected to be recovered primarily through sale rather than through continuing use are classified as held for sale. Immediately before classification as held for sale, the assets (or components of a disposal group) are remeasured in accordance with the Company’s accounting policies. Thereafter generally the assets, or disposal group, are measured at the lower of their carrying amount and fair value less cost to sell. Any impairment loss on a disposal group first is allocated to goodwill, and then to remaining assets and liabilities on pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets and employee benefit assets, which continue to be measured in accordance with the Company’s accounting policies. Impairment losses on initial classification as held for sale and subsequent gains or losses on remeasurement are recognised in the Income Statement. Gains are not recognised in excess of any cumulative impairment loss.

Financial instruments

i) Non derivative financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, loans and borrowings, and trade and other payables.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	15	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Non-derivative financial instruments are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured at amortised cost applying the effective interest method less any impairment losses.

A financial instrument is recognised if the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Company’s contractual rights to the cash flows from the financial assets expire or if the Company transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date; i.e., the date that the Company commits itself to purchase or sell the asset. Financial liabilities are derecognised if the Company’s obligations specified in the contract expire or are discharged or cancelled.

ii) Derivative financial instruments

The Company holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. The principal derivative instruments used by the Company are interest rate swaps and forward foreign exchange contracts.

Derivative financial instruments are recognised in the Statement of Financial Position at fair value. Changes in the fair value of derivatives are recognised in the Income Statement. Derivatives with positive fair value are recognised as assets and derivatives with negative fair value are recognised as liabilities.

Hedge accounting is not applied to derivative instruments that economically hedge monetary assets and liabilities denominated in foreign currencies. Changes in the fair value of such derivatives are recognised in the Income Statement as part of foreign currency gains and losses.

iii) Equity attributable to owners of the Combined Company

a) Common shares

Incremental costs directly attributable to the issue of common shares and share options are recognised as a deduction from equity.

b) Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable cost, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity. Gains or losses on the purchase or sale of treasury shares are not recognised in the Income Statement.

c) Dividend

Dividend is recognised as a liability when approved by the Company’s shareholders.

Employee benefits

i) Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a seperate entity and has no legal or contructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in the Income Statement in the periods during which related services are rendered by employees.

ii) Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Company’s major defined benefit plans are located in the United Kingdom, Italy, Turkey and Germany.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	16	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

The Company’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and any unrecognised past service costs and the fair value of any plan assets are deducted. The discount rates used have maturity dates approximating the terms of the Company’s obligations. The calculation is performed by a qualified actuary, using the projected unit credit method. The Company immediately recognises all actuarial gains and losses arising from defined benefit plans in other comprehensive income.

In accordance with legislation in Turkey, companies are required to make certain lump-sum payments to employees on retirement or on termination for reasons other than resignation or misconduct. These payments are calculated based on a pre determined formula and are subject to certain upper limits. The accrued liability is based on the present value of the future obligation of the Company that may arise from the retirement of the employees.

Provisions

A provision is recognised when the Company has a present legal or constructive obligation as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions for restructuring costs are recognised when the company has a detailed formal plan for the restructuring which has been notified to affected parties. Legal provisions are recognised to cover possible losses due to court cases.

Changes in accounting policies

Accounting for business combinations

•

From 1 January 2010 the Actavis Pharma Holding 4 ehf. group has applied IFRS 3 Business Combinations (2008) in accounting for business combinations. The change in accounting policy is applied prospectively and had no impact on earnings per share.

Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Company. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, the Company takes into consideration potential voting rights that currently are exercisable.

For acquisitions on or after 1 January 2010, the Company measures goodwill at the acquisition date as:

•	the fair value of the consideration transferred; plus

•	the recognised amount of any non-controlling interests in the acquiree; plus if the business combination in achieved in stages, the fair value of the existing equity interest in the acquiree; less

•	the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration payable is recognised at fair value at the acquisition date. If the contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of the contingent consideration are recognised in profit or loss.

When share-based payment awards (replacement awards) are required to be exchanged for awards held by the acquiree’s employees (acquiree’s awards) and relate to past services, then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards relate to past and/or future service.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	17	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

For acquisitions between 1 January 2004 and 1 January 2010, goodwill represents the excess of the cost of the acquisition over the Company’s interest in the recognised amount (generally fair value) of the identifiable assets, liabilities and contingent liabilities of the acquiree. When the excess was negative, a bargain purchase gain was recognised immediately in the Income Statement.

Transaction costs, other that those associated with the issue of debt or equity securities, that the Company incurred in connection with business combinations were capitalised as part of the cost of the acquisition.

As part of its transition to IFRSs, the Company elected to restate only those business combinations that occurred on or after 1 January 2003. In respect of acquisitions prior to 1 January 2003, goodwill represents the amount recognised under the Company’s previous accounting framework, Icelandic GAAP.

Accounting for acquisitions of non-controlling interests

•

From 1 January 2010 the Actavis Pharma Holding 4 ehf. group has applied IAS 27 Consolidated and Separate Financial Statements (2008) in accounting for acquisitions of non-controlling interests. The change in accounting policy has been applied prospectively and has had no impact on earnings per share.

Under the new accounting policy, acquisitions of non-controlling interests are accounted for as transactions with equity holders in their capacity as equity holders and therefore no goodwill is recognised as a result of such transactions. The adjustments to non-controlling interests are based on a proportionate amount of the net assets of the subsidiary.

Previously, goodwill was recognised arising on the acquisition of a non-controlling interest in a subsidiary, which represented the excess of the cost of the additional investment over the carrying amount of the interest in the net assets acquired at the date of the transaction.

New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2010, and have not been applied in preparing these Combined Financial Statements. None of these is expected to have a significant effect on the Combined Financial Statements of the Company.

4.	Determination of fair values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to the asset or liability in question.

Intangible assets

The fair value of patents and trademarks acquired in a business combination is based on the discounted estimated royalty payments that have been avoided as a result of the patent or trademark being owned. The fair value of other intangible assets is based on the discounted cash flows expected to be derived from the use and eventual sale of the assets.

Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing, wherein the parties had each acted knowledgeably, prudently, and without compulsion. The market value of items of plant, equipment, fixtures and fittings is based on the quoted market prices for similar items.

Inventories

The fair value of inventories acquired in a business combination is determined based on its estimated selling price in the ordinary course of business less the estimated costs of completion and sale, and a reasonable profit margin based on the effort required to complete and sell the inventory.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	18	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date.

Derivatives

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

5.	Exchange rates

The Company uses monthly averages of exchange rates to translate the results and cash flows of subsidiaries into Euro and period-end rates to translate their assets and liabilities. The currencies which most influence these translations, and the relevant exchange rates at year-end, were:

	2010	2009
Year end rates:
EUR/USD	1.3287	1.4339
EUR/RUB	40.3331	43.3883
EUR/RON	4.2848	4.2282
EUR/GBP	0.8611	0.8922
EUR/ISK	153.2155	179.4092

6.	Net sales

	2010	2009
Sales	1,622,868	1,424,656
Non Actavis product sales	65,528	73,615
Active Pharmaceutical Ingredients (API) sales	1,900	7,382

Total net sales	1,690,296	1,505,653

7.	Other operating income

	2010	2009
Sales of dossiers	12,259	20,390
Other revenue	24,886	22,715

Total other operating income	37,145	43,105

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	19	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

8.	Personnel expenses

	2010	2009
Wages and salaries	353,469	282,408
Compulsory social security contributions	30,517	26,474
Pensions - defined contribution plans	12,509	11,070
Pensions - defined benefit plans	11,627	2,546
Terminations benefits	7,544	3,931

Total personnel expenses	415,666	326,429

Included in the Income Statement under the following headings:

Cost of sales	159,675	136,037
Sales and marketing expenses	97,044	80,249
Research and development expenses	28,484	25,253
General and administrative expenses	107,566	66,035

Total included in the Income Statement	392,769	307,574

Included in the Statement of Financial Position as:

Development cost	22,897	18,855

Total included in the Statement of Financial Position	22,897	18,855

Total employee costs	415,666	326,429

For information on remuneration to Key Management, please refer to note 33.

Number of persons employed by the Company (including directors) at year end:
Manufacturing	5,159	5,120
Selling, general and administration	4,150	3,719
Research and development	1,198	1,302

Number of employees at end of period	10,507	10,141

Average number of positions for the year	10,420	10,037

9.	Financial income and (expenses)

	2010	2009
Recognised in Income Statement
Interest income of bank deposits	407	766
Expected return on pension scheme assets	1,977	3,911
Other interest income	3,920	1,436

Total financial income	6,304	6,113

Financial expenses
Interest on obligations under finance leases	(1,465)	(1,897)
Interest on loans and borrowings	(96,984)	(136,234)
Interest rate swap designated at fair value through profit or loss	(4,859)	0
PIK interest on loans and borrowings	(563,291)	(438,587)
Amortisation of financing fees	(90,094)	(9,586)
Interest on pension obligation	(3,874)	(3,311)
Other interest expenses	(19,487)	(6,988)

Total financial expenses	(780,054)	(596,603)

Foreign exchange rate differences (net)	(15,569)	4,005

Net financial income and expense recognised Income Statement	(789,319)	(586,485)

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	20	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

	2010	2009
Recognised in other comprehensive income
Foreign currency translation differences for foreign operations	76,064	(13,498)

Attributable to
Equity holders of the Combined Company	76,453	(12,298)
Non-controlling interest	(389)	(1,200)

Total recognised in other comprehensive income, net of tax	76,064	(13,498)

10.	Income tax

	2010	2009
Current tax
Current year	29,749	20,268
(Over)/under provided in prior years	3,485	515

	33,234	20,783

Deferred tax
Origination and reversal of temporary differences	(56,880)	(13,595)
Investment tax credit	6,434	(640)
Benefit of tax losses recognised	1,596	(2,068)
Currency adjustments on tax losses	0	4,258
Impairment losses on tax assets	30,106	19,191
Other changes	0	548

	(18,744)	7,694

Total income tax in Income Statement	14,490	28,477

Reconciliation of effective tax rate

	2010	2010	2009	2009
Loss before tax		(1,006,972)		(1,555,036)

Income tax using the domestic corporation tax rate	18%	(181,280)	15%	(233,255)
Effect of tax rates in foreign jurisdictions	3%	(32,992)	(1%)	15,782
Effect of changes in tax rates	0%	(2,697)	0%	(7,349)
Foreign exchange difference	0%	0	(0%)	4,258
Investment tax credits	(0%)	3,420	0%	(1,253)
Non-deductible expenses	(1%)	5,182	(0%)	6,342
Impairment charge against goodwill	0%	0	(11%)	165,460
Changes in allowance for non-deductible expenses	(4%)	39,681	0%	0
Impairment loss on tax assets	(3%)	30,106	(1%)	19,191
Carry forward income tax loss not recognised	(14%)	145,811	(4%)	57,673
Tax exempt revenue	0%	(1,258)	0%	(62)
Other differences	(1%)	8,517	(0%)	1,690

Total income tax in Income Statement/eff.tax rate	(1%)	14,490	(2%)	28,477

The corporate tax rate in Iceland increased from 18% to 20% effective from 1 January 2011. This change resulted in a tax gain in the year 2010 amounting to EUR 2.7 million due to capitalized tax losses.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	21	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

11.	Discontinued operations

In July 2010 a former disposed subsidiary, Colotech A/S in Denmark, was acquired back from a related party as part of the financial restructuring of the Company. At year-end 2010 Colotech A/S received the interim result from the clinical trial that had been ongoing for the past 3-4 years. The results were not positive and therefore the management decided to close down the company. As a result the operations in 2010 are treated as discontinued operations and all assets are fully written off and the related close-down cost accrued. The comparative figures relate to the divestment of the distribution activities of the Company in 2009 to place greater focus on the Company’s key competencies. The distribution activity included the company Higia AG in Bulgaria, which was recognised as discontinued operation.

Results of discontinued operation:

	2010	2009
Net sales	0	172,081
Cost of goods sold	0	(171,147)
Other operating expenses	(1,847)	(12,219)
Financial income and (expenses)	(182)	(4,374)
Income tax	781	(282)

Loss for the year	(1,248)	(15,941)

Loss recognised on the remeasurement of assets of disposal group	(17,313)	(35,833)

Loss of the year from discontinued operation	(18,561)	(51,774)

Cash flows provided by (used in) discontinued operation:

Net cash used in operating activities	(1,088)	(583)
Net cash provided by investing activities	0	1,835
Net cash provided by financing activities	1,088	(417)

Net cash provided by discontinued operation	0	835

12.	Goodwill

	2010	2009
Cost
At 1 January	3,927,684	3,891,022
Currency adjustments	37,399	(4,659)
Reclassified	0	129
Other additions	17,146	42,616
Derecognised on disposal of a subsidiary	0	(1,424)

At 31 December	3,982,229	3,927,684

Accumulated impairment
At 1 January	1,112,973	3,300
Impairment loss	0	1,109,673

At 31 December	1,112,973	1,112,973

Net book value 31 December	2,869,256	2,814,711

Other additions in 2010 relate to earn out payments to previous owners of Abrika (now Actavis South Atlantic LLC) which was acquired in 2007.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	22	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Impairment testing for cash-generating units containing goodwill

For the purpose of impairment testing, goodwill is allocated to the Company’s five cash-generating units (CGU) which represents the lowest level within the Company at which goodwill is monitored for internal management purposes. The five CGU’s consist of the 4 geographical markets CEE (Central and Eastern Europe), NA (Northern America), OM (Other Markets), WE (Western Europe) and the operating Segment Third Party sales. The Third Party sales segment provides solutions to other pharmaceutical firms that choose to focus efforts on sales and marketing of products. These Third party companies then sell the products, which have been developed and produced by Actavis, to wholesalers, retail and government customers in many different countries, but predominantly in the European countries.

At year end the carrying amount of goodwill allocated to the Company´s cash-generating units (CGU) was as follows:

	2010	2009
CEE	496,890	493,572
NA	401,171	354,748
OM	188,074	186,878
Third Party	1,152,286	1,152,278
WE	630,835	627,235

	2,869,256	2,814,711

The Company tests goodwill on an annual basis for impairment. If there are any indications that goodwill might be impaired, tests are made on a more frequent basis.

The impairment test for cash-generating units compares their recoverable amount with the carrying amount of the individual cash-generating units. The recoverable amount for all of the Company’s five cash-generating units was based on their value in use. None of the Company’s CGU’s had carrying amounts that exceeded their recoverable amounts and therefore no impairment loss was recognised in the Income Statement (2009: EUR 1,109,673).

	2010	2009
CEE	0	181,348
NA	0	582,820
WE	0	345,505

	0	1,109,673

Value in use was determined by discounting the future cash flows generated from the continuing use of the unit and was based on the following key assumptions:

•

Cash flow forecasts were projected based on actual operating results and a three year business plan presented to and reviewed by the board, extrapolated out to five years using forecast growth rates. The forecast growth rates are based on past performance and management’s expectations for future performance in each CGU. Expected cash flows into the future were extrapolated using a constant growth rate.

•

The cost of capital is calculated on the basis of weighted average cost of equity and debt capital. The capital structure is determined by benchmarking against comparable companies in the same industry sector. The cost of equity corresponds to the return expected by stockholders, while the cost of debt is based on the conditions on which comparable companies can obtain long-term financing. Both components are derived from capital market information.

•

The after-tax cost of capital was calculated separately for each CGU in order to adjust for business specific risk and return. The discount rates used were 7.4% (2009: 11.4%) for CEE, 5.3% (2009: 8.1%) for NA, 5.9% (2009: 9.6%) for OM, 6.9% (2009: 8.8%) for Third Party and 5.8% (2009: 8.9%) for WE. The rates were based on assumptions and estimates relating to business-specific cost of capital, which in turn depend on country risk, credit risk, and additional risks resulting from the volatility of certain CGU’s.

•	The long term growth rate was 3% (2009: 5%) for all CGU’s which reflects the managements expectations of the long-term average growth rate within the industry.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	23	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

13.	Other intangible assets

	Development	Product	Customer		Other
	cost	acquisition	relationship	Trademark	Intangibles	Total
Cost
At 1 January 2009	650,196	0	184,230	36,426	248,304	1,119,156
Currency adjustments	(6,319)	(10,916)	3,774	(106)	9,912	(3,655)
Derecog. on disposal of a sub	0	0	0	0	(335)	(335)
External additions	80,006	14,790	19	0	28	94,843
Internal additions	17,992	0	0	0	1,170	19,162
Reclassified	(156,434)	393,726	0	1,697	(239,479)	(490)
Disposals	(285)	(93)	0	0	(232)	(610)

At 31 December 2009	585,156	397,507	188,023	38,017	19,368	1,228,071

At 1 January 2010	585,156	397,507	188,023	38,017	19,368	1,228,071
Currency adjustments	25,223	8,818	9,072	257	575	43,945
External additions	75,219	44,065	416	1	2	119,703
Internal additions	22,967	4	444	0	0	23,415
Reclassified	(1,792)	2,642	(3,128)	5,552	(3,274)	0
Disposals	(1,017)	(595)	0	(1)	(156)	(1,769)

At 31 December 2010	705,756	452,441	194,827	43,826	16,515	1,413,365

Accumulated amortisation and impairment losses
At 1 January 2009	151,903	0	51,224	17,334	19,041	239,502
Currency adjustments	(1,745)	(2,461)	1,238	(63)	1,099	(1,932)
Derecog. on disposal of a sub	0	0	0	0	(44)	(44)
Reclassified	(35,227)	45,519	0	0	(10,915)	(623)
Disposal	(23)	0	0	0	(178)	(201)
Amortised	71,195	79,089	14,466	5,223	2,366	172,339

At 31 December 2009	186,103	122,147	66,928	22,494	11,369	409,041

At 1 January 2010	186,103	122,147	66,928	22,494	11,369	409,041
Currency adjustments	8,310	4,409	3,000	(20)	236	15,935
Reclassified	(2,344)	955	(3,128)	5,524	(1,007)	0
Disposal	(158)	0	0	(1)	(136)	(295)
Impairment losses	54,460	9,065	0	0	681	64,206
Amortised	48,399	81,489	14,688	3,400	944	148,920

At 31 December 2010	294,770	218,065	81,488	31,397	12,087	637,807

Carrying amounts
At 1 January 2009	498,293	0	133,006	19,092	229,263	879,654

At 31 December 2009	399,053	275,360	121,095	15,523	7,999	819,030

At 1 January 2010	399,053	275,360	121,095	15,523	7,999	819,030

At 31 December 2010	410,986	234,376	113,339	12,429	4,428	775,558

Amortisation and impairment losses

The amortisation and impairment losses of other intangible assets, classified by operational category, is specified as follows:

	2010	2009
Cost of sales	2,056	282
Sales and marketing expenses	61,023	61,243
General and administrative expenses	7,357	35,672
Research and development expenses	142,690	75,142

	213,126	172,339

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	24	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Commitments

The Company has made various In-licensing agreements for products where payments are triggered when certain milestones have been met. Due to uncertainty about the possible outflow, the obligations are classified as contingent liabilities and not recognised in the Statement of Financial Position. If milestone payments become payable they are capitalized on the relevant product under intangible assets.

Security

At 31 December 2010 other intangible assets with a carrying amount of EUR 626,568 thousand (2009: EUR 624,791 thousand) are pledged to secure long term loans and borrowings (see note 21).

14.	Property, plant and equipment

	Property	Machinery and	Fixtures and
	and plant	equipment	office equipm.	Vehicles	Total
Cost
At 1 January 2009	276,074	342,684	71,578	17,066	707,402
Currency adjustments	(1,132)	2,310	2,873	(214)	3,837
Derecognised on disposal of a subsidiary	(1,548)	(1,698)	(67)	(66)	(3,379)
Additions	1,759	34,460	6,098	2,804	45,121
Reclassified	(2,286)	(4,850)	(524)	934	(6,726)
Disposals	(1,028)	(4,207)	(2,203)	(974)	(8,412)

At 31 December 2009	271,839	368,699	77,755	19,550	737,843

At 1 January 2010	271,839	368,699	77,755	19,550	737,843
Currency adjustments	7,847	11,242	1,837	885	21,811
Additions	16,713	53,922	11,865	9,677	92,177
Disposals	(17,001)	(15,107)	(2,788)	(4,584)	(39,480)

At 31 December 2010	279,398	418,756	88,669	25,528	812,351

Accumulated depreciation and impairment losses
At 1 January 2009	29,921	121,183	35,291	7,966	194,361
Currency adjustments	3,783	3,934	1,540	(92)	9,165
Derecognised on disposal of a subsidiary	(107)	(273)	(13)	(23)	(416)
Reclassified	(1,046)	(4,211)	(1,440)	233	(6,464)
Disposals	(552)	(3,613)	(1,998)	(709)	(6,872)
Depreciation	34,024	32,396	11,602	4,204	82,226

At 31 December 2009	66,023	149,416	44,982	11,579	272,000

At 1 January 2010	66,023	149,416	44,982	11,579	272,000
Currency adjustments	962	4,231	1,119	622	6,934
Disposals	(19,342)	(9,927)	(2,860)	(4,349)	(36,478)
Depreciation	25,075	34,687	11,726	5,065	76,553

At 31 December 2010	72,718	178,407	54,967	12,917	319,009

Carrying amounts

At 1 January 2009	246,153	221,501	36,287	9,100	513,041

At 31 December 2009	205,816	219,283	32,773	7,971	465,843

At 1 January 2010	205,816	219,283	32,773	7,971	465,843

At 31 December 2010	206,680	240,349	33,702	12,611	493,342

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	25	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Depreciation and impairment losses, classified by operational category, are shown in the following schedule:

	2010	2009
Cost of goods sold	51,760	55,757
Sales and marketing expenses	4,461	6,621
General and administrative expenses	11,535	10,930
Research and development expenses	8,797	8,918

	76,553	82,226

Leased plant, machinery and vehicles

The Company leases property, plant and equipment under a number of finance lease agreements. Some leases provide the Company with the option to purchase the assets at a beneficial price. The leased assets secure lease obligations. At 31 December 2010 the net carrying amount of leased assets is specified as follows:

	2010	2009
Property and plant	15,798	15,501
Other machinery, equipment and vehicles	8,949	8,089

	24,747	23,590

Insurance and assessment value

	Insurance value	Assessment value	Book value
2010
Property and plants	290,297	217,905	206,680
Machinery, equipment and other	403,286	244,037	286,662

	693,583	461,942	493,342

2009
Property and plants	319,166	204,939	205,816
Machinery, equipment and other	429,972	240,486	260,027

	749,138	445,425	465,843

Security

At 31 December 2010 properties with a carrying amount of EUR 261,792 thousand (2009: EUR 287,190 thousand) are subject to a registered debenture to secure bank loans (see note 21).

15.	Investments in equity accounted investees

Goodwill arising from investments in equity accounted investees is classified as part of the investments. The goodwill amounted to EUR 447 thousand at year end 2010 (2009: EUR 366 thousand).

The Company’s share of loss in its equity accounted investees for the year 2010 was nil (2009: EUR 690 thousand). The Company has not recognised losses relating to Actavis ASKA K.K. (joint venture), in the amount of EUR 182 thousand in 2010 (2009: EUR 16 thousand), since the Company has no obligation in relation to these losses. Accumulated unrecognised losses amount to EUR 215 thousand in 2010 (2009: EUR 16 thousand).

The Company holds a 45% ownership in Actavis ASKA K.K.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	26	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Summary financial information for equity accounted investees, not adjusted for the percentage ownership held by the Company:

	2010	2009
Current assets	4,035	1,399
Non current assets	1,568	16

Total assets	5,603	1,415

Current liabilities	6,019	1,448
Non current liabilities	61	0

Total liabilities	6,080	1,448

Income	8	0
Expenses	(414)	(1,568)

Loss	(406)	(1,568)

There were no material transactions between the Company and its equity accounted investee during the year.

16.	Inventories

	2010	2009
Raw material	90,128	92,737
Work in progress	56,732	42,979
Finished goods	230,517	179,768
Other inventories	3,056	4,612

	380,433	320,096

Inventories carried at fair value less cost to sell (net realizable value)	31,639	26,791

Carrying amount of inventories subject to retention of title clauses (pledged)	287,299	178,955

Insurance value	446,027	320,096

In 2010 raw materials, work in progress, finished goods and other inventories recognised as cost of sales amounted to EUR 614,705 thousand (2009: EUR 565,676 thousand).

17.	Trade and other receivables

	2010	2009
Trade receivables	398,088	453,830
Receivables from Parent companies	0	18,845
Other receivables	110,346	100,310
Allowances for doubtful accounts	(26,656)	(15,588)

	481,778	557,397

Non-current	10,918	10,228
Current	470,860	547,169

	481,778	557,397

Other receivables include loans to management and shareholders amounting to EUR 236 thousand (2009: EUR 3,992 thousand) in addition to VAT receivable, prepayments, taxes receivables, deposits and other.

At 31 December 2010 trade and other receivables with a carrying amount of EUR 318,367 thousand (2009: EUR 319,808 thousand) are pledged to secure long term loans and borrowings (see note 21).

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	27	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

18.	Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term deposits. The carrying amount of these assets reflect their fair value.

At 31 December 2010 cash and cash equivalents with a carrying amount of EUR 43,333 thousand (2009: EUR 82,802 thousand) are pledged to secure long term loans and borrowings (see note 21).

19.	Assets classified as held for sale

At the end of December, 2010, there are no assets classified as held for sale. The comparative figures relate to the divestment of the distribution activities of the Company in 2009 to place greater focus on the Company’s key competencies. The distribution activity included the company Higia AG in Bulgaria, which was recognised as discontinued operation.

The carrying amount of assets classified as held for sale after allocation of impairment losses is specified as follows:

	2010	2009
Assets classified as held for sale
Deferred tax asset	0	322
Inventories	0	16,095
Trade and other receivables	0	27,086
Cash and cash equivalents	0	5,265

	0	48,768

Liabilities classified as held for sale
Financial liabilities	0	199
Trade and other payables	0	11,069

	0	11,268

Net effects of disposal group	0	37,500

20.	Share capital, premium and other reserves

	Share capital APH 4 ehf.	Share capital Actavis S.à r.l.	Share premium	Other reserves	Total
Balance at 1 January 2009	16	0	1,635,364	(157,419)	1,477,961
Translation difference	0	0	0	(12,298)	(12,298)

Balance at 31 December 2009	16	0	1,635,364	(169,717)	1,465,663
Translation difference	0	0	0	76,453	76,453
New shares issued	0	12	0	0	12

Balance at 31 December 2010	16	12	1,635,364	(93,264)	1,542,128

Included in other reserves are the translation reserve and statutory reserve. The statutory reserves amounts to nil in both years and no movements took place during either year.

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations and is recognised directly as a separate component of equity.

The Company has the obligation to allocate at least 10% of its profit, which is not used to meet possible losses of previous years and is not allocated into other statutory reserves, into a legal reserve until reaching 10% of share capital. When that target has been reached, contributions must be at least 5% until the reserve amounts to 25% of share capital. The Company has received payments exceeding the nominal value for shares when share capital was increased, and the paid amount in excess of the nominal value has been allocated to the premium account. The Company may use the legal reserve to settle against a loss that can not be settled with other reserves. When the reserve amounts to more than 25% of share capital, the amount in excess may be used to increase share capital or, in accordance with provisions of Article 53 of the Act on Limited Companies, no. 2/1995, for other concerns.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	28	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

21.	Loans from Parent company

Non-current part of loans and borrowings from Parent company is specified as follows:

	Interest	Year of maturity	2010	2009
Loans in USD	Floating	2013	150,523	509,486
Loans in EUR	Fixed/Floating	2013	5,808,505	4,783,995
Interest rate swap	Fixed	2013	4,859	0

			5,963,887	5,293,481

Current maturities, included in loans from Parent company (see below)			(1,620)	(102,928)

Non-current loans and borrowings			5,962,267	5,190,553

Annual maturities of non-current loans and borrowings from Parent company:
Payments due within one year			1,620	102,928
Payments due between one and two years			0	119,922
Payments due between two and three years			5,962,267	70,482
Payments due between three and four years			0	28,105
Payments due between four and five years			0	578,908
Payments due after five years			0	4,393,136

			5,963,887	5,293,481

Loans and borrowings classification:
Secured			5,963,887	5,293,481

			5,963,887	5,293,481

The Company has pledged certain assets to Deutsche Bank to secure banking facilities obtained by its Parent companies. The equivalent to EUR 5,964 million (drawn appr. 97% EUR and 3% USD) (2009: EUR 5,293 million (drawn appr. 90% EUR and 10% USD)) loan facility and revolving credit facility include certain financial covenants; both standard for such a facility as well as company specific. Included in the loan agreement are various provisions which limits the Company’s actions without prior consultancy with the lender. The main, being certain net debt/EBITDA requirements and restrictions on further M&A activity.

The assets the Company has pledged include shares in its subsidiaries, real estate holdings, machinery, intellectual property, bank accounts, inventories and intercompany- and trade receivables. The Company has also granted security over US-patents and trademarks and in UK, the Company has granted debentures.

Debt refinance

The Parent companies announced on 21 July 2010 that it had successfully agreed a debt refinancing in collaboration with its lenders. Amendments of terms include a change in maturity of loan balances, new composition of currencies as well as different interest rates.

As a result of the debt financing EUR 71.3 million transaction cost associated with the original borrowing, which was capitalized as part of loans and borrowings, was fully amortized in 2010. Transaction cost, amounting to EUR 88.8 million, which was associated with the refinancing has been capitalized as part of the loans (see note 33). The Company’s projected cash flow is sufficient to cover the interest payments on the loans, and the Company expects to be able to arrange a refinancing of the principal by the time of the maturity date.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	29	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

22.	Loans and borrowings

Non-current part of loans and borrowings is specified as follows:

	Interest	Year of maturity	2010	2009
Loans in INR	Fixed	2011 - 2013	796	1,878

			796	1,878
Current maturities, included in loans and borrowings (see below)			(359)	(996)

Non-current loans and borrowings			437	882

Annual maturities of non-current loans and borrowings:
Payments due within one year			359	996
Payments due between one and two years			359	321
Payments due between two and three years			78	321
Payments due between three and four years			0	240

			796	1,878

Loans and borrowings classification:
Secured			796	1,878

			796	1,878

Current part of loans and borrowings is specified as follows:
Current maturities of secured bank loans and borrowings			359	996
Short term borrowings from credit institutions			4,518	5,765

			4,877	6,761

23.	Retirement benefit obligation

Actavis entities operate pension arrangements which cover the Company’s material obligations to provide pensions to retired employees. These arrangements have been developed in accordance with local practices in the countries concerned. Pension benefits can be provided by defined contribution schemes, whereby retirement benefits are determined by the value of funds arising from contributions paid in respect of each employee, or by defined benefit schemes, whereby retirement benefits are based on employee pensionable remuneration and length of service.

Contributions to defined benefit schemes are determined in accordance with the advice of independent, professional qualified actuaries. Pension cost of defined benefit schemes for accounting purposes have been assessed in accordance with independent actuarial advice. In certain countries, pension benefits are provided on an unfunded basis, some administered by trustee companies. Liabilities are generally assessed annually in accordance with the advice of independent actuaries.

The assets of funded schemes are generally held in separately administered trusts or are insured. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investments.

The following information relates to the Company’s defined benefit pension schemes.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	30	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Specification of defined benefit obligations
	2010	2009
Present value of unfunded obligations	19,426	10,787
Present value of funded obligations	64,214	52,494

Total present value of obligations	83,640	63,281
Fair value of plan assets	(44,217)	(34,001)

Deficit	39,423	29,280
Past service cost not yet recognised	(381)	(385)

Net liability arising from defined benefit obligation	39,042	28,895

Movement in the present value of the defined benefit obligations

Defined benefit obligations at 1 January	63,281	49,800
Benefits paid by the plan	(2,796)	(2,471)
Current service costs and interest	15,767	6,119
Contributions from plan participants	561	529
Actuarial losses recognised in other comprehensive income	5,213	6,186
Past service cost	16	14
Gains on curtailment	(282)	(368)
Exchange differences	1,880	3,472

Defined benefit obligations at 31 December	83,640	63,281

Movement in the present value of plan assets

Fair value of plan assets at 1 January	34,001	25,539
Contributions from the employer	5,045	3,216
Contributions from plan participants	561	529
Benefits paid	(967)	(894)
Assets distributed on settlements	0	(92)
Expected return on plan assets	1,977	1,436
Actuarial gain recognised in other comprehensive income	2,436	2,073
Exchange differences	1,164	2,194

Fair value of plan assets at 31 December	44,217	34,001

Plan assets comprise:

Equity securities	26,713	20,288
Government bonds	13,356	10,275
Cash and other assets	4,148	3,438

	44,217	34,001

Expense recognised in the Income Statement
Current service cost	11,893	2,808
Past service cost	16	14
Change arising on curtailments/settlement	(282)	(276)

	11,627	2,546
Interest cost	3,874	3,311
Expected return on schemes assets	(1,977)	(1,436)

	13,524	4,421

The expense is recognised in the following line items in the Income Statement:

Cost of sales	6,456	1,406
Sales and marketing expenses	4,486	1,373
Research and development expenses	162	63
General and administrative expenses	2,420	1,579

	13,524	4,421

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	31	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Actuarial gains and (losses) recognised in other comprehensive income

	2010	2009
Cumulative amount at 1 January	(15,281)	(10,168)
Recognised during the period	(2,777)	(4,113)
Exchange differences	(554)	(1,000)

Cumulative amount at 31 December	(18,612)	(15,281)

Actuarial assumptions

Principal actuarial assumptions at the reporting date:

2010	UK	Italy	Turkey	Rest of the world
Discount rate - end of period	5.40%	4.50%	4.66%	5.53%
Expected return on plan assets	5.62%	—	—	5.89%
Future salary increases	5.20%	3.00%	—	3.20%
Medical cost trend	—	—	—	3.75%
Future pension increase	3.50%	2.00%	—	1.59%

2009

Discount rate - end of period	5.50%	6.00%	5.92%	5.70%
Expected return on plan assets	5.85%	—	—	5.50%
Future salary increases	5.30%	3.00%	—	3.15%
Medical cost trend	—	—	—	4.00%
Future pension increase	3.60%	—	—	1.90%

Historical information

	2010	2009	2008	2007	2006
Present value of defined benefit obligation	83,640	63,281	49,800	56,782	58,555
Fair value of plan assets	44,217	34,001	25,539	36,622	39,371

Deficit in the plans	(39,423)	(29,280)	(24,261)	(20,160)	(19,184)

The Company expects EUR 3,266 thousand (2009: 4,017 thousand) in contributions to be paid to the funded defined benefit plans and EUR 12,528 thousand (2009: 1,599 thousand) in benefits to be paid for the unfunded plans in 2011.

24.	Obligations under finance leases

Finance lease liabilities are payable as follows:

	Min. lease payments 2010	Interest 2010	Principal 2010	Min.lease payments 2009	Interest 2009	Principal 2009
Less than one year	5,453	1,898	3,555	4,546	720	3,826
Between one and five years	13,785	4,496	9,289	11,039	4,481	6,558
More than five years	12,162	3,046	9,116	22,852	7,035	15,817

Total	31,400	9,440	21,960	38,437	12,236	26,201

Finance lease obligations relate to purchases of buildings, premises, machinery, cars and various other fixed assets. Lifetime of the contracts varies from 2 - 15 years, depending on the asset acquired.

There were no contingent lease payments recognised as an expense in the period.

The management estimates that the fair value of the combined lease obligations approximates their carrying amount.

The obligations under finance leases are pledged by the lessor’s charge over the leased assets.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	32	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

25.	Deferred tax

	Deferred tax assets	Deferred tax liabilities	Net
At 1 January 2009	95,567	(58,327)	37,240
Recognised directly in equity	1,075	0	1,075
Calculated tax for the period	585	(29,062)	(28,477)
Income tax payable for the period	8,872	11,910	20,782
Exchange differences	1,196	(752)	444

At 31 December 2009	107,295	(76,231)	31,064

At 1 January 2010	107,295	(76,231)	31,064
Recognised directly in equity	0	(328)	(328)
Calculated tax for the period	(54,204)	39,714	(14,490)
Income tax payable for the period	20,995	12,238	33,233
Exchange differences	599	(7,234)	(6,635)

At 31 December 2010	74,685	(31,841)	42,844

Recognised deferred tax assets and (liabilities)

	Assets		Liabilities		Net
	2010	2009	2010	2009	2010	2009
Intangible assets	247	546	(103,244)	(122,629)	(102,997)	(122,083)
Property, plant and equipm.	22,090	2,851	(7,105)	(1,503)	14,985	1,348
Inventories	16,174	12,566	0	(356)	16,174	12,210
Receivables	14,518	14,331	0	0	14,518	14,331
Non-current liabilities	9,852	9,508	(50,155)	(14,073)	(40,303)	(4,565)
Current liabilities	90,614	6,603	(106)	(390)	90,508	6,213
Carry fwd. income tax losses	15,471	81,384	0	0	15,471	81,384
Investment tax credits	37,061	43,030	(575)	(844)	36,486	42,186
Other items	202	1,921	(2,200)	(1,881)	(1,998)	40

Tax assets (liabilities)	206,229	172,740	(163,385)	(141,676)	42,844	31,064
Set off of tax	(131,544)	(65,445)	131,544	65,445	0	0

Net tax assets (liabilities)	74,685	107,295	(31,841)	(76,231)	42,844	31,064

Movement in temporary differences during 2010

	Balance 1 Jan	Recognised in profit or loss	Other changes	Balance 31 Dec
Intangible assets	(122,083)	25,517	(6,431)	(102,997)
Property, plant and equipment	1,348	13,492	145	14,985
Inventories	12,210	3,590	374	16,174
Receivables	14,331	(898)	1,085	14,518
Non-current liabilities	(4,565)	(36,294)	556	(40,303)
Current liabilities	6,213	84,526	(231)	90,508
Carry forward income tax losses	81,384	(66,628)	715	15,471
Investment tax credits	42,186	(6,166)	466	36,486
Other items	40	1,604	(3,642)	(1,998)

Tax assets (liabilities)	31,064	18,743	(6,963)	42,844

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	33	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Movement in temporary differences during 2009

	Balance 1 Jan	Recognised in profit or loss	Other changes	Balance 31 Dec
Intangible assets	(133,244)	9,600	1,561	(122,083)
Property, plant and equipment	(7,204)	8,127	425	1,348
Inventories	10,729	1,584	(103)	12,210
Receivables	11,437	3,044	(150)	14,331
Non-current liabilities	9,597	(14,207)	45	(4,565)
Current liabilities	63	5,984	166	6,213
Carry forward income tax losses	102,860	(20,416)	(1,060)	81,384
Investment tax credits	43,002	(764)	(52)	42,186
Other items	0	(647)	687	40

Tax assets (liabilities)	37,240	(7,695)	1,519	31,064

Management’s best estimates of future taxable profits are used for calculating the deferred tax asset regarding the carry forward income tax losses.

Tax effects of carry forward tax losses that have not been recognised in the Statement of Financial Position amount to EUR 460.3 million at year end (2009: EUR 219.6 million). These tax losses expire in the next 5-10 years.

26.	Accounts payable and other liabilities

	2010	2009
Accounts payable	182,549	181,790
Payables to Parent companies	6,606	13
Other liabilities	323,708	279,352
Current maturities of other long term liabilities	1,146	2,124

	514,009	463,279

Non-current	489	1,574
Current	513,520	461,705

	514,009	463,279

27.	Provisions

	Restructuring	Legal	Other	Total
At 1 January 2009	2,019	0	16,191	18,210
Reclassified	0	14	(14)	0
Additional provision during the period	0	0	4,693	4,693
Utilisation of provision	(1,905)	0	(9,057)	(10,962)
Exchange difference	(114)	0	(163)	(277)

At 31 December 2009	0	14	11,650	11,664

At 1 January 2010	0	14	11,650	11,664
Additional provision during the period	29,931	209,390	5,138	244,459
Utilisation of provision	(8,098)	0	(8,195)	(16,293)
Exchange difference	(400)	(8,757)	6	(9,151)

At 31 December 2010	21,433	200,647	8,599	230,679

	2010	2009
Long term provisions	212,246	9,235
Short term provisions	18,433	2,429

	230,679	11,664

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	34	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Restructuring

The total provisions for restructuring of EUR 21,433 thousand consists of the closure of plants in USA and Turkey. Also included is a new country cluster where three countries, Germany, Austria and Switzerland will be combined under one umbrella which will be located in Munchen. The total restructuring amount includes EUR 3,963 thousands which is severance and other employee provisions.

Legal

The legal provisions of EUR 200,301 thousand is to cover possible losses due to court cases. The remaining amount of EUR 346 thousand consists of various types of legal provisions.

Other

Other provisions, EUR 8,599 thousand, consist of an environmental provision amounting to EUR 5,030 thousand relating to the acquisition in 2008 of a pharmaceutical plant in Italy (2009: EUR 6,000), severance and other employee provisions other than retirement benefits of total EUR 1,423 thousands and various types of provisions such as product recall, sales force premium, environment liabilities. Other provisions represents management’s best estimate of the future exposures.

28.	Cash flow statement

The Cash Flow Statement shows how the liquidity of Actavis was affected by the inflow and outflow of cash and cash equivalents during the year. The effects of changes in the scope of combination are eliminated. Cash flows are classified by operating, investing and financing activities. The cash and cash equivalents shown in the Statement of Financial Position comprise cash, balances with banks and short term deposits.

The amounts reported by combined companies outside of Euro zone are translated at monthly averages, with the exception of cash and cash equivalents, which are translated at closing rates as in the Statement of Financial Position. The effect of changes in exchange rates on cash and cash equivalents is shown separately.

Significant non-cash transactions

During the year the Company acquired equipment in the amount of EUR 6.7 millions under a finance lease (2009: EUR 1.9 millions). Those acquisitions will be reflected in the cash flow statement over the term of the finance lease via lease repayments.

In November 2010 a Germany subsidiary acquired Deltaselect products for EUR 25.0 millions. The acquisition was financed by loan from a parent company.

29.	Financial instruments and associated risks

Risk management

Financial risk

The principal objective of financial risk management at Actavis is to monitor the Company’s aggregated financial risk arising from its day-to-day operations and to initiate actions to limit exposure and enhance financial stability. Actavis follows strict financial risk management guidelines and regulations in areas such as foreign exchange, interest rate, liquidity and credit risk. The policies cover credit risk, liquidity risk and market risk. The policies provide guidance on risk limits, type of authorised financial instruments and monitoring procedures. As a general principle, the policies prohibit the use of derivative financial instruments for speculative trading purposes.

The Company’s financial risk management function is centralised through the Corporate Treasury Department. All aggregated risks are identified regularly, evaluated and, if relevant, hedged at top “Company” level. Centralising tasks ensures that funding is cost-efficient; an internal bank is operated for all legal entities.

The Board of Directors issues a Company Treasury Policy, which defines guidelines for treasury activities, acceptable levels of risk, and the willingness to incur risk against the expected rewards.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	35	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Market risk

Market risk arises from changing market prices of the Company’s financial assets or financial liabilities. Market risk may affect the Company financial result and the value of Company equity. The Company’s functional currency is the Euro. As a global business, Actavis is however exposed to foreign exchange risk with respect to a number of currencies.

The Company uses Value-at-Risk (VaR) to measure the impact of market risk (i.e. foreign exchange risk) on its financial instruments. VaR data is monetored on a regularly basis and indicates the value range within which financial assets and liabilities, denominated in foreign currency, will fluctuate with a pre-set probability as a result of movements in market prices. VaR is a statistical measure which implicitly assumes that value changes of the recent past are indicative of value changes in the future. VaR figures do not represent actual or expected losses, or possible worst-case losses over the stated period.

a) Value at Risk (VaR)

VaR figures are calculated using variance-covariance approach. For each scenario, all financial instruments are fully valued and the total change in value and earnings is determined. All VaR calculations are based on a 95% confidence level and a holding period of 10 trading days over the past 10 years. This holding period reflects the time required to change the corresponding risk exposure, should this be deemed appropriate. Longer holding periods increase the probability of higher value changes and lead to increased VaR figures.

Actual future gains/losses with treasury activities may differ materially from the VaR analyses performed due to the inherent limitations associated with predicting the timing and amount of changes to foreign exchange rates particularly in high market volatilities. Furthermore, the VaR numbers do not include a credit risk component.

At 31 December 2010, the total VaR of Actavis’ financial assets and liabilities portfolio was EUR 9.7 million (2009: EUR 8.8 million) corresponding to 2.1% (2009: 1,7%) of the overall portfolio at risk over the designated holding period.

b) Foreign exchange risk

The Company operates across the world and is exposed to movements in foreign currencies affecting the Company financial result and the value of Company’s equity. Foreign exchange risk arises because the amount of local currency paid or received for transactions denominated in foreign currencies may vary due to changes in exchange rates (“transaction exposures”) and because foreign currency denominated financial statements of the Company’s foreign subsidiaries may vary upon combination into the Euro denominated Combined Financial Statements (“translation exposures”).

The objective of the Company’s foreign exchange risk management activities is to preserve the economic value of its current and future assets and to minimise the volatility of the Company’s financial result. The primary focus of the Company’s foreign exchange risk activities is on hedging transaction exposures arising through foreign currency flows or monetary positions held in foreign currencies. The Company does not currently hedge translation exposures using financial instruments.

The Company monitors transaction exposures on a monthly basis. The net foreign exchange result and the corresponding VaR parameters are monetored on a regurarly basis. The Company uses forward contracts to hedge transaction exposures. Application of these instruments intends to continuously lock in favourable developments of foreign exchange rates, thereby reducing the exposure to potential future movements in such rates.

c) Interest rate risk

The Company’s interest bearing investments, loans and borrowings are subject to interest rate risk. Predominantly this risk relates to variable Euro interest rates but also to a lesser extent variable U.S. dollar rates. To manage this risk, Actavis has entered into interest rate SWAP agreements in which it exchanges periodic payments based on notional amount and agrees upon fixed and variable interest rates. At 24 November 2010 Actavis entered into interest rate swap agreements of USD 200 million effectively fixing the 3 month Libor rates of USD loans to 1.623% and EUR 1,000 millions effectively fixing the Company’s 3M Euribor rates to 1.3715%.

d) Credit risk

The Company minimises its credit risk by monitoring credit granted to customers, and it assigns collateral to cover potential claims. The majority of routine customer credit decisions are made at local market level, in order to make use of local expertise, and subject to predefined policy and authority limits. A consistent Company Credit Policy is applied at each entity, with further requirements as stipulated by local market conditions. All entities are required to report all significant changes in credit risk to the Company. In addition, any credit decisions that exceed the defined local limits require authorisation at corporate level.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	36	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

The policy ensures that credit to customers without an appropriate credit history is supported by guarantees. In recent years, the application of these policies to all entities, combined with active monitoring at Company level, has resulted in the Company’s experiencing only minor credit losses. Actavis maintains a strict credit process and evaluation of counterparties. This, together with an equally strict general policy, helps contain credit losses at a low level.

In 2010 credit losses were non material.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	2010	2009
Trade and other receivables	470,860	547,169
Cash and cash equivalents	87,687	108,433

	569,465	665,830

The maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

	2010	2009
North America	103,466	178,877
Central and Eastern Europe	204,502	154,124
Western Europe	82,997	101,455
Third party	34,615	50,981
Other markets	18,445	20,114
Operations	13,463	9,588
Corporate	24,290	42,258

	481,778	557,397

The aging of trade receivables at the reporting date was:

	Gross 2010	Impairment 2010	Gross 2009	Impairment 2009
Not past due	224,242	(504)	289,838	(2,925)
Past due 0-30 days	109,845	(358)	109,605	(172)
Past due 31-90 days	28,341	0	23,109	(52)
Older	35,660	(25,794)	31,278	(12,439)

	398,088	(26,656)	453,830	(15,588)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2010	2009
Balance at 1 January	(15,588)	(13,910)
Writeoff of receivables	4,773	2,356
Impairment loss recognised	(15,841)	(4,034)

Balance at 31 December	(26,656)	(15,588)

Counterparty risk

Actavis minimizes the issuer risk of settlement derivative and money market contracts and credit on liquid fund deposits, by only dealing with creditworthy banks or financial institutions. These institutions are closely monitored by the Company based on their credit rating and outlook.

Liquidity risk

Actavis ensures availability of required liquidity through a combination of cash management and committed facilities. Actavis uses cash pools for optimisation and centralisation of cash management. For non-cash pool affiliates, surplus cash above the balance required for working capital management is deposited centrally. At year end 2010 the Company had EUR 87.4 million (2009: EUR 108.4 million) in cash and cash equivalents.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	37	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

The following are the contractual maturities of financial liabilities, including estimated interest payments:

	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
2010
Loans and borrowings	5,803	6,416	5,489	604	323	0
Loans from Parent company	5,959,028	7,321,049	91,766	72,266	7,157,017	0
Interest rate swaps	4,859	(3,422)	3,861	(999)	(6,284)	0
Finance leases	21,960	31,400	5,453	5,036	8,749	12,162
Acc. payab. and other liab.	513,520	513,520	513,520	0	0	0

	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
2009
Loans and borrowings	9,217	9,948	7,774	1,507	445	222
Loans from Parent company	5,293,481	14,709,300	230,045	246,150	1,042,808	13,190,297
Finance leases	26,201	38,437	4,546	3,931	7,109	22,851
Acc. payab. and other liab.	461,705	461,705	461,705	0	0	0

Insurance policies

Actavis maintains third parties insurance policies with global coverage. Global coverage comprises of property damage, business interruption, public and product liability, credit insurance, marine and transit and director and officers. Insurance is monitored centrally in accordance with the Insurance Manual and other internal procedures. Actavis performs regular evaluations of the necessary level of insurance coverage weighed against possible risk, taking into account cost and availability. Events may occur which might not be covered by insurance or provisions already put in place.

Information regarding insurance claims is disclosed in note 32.

Fair values

The fair values of financial assets and liabilities, together with the carrying amounts shown in the Statement of Financial Position, are as follows:

	2010		2009
	Carrying amount	Fair value	Carrying amount	Fair value
Trade and other receivables	481,778	481,778	557,397	557,397
Cash and cash equivalents	87,687	87,687	108,433	108,433
Loans and borrowings	5,803	5,803	9,217	9,217
Loans from Parent company	5,959,028	6,035,173	5,293,481	5,305,973
Interest rate swaps	4,859	4,859	0	0
Finance lease liabilities	21,960	21,960	26,201	26,201
Accounts payable and other liabilities	513,520	513,520	461,705	461,705

As there is no reliable indicator of discount rate to measure fair value of loans and borrowings, it is assumed to equal carrying amount plus financing cost.

Capital management

The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximising the return to stakeholders through optimisation of the debt and equity balance.

The capital structure of the Company consists of debt, which includes loans and borrowings, cash and cash equivalents and equity attributable to equity holders of the Parent Company, compromising issued capital, reserves and retained earnings.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	38	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

The Company’s management continuously reviews the capital structure. As part of this review, the management considers the cost of capital. The Company monitors capital on the basis of gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total loans and borrowings (including current and non-current loans and borrowing) less cash and cash equivalents. Total capital is calculated as equity as shown in the Combined Statement of Financial Position plus net debt.

	2010	2009
Total loans and borrowings	5,969,690	5,302,698
Less: Cash and cash equivalents	(87,687)	(108,433)

Net debt	5,882,003	5,194,265
Total equity	(1,660,015)	(692,212)

Total capital	4,221,988	4,502,053

Gearing ratio	139.3%	115.4%

The increase in the gearing ratio during 2010 resulted primarily from operating losses and finance expenses as reported in the Income Statement.

30.	Operating lease arrangements

Non-cancellable operating lease rentals are payable as follows:

	2010	2009
Less than one year	8,620	8,609
Between one and five years	17,671	17,995
More than five years	425	4,247

	26,716	30,851

The Company leases factories, warehouses, offices and other facilities under operating leases. The leases typically run for a period of 1-5 years, with an option to renew the lease after that date. The Company also leases cars and equipment with an average lease period of 2-5 years.

During the year 2010 EUR 10,806 thousand was recognised as an expense in the Income Statement in respect of operating leases (2009: EUR 10,340 thousand). No contingent rent was expensed in the Income Statement (2009: nil). Sub-lease recognised as revenue in the Income Statement 2010 is EUR 187 thousand (2009: EUR 118 thousand).

31.	Commitments

	2010	2009
Contingent liability due to earn-out clauses	0	700
Contingent payment due to In-licensing agreements	12,217	14,200

At 31 December	12,217	14,900

The Company has made various In-licensing agreements for products where payments are triggered when certain milestones have been met. Due to uncertainty about the possible outflow, the obligations are classified as contingent liabilities and not recognised in the Statement of Financial Position. If milestone payments become payable they are capitalized on the relevant product under intangible assets.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	39	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

32.	Contingent liabilities

Two of the Company’s US subsidiaries, Actavis Elizabeth LLC and Actavis Mid-Atlantic LLC, are among a large number of drug companies that have been sued in cases alleging fraudulent pricing practices. One or more of the Company’s US subsidiaries are parties to such cases brought by the Attorneys General of Alabama, Illinois, Kansas , Oklahoma, Louisiana, Iowa, Utah, Mississippi, South Carolina, Florida, by the City of New York and the various Counties of the State of New York, and by the Federal Department of Justice through a private relator. All of these cases generally allege that the defendants caused the respective governments to overpay pharmacies and other providers for prescription drugs under Medicare and/or state Medicaid Programs by inflating the reported Average Wholesale Price or Wholesale Acquisition Cost. Several of these cases also allege that state residents were required to make inflated co-payments for drug purchases under the federal Medicare program, and companies were required to make inflated payments on prescription drug purchases for their employees. At this juncture, none of these cases have reached the point of adjudicating the merits of the claims against the Actavis entities. A suit brought by the Attorney General of Texas alleging fraudulent pricing practices against Actavis recently went to trial in Austin, Texas where the jury awarded damages and penalties of USD 170.3 million against Actavis Elizabeth LLC and Actavis Mid-Atlantic LLC jointly. Actavis will appeal this judgment and this amount is, in Actavis’ opinion, subject to material modification which, at this point is impossible to quantify. Another such action, brought by the State of Kentucky is being settled by Actavis for USD 10.2 million which should be payable in the second quarter of 2011.

Pfizer is involved in patent litigation against Actavis Elizabeth LLC (previously Purepac Pharmaceutical Co. ) and have alleged patent infringement based on Actavis Elizabeth LLC ‘ sale of Gabapentin capsules and tablets. Actavis Elizabeth LLC succeeded in a first-instance summary judgement decision before the district court of New Jersey. The judge ruled that Pfizer was not able to establish that the Actavis Elizabeth LLC Gabapentin product infringed the patent. This decision was reversed by the Federal Circuit Court of Appeals who remanded the matter back to the district court for a full trial on the merits. A trial date has not been set, but a pre-trial conference has been set for May 2011.

Actavis is involved in a number of patent litigation which is usual for the industry and in some instances the products concerned are sold on the market even when there has been no final resolution of the patent situation.

In April 2008 an Actavis subsidiary in the US, Actavis Totowa LLC, initiated a consumer level recall of the heart medication Digoxin. The recall of Digoxin, which was a class 1 recall, was based on the possibility that some tablets with double the appropriate thickness may have been released to the market. Since that recall, Actavis Totowa had been named in over 3,000 law suits by consumers who are claiming personal injury from having ingested such double-thick tablets. Actavis Totowa entered into a settlement agreement with the various negotiating Plaintiffs’ Counsel in September, 2010 which disposed of over 85% of all of the Digitek litigations for a payment of USD 10,000,000 plus administrative costs. The total expenditure is not to exceed USD 13,000,000. Actavis Totowa will continue to vigorously defend the remaining cases, and believes it will be able to dispose of those cases in due course within the limits of its product liability coverage. Actavis Totowa continues to maintain its position that no double thick tablets were ever released into the market.

Furthermore there are some ongoing product liability suits in USA. In most of the cases, Actavis has product liability insurance that indemnifies the company against any legal costs and/ or claims connected with these cases in excess of the applicable deductible.

33.	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on combination and are not disclosed in this note. Details of transactions between the Company and other related parties are disclosed below.

Parent and ultimate controlling party

The combined/consolidated companies, Actavis Pharma Holding 4 ehf. and Actavis S.à r.l., are controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the companies. The ultimate controlling party of the combined/consolidated Company is Mr. Thor Bjorgolfsson.

In 2010 interest expense to related Parent companies amounted to EUR 660,275 thousand (2009: EUR 576,171 thousand).

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	40	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Loan to Actavis Pharma Holding 1 hf., the former ultimate parent of the Company, amounting to EUR 5.8 million was written off in 2010. These write-offs were part of the financial restructuring that the Company went through during the year.

Transactions with key management personnel

There are loans to shareholders and members of key management. The loans bear market interest. Further information on these loans can be found in note 17.

Key management personnel compensation comprised:

	2010	2009
Short-term employee benefits	9,609	4,793
Termination benefits	2,910	142

	12,519	4,935

Members of the Executive Board, which are 15 persons in both 2010 and 2009, are defined as key management.

Transactions and balances with other related parties

In November 2010, the Parent company and the Company completed the restructuring of loans held with Deutsche Bank. The restructuring resulted in Deutsche Bank continuing to provide both senior and subordinated debt financing to the Parent companies as well as a new Payment in Kind (“PIK”) financing arrangement with the Company. The terms of the subordinated financing arrangement resulted in Deutsche Bank having a significant influence over Actavis Equity S.à r.l. (“Actavis Equity”), who through its subsidiaries owns all outstanding shares in Actavis Pharma Holding 4 ehf.

The terms of the subordinated financing arrangement give Deutsche Bank certain non-controlling rights, consents and vetoes over certain financial and operating decisions of Actavis Equity. In addition, the terms of the subordinated financing arrangement subordinate repayments of amounts owing where the Parent companies are unable to pay their debts or on the sale of Actavis Equity or its subsidiaries.

The terms of the PIK financing arrangement also provide for the subordination of amounts owed to Deutsche Bank (in the form of interest or repayment premium) under such arrangements where the Parent company is unable to pay its debts or on the sale of Actavis Equity or its subsidiaries.

To secure the banking facilities with Deutsche Bank, the Company has pledged certain assets on behalf of its Parent company (see note 22).

There have been no transactions and balances with other related parties.

34.	Entities of the company

These Combined Financial Statements include the following entities in addition to Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.:

Name of subsidiary	Location	Ownership	Principal activity
Actavis Australia Pty. Ltd	Australia	100%	Sales and Marketing
Actavis GmbH	Austria	100%	Sales and Marketing
Actavis EAD	Bulgaria	100%	Holding company and S&M
Actavis Operations EOOD	Bulgaria	100%	Holding company
Balkanpharma Dubnitza AD	Bulgaria	98%	Production
Balkanpharma Sec. EOOD	Bulgaria	100%	Security services
Balkanpharma Troyan AD	Bulgaria	98%	Production
Actavis (Foshan) Ph. Ltd.	China	90%	Sales and Marketing
Actavis Ltd.	Cyprus	100%	Holding company
Balkanpharma Healthc. Int.	Cyprus	100%	Sales and Marketing
Actavis CZ a.s.	Czech Rep.	100%	Sales and Marketing
Actavis A/S	Denmark	100%	Sales and Marketing

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	41	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Entities of the company, continued:

Actavis Nordic A/S	Denmark	100%	Business Support
Medis Danmark A/S	Denmark	100%	Third party sales
Actavis OY	Finland	100%	Sales and Marketing
Actavis France SAS	France	100%	Sales and Marketing
Medís Pharma France SAS	France	100%	Third party sales
Actavis Deutschl. GmbH	Germany	100%	Sales and Marketing
Actavis Hold. Germ. GmbH	Germany	100%	Holding company
Actavis Management GmbH	Germany	100%	Administration
Medis Pharma GmbH	Germany	60%	Sales and Marketing
Actavis (China) Holding Ltd.	Hong Kong	100%	Holding company
Actavis Hungary Kft.	Hungary	100%	Sales and Marketing
Actavis eignarhaldsfelag ehf	Iceland	100%	Holding company
Actavis Group hf.	Iceland	100%	Holding company
Actavis Group PTC ehf.	Iceland	100%	Sales and Marketing
Actavis hf.	Iceland	100%	Production and S&M
Actavis Pharma Holding 5 ehf.	Iceland	100%	Holding company
Medis ehf.	Iceland	100%	Third party sales
Actavis Ph. Dev. Pvt. Ltd.	India	100%	Research and Development
Actavis Ph. Manuf. Pvt. Ltd.	India	100%	Production, S&M and R&D
Actavis Pharma Ltd.	India	100%	Research and Development
Lotus Laboratories Ltd	India	100%	Clinical Research Org.
PT Actavis	Indonesia	100%	Production
Actavis Ireland Ltd.	Ireland	100%	Sales and Marketing
Medis Ltd.	Isle of Man	100%	Sales and Marketing
Actavis Italy S.p.A.	Italy	100%	Production and S&M
UAB Actavis Baltic	Lithuania	100%	Sales and Marketing
Actavis Exp Int. Ltd	Malta	100%	Trading
Actavis International Ltd	Malta	100%	Trading
Actavis Ltd.	Malta	100%	Production, S&M and R&D
Actavis Malta Ltd.	Malta	100%	Trading
Actavis BV	Netherlands	100%	Sales and Marketing
Actavis Dutch Holding BV	Netherlands	100%	Holding company
Actavis Holding Asia BV	Netherlands	100%	Holding company
Actavis Holding BV	Netherlands	100%	Holding company
Actavis Holding CEE BV	Netherlands	100%	Holding company
Actavis Holding NWE BV	Netherlands	100%	Holding company
GM Invest BV	Netherlands	100%	Holding company
Actavis Lier A/S	Norway	100%	Production
Actavis Norway A/S	Norway	100%	Production
Actavis Polska Sp.zoo	Poland	100%	Trading
Biovena Pharma Sp.	Poland	100%	Sales and Marketing
Actavis SRL	Romania	100%	Distribution
Sindan Pharma SRL	Romania	100%	Production
Actavis OOO	Russia	100%	Sales and Marketing
Balkanpharma OOO	Russia	100%	Sales and Marketing
Zio-Zdorovje	Russia	51%	Production, S&M and R&D
Actavis d.o.o. Belgrade	Serbia	100%	Sales and Marketing
Zdravlje AD	Serbia	73%	Production, S&M and R&D
Zdravlje Trade Ltd.	Serbia	100%	Production, S&M and R&D
Actavis (Asia Pacific) Pte. Ltd.	Singapore	100%	Sales and Marketing
Actavis s.r.o.	Slovakia	100%	Sales and Marketing
Actavis Spain S.A.	Spain	100%	Sales and Marketing
Actavis AB	Sweden	100%	Sales and Marketing
Actavis Holding A/B	Sweden	100%	Sales and Marketing
Actavis Switzerland AG	Switzerland	100%	Sales and Marketing
Oncopharma AG	Switzerland	100%	Distribution

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	42	Amounts are in thousands of Euro

Notes to the Combined/Consolidated Financial Statements

Entities of the company, continued:

Actavis Istanbul Ilac Sanayive Ticaret Ltd. Sirk.	Turkey	100%	Sales and Marketing
Actavis İlaçlari Anonim Sirketi AŞ	Turkey	100%	Production, S&M and R&D
Actavis (MEEA) FZE	UAE	100%	Sales and Marketing
Actavis Holding UK II Ltd.	UK	100%	Holding company
Actavis Holdings UK Ltd.	UK	100%	Administration
Actavis UK Ltd.	UK	100%	Production, S&M and R&D
Actavis Elizabeth LLC	USA	100%	Production, S&M and R&D
Actavis Inc.	USA	100%	Business Development
Actavis Kadian LLC	USA	100%	Holding company
Actavis Mid-Atlantic LLC	USA	100%	Production, S&M and R&D
Actavis South Atlantic LLC	USA	100%	S&M and R&D
Actavis Totowa LLC	USA	100%	Production, S&M and R&D

The immediate parent company of the combined company, Actvis Pharma Holding 4 ehf. and Actavis S.à r.l., is Actavis Acquisition Debt S.à r.l.

In 2010, Fako Ilaclari AS in Turkey was renamed Actavis Ilaclari Anonim Sirketi, Sindan UK was liquidated and Actavis Lier in Norway was established.

35.	Subsequent events

Settlement agreements have been signed in relation to all other AWP lawsuits referred to in note 32, including Texas where a jury had awarded damages and penalties of USD 170.3 million against Actavis Elizabeth LLC and Actavis Mid-Atlantic LLC jointly. The total amount due for the various settlements was USD 256.9 million, USD 115.5 million of which was paid in 2011, USD 59.7 million of which is payable in 2012 (USD 8.6 million of which has already been paid in Q1 2012), USD 41.4 million in 2013, USD 35.1 million in 2014 and USD 5.2 million in 2015. In January 2012, the State of Wisconsin brought an Average Wholesaler Pricing litigation against Actavis and this has not been settled or gone to trial at this stage.

The patent litigation against Actavis Elizabeth LLC went to trial in May 2011, but the case was settled by the parties out of court on 31 May 2011.

Actavis and Bioton announced at 30 January 2012 that they had formed a joint venture company for the development and registration of insulins, including analogue insulins. Within the framework of the joint-venture, Bioton will be responsible for the development and manufacture of insulin products, while Actavis will be granted an exclusive licence to commercialise those products under the Actavis brand throughout the European Union and the United States of America, as well as in Albania, Bosnia & Herzegovina, Croatia, Iceland, Japan, Kosovo, Lichtenstein, Macedonia, Montenegro, Norway, Serbia and Switzerland. In Poland, both companies will offer the insulin products under their respective brands, Bioton being a Polish company. Actavis has agreed to pay to Bioton an aggregate amount of up to EUR 55.5 million, of which EUR 22.25 million was paid on 30 January 2012. The remainder, EUR 33.25 million, will be paid in instalments in accordance with agreed milestones relating to the registration process involving recombinant human insulin (RHI).

On April 25, 2012, Actavis Acquisition Debt S.à r.l. entered into a definitive Purchase Agreement with Watson Pharmaceuticals Inc. to sell Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. In the coming months, the transaction will be reviewed by regulators in the U.S. as well as by relevant jurisdictions in Europe. Following the successful completion of these reviews, the closing of the transaction is anticipated in the fourth quarter of 2012. In the meantime, the two companies will continue to operate separately.

Under the terms of the Purchase Agreement, Watson will acquire Actavis for approximately EUR 4.25 billion. The total consideration will include a cash payment of approximately EUR 4.15 billion, as well as the assumption of a maximum of EUR 100 million in revolver debt, which is to be repaid at closing. Actavis stakeholders could also receive additional consideration, contingent upon the company achieving negotiated levels of 2012 results. The contingent payment, if fully earned would result in the delivery of up to 5.5 million shares of Watson common stock. This contingent payment was valued during the negotiations at EUR 250 million, based on a per share price of $60, using a Euro to U.S. dollar exchange rate of $1.32. The shares granted, if any, would be issued in 2013.

Combined/Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 2010 and 2009	43	Amounts are in thousands of Euro

Combined Condensed Interim Financial Statements of

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

30 June 2012 and 2011

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	2

Combined Condensed Interim Income Statement for the period 1 January to 30 June 2012 and 2011

	Notes	2012	2011	2012	2011
		1.4. - 30.6.	1.4. - 30.6.	1.1. - 30.6.	1.1. - 30.6.
Net sales		515,927	446,276	1,002,771	893,239
Cost of sales		(255,462)	(225,214)	(521,127)	(471,177)

Gross profit		260,465	221,062	481,644	422,062

Other operating income		9,732	7,006	18,260	15,270
Sales and marketing expenses		(102,364)	(81,770)	(188,061)	(155,538)
Research and development expenses		(49,969)	(40,629)	(90,893)	(83,104)
General and administrative expenses		(46,567)	(61,125)	(105,604)	(116,965)

Profit from operations		71,297	44,544	115,346	81,725

Financial income		569	481	1,477	920
Financial expenses		(156,193)	(150,939)	(310,668)	(273,180)
Net exchange rate differences		(10,088)	1,430	(6,298)	5,458

Net financial expenses	5	(165,712)	(149,028)	(315,489)	(266,802)

Share of loss of equity accounted investees (net of income tax)		0	0	(376)	0

Loss before tax		(94,415)	(104,484)	(200,519)	(185,077)

Income tax	6	(23,062)	(1,387)	(45,867)	(19,514)

Loss from continuing operations		(117,477)	(105,871)	(246,386)	(204,591)

Discontinued operations

Loss from discontinued operations (net of income tax)		0	(630)	0	(630)

Loss for the period		(117,477)	(106,501)	(246,386)	(205,221)

Attributable to:
Owners of the Combined Company		(116,637)	(106,435)	(245,714)	(205,167)
Non-controlling interest		(840)	(66)	(672)	(54)

Loss for the period		(117,477)	(106,501)	(246,386)	(205,221)

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	3	Amounts are in thousands of Euro

Combined Condensed Interim Statement of Comprehensive Income for the period 1 January to 30 June 2012 and 2011

	Notes	2012	2011	2012	2011
		1.4. - 30.6.	1.4. - 30.6.	1.1. - 30.6.	1.1. - 30.6.
Loss for the period		(117,477)	(106,501)	(246,386)	(205,221)

Other comprehensive loss
Foreign currency translation differences for foreign operations	5	47,350	(26,157)	34,736	(63,287)
Defined benefit actuarial losses		0	207	0	207

Other comprehensive income (loss) for the period		47,350	(25,950)	34,736	(63,080)

Total comprehensive loss for the period		(70,127)	(132,451)	(211,650)	(268,301)

Attributable to:
Owners of the Combined Company		(68,832)	(132,407)	(210,505)	(268,338)
Non-controlling interest		(1,295)	(44)	(1,145)	37

Total comprehensive loss for the period		(70,127)	(132,451)	(211,650)	(268,301)

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	4	Amounts are in thousands of Euro

Combined Condensed Interim Statement of Financial Position as at 30 June 2012 and 2011

	Notes	30.6.2012	31.12.2011
Assets
Non-current assets
Goodwill	7	2,899,552	2,876,734
Other intangible assets	7	827,307	801,731
Property, plant and equipment	7	513,440	510,410
Investments in equity accounted investees	8	55,585	482
Long term receivables	9	11,761	14,103
Deferred tax assets		78,296	73,117

Non-current assets		4,385,941	4,276,577

Current assets
Inventories		421,629	371,157
Trade and other receivables	9	614,230	476,306
Cash and cash equivalents		41,057	104,387

Current assets		1,076,916	951,850

Total assets		5,462,857	5,228,427

Equity
Net investment of the Combined Company		1,635,392	1,635,392
Other reserves		(59,311)	(94,520)
Accumulative deficit		(3,918,508)	(3,672,794)

Equity attributable to owners of the Combined Company		(2,342,427)	(2,131,922)
Non-controlling interest		11,866	13,831

Total equity		(2,330,561)	(2,118,091)

Liabilities
Non-current liabilities
Loans from Parent company	10	0	6,564,694
Loans and borrowings	11	1,126	1,568
Post-employment benefits		29,906	28,136
Obligations under finance leases		22,768	22,067
Provisions	13	80,078	77,768
Other long term liabilities	12	43,099	14,427
Deferred income tax liabilities		36,820	36,920

Non-current liabilities		213,797	6,745,580

Current liabilities
Loans from Parent company	10	6,865,244	6,002
Loans and borrowings	11	634	945
Tax liabilities		51,585	14,191
Accounts payable and other liabilities	12	598,920	514,435
Post-employment benefits		97	96
Obligations under finance leases		5,007	4,757
Provisions	13	58,134	60,512

Current liabilities		7,579,621	600,938

Total liabilities		7,793,418	7,346,518

Total equity and liabilities		5,462,857	5,228,427

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	5	Amounts are in thousands of Euro

Combined Condensed Interim Statement of Cash Flows

for the period 1 January to 30 June 2012 and 2011

	Notes	2012 1.1. - 30.6.	2011 1.1. - 30.6.
Cash flows to operating activities
Loss for the period		(246,386)	(205,221)
Depreciation of property, plant and equipment	7	29,152	28,980
Amortisation of intangible assets	7	54,395	52,361
Impairment of intangible assets	7	1,527	0
Amortisation of financing fees		15,229	15,229
PIK interest and currency fluctuations		244,153	220,567
Changes in deferred taxes		(5,628)	3,043
Other changes		1,590	(370)

Working capital provided by operating activities		94,032	114,589

Changes in operating assets and liabilities:
Inventories, increase		(44,736)	(11,581)
Receivables, increase		(126,522)	(77,384)
Short-term liabilities, increase (decrease)		110,728	(65,327)

Changes in operating assets and liabilitites		(60,530)	(154,292)

Net cash provided (used) by operating activities		33,502	(39,703)

Cash flows to investing activities
Investments in intangible assets		(64,075)	(58,560)
Investments in property, plant and equipment		(25,543)	(38,770)
Proceeds from sale of property and equipment		1,102	4,092
Proceeds from sale of subsidiaries		88	15,987
Acquisition of subsidiaries and joint ventures net of cash acquired		(23,434)	(16,833)

Net cash used in investing activities		(111,862)	(94,084)

Cash flows from financing activities
Dividend paid to non-controlling interest		(820)	(773)
Proceeds from long-term borrowings net of direct cost		18,933	89,663
Changes in bank loans		(772)	(1,843)
Payments of finance lease obligations		(2,966)	(1,278)

Net cash provided by financing activities		14,375	85,769

Net change in cash and cash equivalents		(63,985)	(48,018)
Effects of foreign exchange adjustments on cash held		655	(1,799)
Cash and cash equivalents at beginning of year		104,387	87,687

Cash and equivalents at end of period		41,057	37,870

Other information
Interest paid		(44,329)	(35,357)
Income tax paid		(16,129)	(16,811)

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	6	Amounts are in thousands of Euro

Combined Condensed Interim Statement of Changes in Equity

for the period 1 January to 30 June 2012 and 2011

	Equity attributable to owners of the Combined Company
	Share capital, premium and other reserves	Accumulative deficit	Total	Non-controlling interest	Total equity
Balance at 1 January 2011	1,542,128	(3,215,809)	(1,673,681)	13,666	(1,660,015)

Translation difference	(63,378)		(63,378)	91	(63,287)
Defined benefit plan actuarial losses		207	207	0	207

Net income and expenses recognised directly in equity	(63,378)	207	(63,171)	91	(63,080)

Loss of the period		(205,167)	(205,167)	(54)	(205,221)

Total comprehensive loss for the period	(63,378)	(204,960)	(268,338)	37	(268,301)

Dividends paid to non-controlling interest			0	(773)	(773)

Balance at 30 June 2011	1,478,750	(3,420,769)	(1,942,019)	12,930	(1,929,089)

Balance at 1 January 2012	1,540,872	(3,672,794)	(2,131,922)	13,831	(2,118,091)

Translation difference	35,209		35,209	(473)	34,736

Net income and expenses recognised directly in equity	35,209	0	35,209	(473)	34,736

Loss of the period		(245,714)	(245,714)	(672)	(246,386)

Total comprehensive loss for the period	35,209	(245,714)	(210,505)	(1,145)	(211,650)

Dividends paid to non-controlling interest			0	(820)	(820)

Balance at 30 June 2012	1,576,081	(3,918,508)	(2,342,427)	11,866	(2,330,561)

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	7	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

1.	Description of business

On April 25, 2012, Actavis Acquisition Debt S.à r.l. (“Actavis”) entered into a definitive Purchase Agreement with Watson Pharmaceuticals Inc. to sell Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. (hereinafter referred to as the “Company”).

•	Actavis Pharma Holding 4 ehf. is a limited liability company incorporated and domiciled in Iceland; and

•	Actavis S.à r.l. is incorporated as a “Société à Responsabilité Limitée” under the laws of the Grand-Duchy of Luxembourg on 5th August, 2010.

These Combined Condensed Interim Financial Statements of the Company present the financial position and results of operations of these entities on a combined basis. These Combined Condensed Interim Financial Statements were authorized for issuance on 13 September 2012 by the Board of Directors of the companies.

The Company specialises in the development, manufacturing and sale of generic pharmaceuticals in international markets and employs a total workforce of around 10,500 located in over 40 countries. The principal markets include USA, UK, Nordic countries, Russia, Ukraine and Spain. The Company’s research and development facilities are located in Iceland, Malta, Indonesia, Romania, Italy, Bulgaria and the United States. The Company maintains modern manufacturing and packaging facilities in Bulgaria, Iceland, India, Indonesia, Italy, Malta, Romania, Russia, Serbia, UK, Netherlands and USA. These plants produce a range of medicines in various formulations, including tablets, capsules, injectables, suppositories, sprays, steriles, powders, oral liquids and semi-solids.

Purchace Agreement with Watson Pharmaceuticals

The Purchase Agreement transaction between Actavis Acquisition Debt S.à r.l. and Watson Pharmaceuticals Inc. is currently being reviewed by regulators in the U.S. as well as by relevant jurisdictions in Europe. A number of the European jurisdictions have already cleared the transaction. Current indications are that the anticipated closing of the transaction in the fourth quarter of 2012 is still feasible. In the meantime, the two companies continue to operate separately.

Under the terms of the Purchase Agreement, Watson will acquire Actavis for approximately EUR 4.25 billion. The total consideration will include a cash payment of approximately EUR 4.15 billion, as well as the assumption of a maximum of EUR 100 million in revolver debt, which is to be repaid at closing. Actavis stakeholders could also receive additional consideration, contingent upon the company achieving negotiated levels of 2012 results. The contingent payment, if fully earned would result in the delivery of up to 5.5 million shares of Watson common stock. This contingent payment was valued during the negotiations at EUR 250 million, based on a per share price of $60, using a Euro to U.S. dollar exchange rate of $1.32. The shares granted, if any, would be issued in 2013.

2.	Basis of preparation

These Combined Condensed Interim Financial Statements have been prepared in accordance with IAS 34 Interim Financial Reporting and do not include all of the information required for full annual financial statements. The Combined Condensed Interim Financial Statements have been prepared on a historical cost basis, except for derivatives which are valued at fair value and defined benefit obligations which are recognized as the present value of defined benefit obligations less the net total of the plan assets and less unrecognised past service cost.

These Combined Condensed Interim Financial Statements have been prepared from the Consolidated Financial Statements of Actavis Pharma Holding 4 ehf. together with the Financial Statements of Actavis S.à r.l. and reflect the cash flows, revenues, expenses, assets, and liabilities of these entities on a combined basis. During the period the Company operated as two legal entities each with separate shareholders’ equity. Owners’ Equity is therefore presented in lieu of combined shareholders’ equity representing the cumulative net investment by the combined shareholders of the Company.

Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. are both controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the companies. The ultimate controlling party of the combined company is Mr. Thor Bjorgolfsson.

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	8	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

During the period the Company was dependent on funding provided by third party investors to intermediate parent companies within the Actavis Equity S.à r.l. group. This funding was made available to the Company through related party loan agreements between subsidiaries of the Company and various intermediate parent companies. In the period under review the loans were reclassified from non-current to current liabilities to reflect the fact that the maturity date, 30 June 2013, is within the next 12 months. The Company’s projected cash flow are sufficient to cover the interest payments on these related party loan agreements until the maturity date but will not be sufficient to cover the repayment of the debt on that date. The financial statements have been prepared on a going concern basis since, following the announcement of the acquisition of the Company’s shares by Watson Pharmaceutical Inc. discussed in Note 1 above, the Company expects to achieve a refinancing or an alternative financing solution before the debt matures.

The key risks in respect of the going concern assumption are therefore that either:

•	The transaction does not complete; or

•	If the transaction does not complete management are not able to achieve an alternative financing solution.

Given the current status of the progress regarding the conditions set out in the Purchase Agreement management considers that the risk of the remaining regulatory reviews not being successfully concluded and the Watson transaction not completing are highly unlikely. However, in the unlikely event that the transaction does not complete management is confident that it would be able to achieve an alternative financing solution before the debt matures. Should management not be able to achieve such a solution the Company may be unable to realise its assets and discharge its liabilities in the normal course of business.

A list of the entities included in the Combined Financial Statements including joint-ventures is presented in Notes 16 and 8. All significant inter-company transactions have been eliminated in the Combined Condensed Interim Financial Statements of the Company.

All amounts are presented in thousands of Euro, unless stated otherwise.

Estimates

The preparation of Interim Financial Statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates.

In preparing these Combined Condensed Interim Financial Statements, the significant judgements made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the Combined Financial Statements as at and for the year ended 31 December 2011.

Seasonality

The Company operates in an industry where significant seasonal or cyclical variations in total sales are not experienced during the financial year.

3.	Significant Accounting Policies

The accounting policies applied by the Company in these Combined Condensed Interim Financial Statements are the same as those applied by the Company in its Combined Financial Statements as at and for the year ended 31 December 2011.

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	9	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

4.	Exchange rates

The Company uses monthly averages of exchange rates to translate the results and cash flows of subsidiaries into Euro and period-end rates to translate their assets and liabilities. The currencies which most influence these translations, and the relevant exchange rates at period-end, were:

	30.6.2012	31.12.2011
Period end rates:
EUR/USD	1.2441	1.2963
EUR/RUB	41.1963	41.4079
EUR/RON	4.4508	4.2980
EUR/GBP	0.8017	0.8409
EUR/ISK	157.6387	158.7892

5.	Financial income and (expenses)

	2012 1.1. - 30.6.	2011 1.1. - 30.6.
Recognised in Income Statement

Interest income of bank deposits	778	275
Expected return on pension scheme assets	0	1
Other interest income	699	644

Total financial income	1,477	920

Financial expenses

Interest on obligations under finance leases	(1,254)	(920)
Interest on loans and borrowings	(34,551)	(33,959)
Interest rate swap designated at fair value through profit or loss	(2,595)	9,519
PIK interest on loans and borrowings	(246,482)	(223,302)
Amortisation of financing fees	(15,229)	(15,229)
Interest on pension obligation	(526)	(573)
Other interest expenses	(10,031)	(8,716)

Total financial expenses	(310,668)	(273,180)

Foreign exchange rate differences (net)	(6,298)	5,458

Net financial income and expense recognised Income Statement	(315,489)	(266,802)

Recognised in other comprehensive income

Foreign currency translation differences for foreign operations	34,736	(63,287)

Attributable to

Equity holders of the Combined Company	35,209	(63,378)
Non-controlling interest	(473)	91

Total recognised in other comprehensive income	34,736	(63,287)

6.	Income tax

The Company’s effective tax rate changed to a negative 22.9% from a negative 10.5%. The main reason for the increase is explained by different geographical build up of profit before taxes between the periods.

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	10	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

7.	Goodwill, Other Intangible Assets and Propert, Plant and Equipment

	Goodwill	Other intangible assets	Property, plant and equipment	Total
Cost
At 1 January 2011	3,982,229	1,413,365	812,351	6,207,945
Currency adjustments	1,167	17,251	(2,116)	16,302
Additions	0	149,817	86,901	236,718
Additions due to acquisition of subsidiary	6,311	0	8,452	14,763
Reclassified	0	31,885	(31,861)	24
Disposals	0	(10,371)	(42,067)	(52,438)

At 31 December 2011	3,989,707	1,601,947	831,660	6,423,314

At 1 January 2012	3,989,707	1,601,947	831,660	6,423,314
Currency adjustments	22,818	34,125	8,818	65,761
Additions	0	65,211	28,618	93,829
Reclassified	0	844	(1,860)	(1,016)
Disposals	0	(270)	(4,779)	(5,049)

At 30 June 2012	4,012,525	1,701,857	862,457	6,576,839

Accumulated depreciation and impairment losses
At 1 January 2011	1,112,973	637,807	319,010	2,069,790
Currency adjustments	0	7,432	(1,275)	6,157
Additions due to acquisition of subsidiary	0	0	5,397	5,397
Reclassified	0	21,753	(21,840)	(87)
Disposals	0	(8,035)	(37,551)	(45,586)
Amortisation and depreciation	0	104,231	55,704	159,935
Impairment losses	0	37,028	1,805	38,833

At 31 December 2011	1,112,973	800,216	321,250	2,234,439

Currency adjustments	0	17,245	3,929	21,174
Reclassified	0	1,319	(1,334)	(15)
Disposals	0	(152)	(3,980)	(4,132)
Amortisation and depreciation	0	54,395	29,143	83,538
Impairment losses	0	1,527	9	1,536

At 30 June 2012	1,112,973	874,550	349,017	2,336,540

Carrying amounts
At 1 January 2011	2,869,256	775,558	493,341	4,138,155

At 31 December 2011	2,876,734	801,731	510,410	4,188,875

At 30 June 2012	2,899,552	827,307	513,440	4,240,299

Depreciation and impairment losses, classified by operational category, are shown in the following schedule:

	2012 1.1. - 30.6.	2011 1.1. - 30.6.
Cost of goods sold	18,980	17,870
Sales and marketing expenses	9,042	8,990
General and administrative expenses	8,681	7,616
Research and development expenses	48,371	46,865

	85,074	81,341

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	11	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

8.	Investments in equity accounted investees

Actavis and Bioton announced on 30 January 2012 that they had formed a joint venture company, Actavis Bioton GmbH, for the development and registration of insulins, including analogue insulins. Within the framework of the joint-venture, Bioton will be responsible for the development and manufacture of insulin products, while Actavis will be granted an exclusive licence to commercialise those products under the Actavis brand throughout the European Union and the United States of America, as well as in Albania, Bosnia & Herzegovina, Croatia, Iceland, Japan, Kosovo, Lichtenstein, Macedonia, Montenegro, Norway, Serbia and Switzerland. In Poland, both companies will offer the insulin products under their respective brands, Bioton being a Polish company. Actavis has agreed to pay to Bioton an aggregate amount of up to EUR 55.5 million, of which EUR 22.25 million was paid on 30 January 2012. The remainder, EUR 33.25 million, will be paid in instalments in accordance with agreed milestones relating to the registration process involving recombinant human insulin (RHI). Management estimates that the milestone payments will be paid in full and a corresponding discounted liability has been recognised in the Combined Condensed Interim Financial Statements.

Accumulated unrecognised losses, which the Company had no obligation to at year-end 2011, in the amount of EUR 376 thousand were expensed in the Income Statement following a capital increase in Actavis ASKA K.K. in March.

Carrying amount comprises:	30.6.2012	31.12.2011
Actavis ASKA K.K., Japan	1,273	482
Actavis Bioton GmbH, Switzerland	54,312	0

	55,585	482

9.	Trade and other receivables

	30.6.2012	31.12.2011
Trade receivables	512,367	389,897
Receivables from Parent companies	2,373	1,422
Other receivables	140,979	126,938
Allowances for doubtful accounts	(29,728)	(27,848)

	625,991	490,409

Non-current	11,761	14,103
Current	614,230	476,306

	625,991	490,409

10.	Loans from Parent company

	Currency	Interest	Year of maturity	Carrying amount
Balance at 1 January 2012				6,570,696

New issues
Revolver funding from Parent company	EUR	Floating	2013	45,000
Revolver funding from Parent company	USD	Floating	2013	6,572
PIK interest	EUR	Floating	2013	246,482

Repayments
Revolver funding from Parent company	EUR	Floating	2013	(18,000)
Revolver funding from Parent company	USD	Floating	2013	(14,097)

Other movements
Other			—	28,591

Balance at 30 June 2012				6,865,244

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	12	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

Maturity dates of loans are 30 June 2013. However, if the company has entered into an unconditional sale agreement by that date, the facility could be extended to the later of the final completion date or 30 June 2014.

11.	Loans and borrowings

	Currency	Interest	Year of maturity	Carrying amount
Balance at 1 January 2012				2,513

Repayments
Secured bank loan	INR	Fixed	2012-2013	(753)

Balance at 30 June 2012				1,760

12.	Accounts payable and other liabilities

	30.6.2012	31.12.2011
Accounts payable	172,859	153,215
Payables to Parent companies	8,098	9,244
Other liabilities	456,197	358,297
Current maturities of other long term liabilities	4,865	8,106

	642,019	528,862

Non-current	43,099	14,427
Current	598,920	514,435

	642,019	528,862

13.	Provisions

	Restructuring	Legal	Other	Total
At 1 January 2011	21,433	200,647	8,599	230,679
Reclassified	0	(275)	(582)	(857)
Additional provision during the period	11,313	1,725	3,935	16,973
Utilisation of provision	(11,970)	(85,461)	(2,235)	(99,666)
Discounting of provisions	0	(18,242)	0	(18,242)
Unwinding of discounting	0	8,179	0	8,179
Exchange difference	105	1,177	(68)	1,214

At 31 December 2011	20,881	107,750	9,649	138,280

At 1 January 2012	20,881	107,750	9,649	138,280
Reclassified	0	0	(596)	(596)
Additional provision during the period	8,698	80	298	9,076
Utilisation of provision	(6,777)	(7,283)	(1,396)	(15,456)
Unwinding of discounting	0	2,446	0	2,446
Exchange difference	252	4,169	41	4,462

At 30 June 2012	23,054	107,162	7,996	138,212

			30.6.2012	31.12.2011
Long term provisions			80,078	77,768
Short term provisions			58,134	60,512

			138,212	138,280

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	13	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

14.	Contingent liabilities

Two of the Company’s US subsidiaries, Actavis Elizabeth LLC and Actavis MidAtlantic LLC, are among a large number of drug companies that have been sued in cases alleging fraudulent pricing practices. Elizabeth LLC and Actavis MidAtlantic LLC are parties to a case brought on behalf of the State of Wisconsin. The main allegation in this case is that the defendants caused the State to overpay pharmacies and other providers for prescription drugs under the State Medicaid Program by inflating the reported Average Wholesale Price or Wholesale Acquisition Cost. At this juncture, this case has not yet reached the point of adjudicating the merits of the claims against the Actavis entities. Similar actions, brought by the States of Kentucky, Texas, Alabama, Louisiana, Iowa, Kansas, Oklahoma, Utah, Mississippi, South Carolina, Illinois, Florida, New York and the various Counties of the City of New York and by the United States government through a private relator have been settled by Actavis for USD 256.9 million, USD 115.5 million of which was paid in 2011, USD 8.7 million of which was paid in 1H 2012, USD 51 million of which is payable during the remaining of 2012, USD 41.4 million in 2013, USD 35.1 million in 2014 and USD 5.2 million in 2015.

Pfizer was involved in patent litigation against Actavis Elizabeth LLC (previously Purepac Pharmaceutical Co.) and had alleged patent infringement based on Actavis Elizabeth LLC’s sale of Gabapentin capsules and tablets. Actavis Elizabeth LLC succeeded in a first-instance summary judgement decision before the district court of New Jersey. The judge ruled that Pfizer was not able to establish that the Actavis Elizabeth LLC Gabapentin product infringed the patent. This decision was reversed by the Federal Circuit Court of Appeals who remanded the matter back to the district court for a full trial on the merits. A trial started in May 2011, but the case was settled by the parties out of court on 31 May 2011.

Actavis is involved in a number of patent litigation cases which is usual for the industry and in some instances the products concerned are sold on the market even when there has been no final resolution of the patent situation.

Furthermore there are some ongoing product liability suits in USA. In most of the cases, Actavis has product liability insurance that indemnifies the company against any legal costs and/or claims connected with these cases in excess of the applicable deductible.

15.	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on combination and are not disclosed in this note. Details of transactions between the Company and other related parties are disclosed below.

Parent and ultimate controlling party

The combined companies, Actavis Pharma Holding 4 ehf. and Actavis S.à r.l., are controlled by Actavis Acquisition Debt S.à r.l. which fully owns the shares of the companies. The ultimate controlling party of the combined Company is Mr. Thor Bjorgolfsson.

During the period interest expense to related Parent companies amounted to EUR 281,041 thousand (1.1.—30.6.2011: EUR 257,261 thousand).

Transactions and balances with other related parties

There have been no transactions and balances with other related parties.

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	14	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

16.	Entities of the company

These Combined Interim Financial Statements include the following entities in addition to Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.:

Name of subsidiary	Location	Ownership	Principal activity
Actavis Australia Pty. Ltd	Australia	100%	Sales and Marketing
Actavis GmbH	Austria	100%	Sales and Marketing
Actavis do Brasil Serviços EM Mark. LTDA	Brazil	99%	Sales and Marketing
Actavis EAD	Bulgaria	100%	Holding company and S&M
Actavis Operations EOOD	Bulgaria	100%	Holding company
Balkanpharma Dubnitza AD	Bulgaria	98%	Production
Balkanpharma Sec. EOOD	Bulgaria	100%	Security services
Balkanpharma Troyan AD	Bulgaria	98%	Production
Opening Pharma Bulgaria EOOD	Bulgaria	100%	Business Development
Actavis (Foshan) Ph. Ltd.	China	90%	Production, S&M
Actavis Ltd.	Cyprus	100%	Holding company
Balkanpharma Healthc. Int.	Cyprus	100%	Sales and Marketing
Actavis CZ a.s.	Czech Rep.	100%	Sales and Marketing
Actavis A/S	Denmark	100%	Sales and Marketing
Actavis Nordic A/S	Denmark	100%	Business Support
Medis Danmark A/S	Denmark	100%	Third party sales
Colotech A/S	Denmark	88%	Research and Development
Actavis OY	Finland	100%	Sales and Marketing
Actavis France	France	100%	Sales and Marketing
Medís Pharma France	France	100%	Third party sales
Opening Pharma France	France	100%	Business Development
Actavis Deutschl. GmbH	Germany	100%	Sales and Marketing
Actavis Hold. Germ. GmbH	Germany	100%	Holding company
Actavis Management GmbH	Germany	100%	Administration
Medis Pharma GmbH	Germany	60%	Sales and Marketing
Actavis (China) Holding Ltd.	Hong Kong	100%	Holding company
Actavis Hungary Kft.	Hungary	100%	Sales and Marketing
Actavis eignarhaldsfelag ehf	Iceland	100%	Holding company
Actavis Group hf.	Iceland	100%	Holding company
Actavis Group PTC ehf.	Iceland	100%	Sales and Marketing
Actavis hf.	Iceland	100%	Production and S&M
Actavis Pharma Holding 5 ehf.	Iceland	100%	Holding company
Medis ehf.	Iceland	100%	Third party sales
Actavis Ph. Dev. Pvt. Ltd.	India	100%	Research and Development
Actavis Ph. Manuf. Pvt. Ltd.	India	100%	Production, S&M and R&D
Actavis Pharma Ltd.	India	100%	Research and Development
Lotus Laboratories Ltd	India	100%	Clinical Research Org.
PT Actavis Indonesia	Indonesia	100%	Production
Actavis Ireland Ltd.	Ireland	100%	Sales and Marketing
Medis Ltd.	Isle of Man	100%	Sales and Marketing
Actavis Italy S.p.A.	Italy	100%	Production and S&M
Actavis K.K.	Japan	100%	Sales and Marketing
UAB Actavis Baltic	Lithuania	100%	Sales and Marketing
Actavis Exp Int. Ltd	Malta	100%	Trading
Actavis International Ltd	Malta	100%	Trading
Actavis Ltd.	Malta	100%	Production, S&M and R&D
Actavis Malta Ltd.	Malta	100%	Trading
Actavis SA DE CV	Mexico	100%	Sales and Marketing
Actavis BV	Netherlands	100%	Sales and Marketing
Actavis Dutch Holding BV	Netherlands	100%	Holding company

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	15	Amounts are in thousands of Euro

Notes to the Combined Condensed Interim Financial Statements

Entities of the company, continued:

Name of subsidiary	Location	Ownership	Principal activity
Actavis Holding Asia BV	Netherlands	100%	Holding company
Actavis Holding BV	Netherlands	100%	Holding company
Actavis Holding CEE BV	Netherlands	100%	Holding company
Actavis Holding NWE BV	Netherlands	100%	Holding company
GM Invest BV	Netherlands	100%	Holding company
PharmaPack International B.V.	Netherlands	100%	Packaging
Actavis Norway A/S	Norway	100%	Sales and Marketing
Actavis Polska Sp.zoo	Poland	100%	Trading
Biovena Pharma Sp. z o.o.	Poland	100%	Sales and Marketing
Actavis SRL	Romania	100%	Distribution
Sindan Pharma SRL	Romania	100%	Production
LLC Actavis	Russia	100%	Sales and Marketing
Zio-Zdorovje	Russia	51%	Production, S&M and R&D
Actavis d.o.o. Belgrade	Serbia	100%	Sales and Marketing
Zdravlje AD	Serbia	73%	Production, S&M and R&D
Zdravlje Trade Leskovac	Serbia	100%	Sales and Marketing
Actavis (Asia Pacific) Pte. Ltd.	Singapore	100%	Sales and Marketing
Actavis s.r.o.	Slovakia	100%	Sales and Marketing
Actavis Spain S.A.	Spain	100%	Sales and Marketing
Actavis AB	Sweden	100%	Sales and Marketing
Actavis Holding A/B	Sweden	100%	Holding Company
Actavis Switzerland AG	Switzerland	100%	Sales and Marketing
Oncopharma AG	Switzerland	100%	Distribution
Actavis Istanbul Ilac Sanayive Ticaret Ltd. Sirk.	Turkey	100%	Sales and Marketing
Actavis İlaçlari Anonim Sirketi	Turkey	100%	Sales and Marketing
Actavis (MEEA) FZE	UAE	100%	Sales and Marketing
Actavis Holding UK II Ltd.	UK	100%	Holding company
Actavis Holdings UK Ltd.	UK	100%	Administration
Actavis UK Ltd.	UK	100%	Production, S&M and R&D
Actavis Ukraine LLC	Ukraine	100%	Sales and Marketing
Actavis Elizabeth LLC	USA	100%	Production, S&M and R&D
Actavis Inc.	USA	100%	Business Development
Actavis Kadian LLC	USA	100%	Holding company
Actavis Mid-Atlantic LLC	USA	100%	Production, S&M and R&D
Actavis South Atlantic LLC	USA	100%	S&M and R&D
Actavis Totowa LLC	USA	100%	Production, S&M and R&D

The immediate parent company of the combined company, Actvis Pharma Holding 4 ehf. and Actavis S.à r.l. is Actavis Acquisition Debt S.à r.l.

Actavis do Brazil Marketing Services LTDA in Brazil was founded in January 2012 and Actavis Sa DE DV in Mexico was incorporated in April 2012.

17.	Subsequent events

The Company has evaluated subsequent events through 13 September 2012 and there were no events that impacted or required additional disclosure to the Combined Condensed Interim Financial Statements.

Combined Condensed Interim Financial Statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. 30 June 2012 and 2011	16	Amounts are in thousands of Euro